EXHIBIT 99.2

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF NEW JERSEY

Caption in compliance with D.N.J. LBR 9004-2(c)

McCARTER & ENGLISH, LLP

Charles A. Stanziale, Jr.

Joseph Lubertazzi, Jr.

Lisa S. Bonsall

Jeffrey T. Testa

Four Gateway Center

100 Mulberry Street

Newark, NJ 07102

Telephone: (973) 622-4444

Facsimile: (973) 624-7070

Email: cstanziale@mccarter.com

jlubertazzi@mccarter.com

lbonsall@mccarter.com

jtesta@mccarter.com

Counsel for Debtors and Debtors in Possession

WEIL, GOTSHAL & MANGES LLP

Michael F. Walsh

Philip Rosen

Ted S. Waksman

767 Fifth Avenue

New York, NY 10153

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

Email:  michael.walsh@weil.com

philip.rosen@weil.com

ted.waksman@weil.com

Co-Counsel for Debtors and Debtors in Possession

In re: TCI 2 HOLDINGS, LLC, et al., Debtors.	Chapter 11 Case No.: 09-13654(JHW) (Jointly Administered)

DISCLOSURE STATEMENT FOR DEBTORS’ JOINT

PLAN UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Page

I.	Introduction	1
II.	Treatment of Holders of Claims and Equity Interests Under the Plan	3
A.	Overview and Summary of the Plan	3
B.	Summary of Classification and Treatment	4
C.	Description of Unclassified Claims	4
D.	Description of Classified Claims	5
1.	Other Priority Claims (Class 1A-1J)	5
2.	Other Secured Claims (Class 2A-2J)	5
3.	First Lien Lender Claims (Class 3A-3J)	5
4.	Second Lien Note Claims (Class 4A-4E)	5
5.	Intercompany Claims (Class 5)	6
6.	Section 510(b) Claims (Class 6)	6
7.	General Unsecured Claims of the Debtors (Class 7)	6
8.	Equity Interests in TER (Class 8)	6
9.	Equity Interests in TER Holdings (Class 9)	6
10.	Subsidiary Equity Interests (Class 10)	6
III.	Transactions to be Consummated Under the Plan and Certain Corporate and Securities Laws Matters		7
	A.	Restructuring Transactions	7
1.	The Purchase Agreement	7
2.	The Amended and Restated Credit Agreement	8
3.	The Issuance of New Common Stock	8
B.	Conditions Precedent	8
C.	Corporate Action	9
D.	Securities Law Matters	9
IV.	Voting Procedures and Requirements	10
A.	Vote Required for Acceptance by a Class	10
B.	Classes Not Entitled to Vote	10
C.	Voting	10
V.	Financial Information, Projections, Efforts to Obtain Investments, and Valuation Analysis		11
	A.	Introduction	11
B.	Operating Performance	11
C.	Projections	12
1.	Unaudited Projected Statement of Operations	14

i

(continued)

Page

2.	Unaudited Projected Balance Sheets	15
3.	Unaudited Projected Cash Flow Statements	16
4.	Notes to Statement of Operations	17
(i)	Approach	17
(ii)	Revenues	17
(iii)	Costs and Expenses	17
(iv)	Interest Expense	18
(v)	Income Taxes	18
5.	Notes to Balance Sheets and Cash Flow Statements	18
D.	Marketing Efforts	19
E.	Valuation	20
1.	Introduction	20
2.	Total Enterprise Value	21
(i)	Description of Approach	21
(ii)	Valuation Implications of Marina	22
VI.	General Information	23
A.	Description of Debtors	23
1.	Corporate Structure and Business	23
2.	History and Prior Bankruptcy Proceedings	24
B.	Prepetition Capital Structure of the Debtors	25
C.	Events Leading to the Commencement of the Chapter 11 Cases	25
1.	Competition	26
2.	Regulatory and Licensing	26
3.	Default Under the Second Lien Notes and Negotiations with Noteholder Advisors	27
4.	Pending Sale of the Trump Marina Casino	28
VII.	Governance	28
A.	Current Board of Directors, Management and Executive Compensation	28
B.	Board of Directors of New General Partner	28
C.	Officers of Reorganized TER	28
D.	Continued Corporate Existence	29
VIII.	Other Aspects of the Plan	30
A.	Distributions	30
1.	Timing and Conditions of Distributions	30

ii

(continued)

Page

(i)	Distribution Record Date	30
(ii)	Postpetition Interest on Claims	30
(iii)	Date of Distributions	30
(iv)	Disbursing Agent	30
(v)	Powers of Disbursing Agent	30
(vi)	Surrender of Instruments	30
(vii)	Delivery of Distributions	31
(viii)	Manner of Payment Under the Plan	31
(ix)	Fractional Shares	31
(x)	Setoffs	31
(xi)	Distributions After the Effective Date	32
(xii)	Allocations of Principal Between Principal and Interest	32
2.	Procedures for Treating Disputed Claims Under the Plan	32
(i)	Disputed Claims	32
(ii)	Distributions Relating to Disputed Claims	32
(iii)	Distributions after Allowance	32
(iv)	Estimation of Claims	33
(v)	Objections to Claims	33
(vi)	Payments and Distributions with Respect to Disputed Claims	33
(vii)	Preservation of Rights to Settle Claims	33
(viii)	Disallowed Claims	33
B.	Treatment of Executory Contracts and Unexpired Leases	33
1.	Contracts and Leases Not Expressly Rejected Are Assumed	34
2.	Cure of Defaults	34
3.	Rejection Claims	35
4.	Assignment	35
5.	Survival of the Debtors’ Indemnification Claims	35
6.	Assumption of Trademark License Agreement	35
7.	Insurance Policies	35
8.	Casino Property Leases	36
C.	Effect of Confirmation	36
1.	Vesting of Assets	36
2	Discharge of Claims and Termination of Equity Interests	36
3	Term of Injunctions or Stays	37

iii

(continued)

Page

4.	Exculpation	37
5.	Mutual Releases	37
6.	Injunction Related to Releases	38
7.	Survival of Indemnification	38
8.	Retention of Causes of Action/Reservation of Rights	38
D.	Miscellaneous Provisions	39
IX.	CERTAIN RISK FACTORS TO BE CONSIDERED	39
A.	Certain Bankruptcy Considerations	39
B.	Risks to Recovery By Holders of First Lien Lender Claims and Equity Interests of TER Holdings		40
	1.	Variances from Projections	40
2.	Unforeseen Events	40
	3.	Other Risks	40
C.	Reorganized TER May Fail to Meet All Conditions Precedent to the Purchase Agreement and Amended and Restated Credit Agreement		40
X.	Confirmation of the Plan	41
A.	Confirmation Hearing	41
B.	General Requirements of Section 1129	41
C.	Best Interests Test	42
D.	Liquidation Analysis	42
E.	Feasibility	42
F.	Section 1129(b)	43
1.	No Unfair Discrimination	43
2.	Fair and Equitable Test	43
XI.	Alternatives to Confirmation and Consummation of this Plan	44
A.	Liquidation Under Chapter 7	44
B.	Alternative Plan	45
XII.	Certain Federal Income Tax Consequences of the Plan	45
A.	U.S. Federal Income Tax Consequences to the Debtors	46
1.	Cancellation of Indebtedness and Reduction of Tax Attributes	46
2.	Section 328 Limitations on NOLs	47
3.	Alternative Minimum Tax	48
B.	U.S. Federal Income Tax Consequences to U.S. Holders	49
1.	Modification of First Lien Lender Claims	49
2.	Ownership and Disposition of the Modified First Lien Loans	51

iv

(continued)

Page

3.	Backup Withholding and Information Reporting	53
4.	Reportable Transactions	53
XIII.	Conclusion	55

Exhibit A: Plan of Reorganization

Exhibit B: Purchase Agreement

Exhibit C: Terms of Amended and Restated Credit Agreement

Exhibit D: Annual Report on Form 10-K for the fiscal year ended December 31, 2008

Exhibit E: Quarterly Report on Form 10-Q for the quarter ended March 31, 2009

Exhibit F: Liquidation Analysis

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GLOSSARY

The terms in the following table are used in this Disclosure Statement and are the same as, or plain English summaries of, those used in the Plan. Please refer to the Plan for the complete definition of these terms. Capitalized terms used in this Disclosure Statement, and not otherwise defined herein, have the meaning ascribed to them in the Plan.

Administrative Agent	Beal Bank, as administrative agent, under the First Lien Credit Agreement.

Administrative Expense Claim	Any expense incurred after the commencement of Chapter 11 Cases and related to their administration or the operation of the Debtors’ business.

Agents	Means the Administrative Agent and Collateral Agent.

Amended and Restated Credit Agreement

Means that certain amended and restated First Lien Credit Agreement to be dated as of the Effective Date, among Reorganized TER Holdings, certain subsidiaries of Reorganized TER Holdings, as guarantors, the Administrative Agent and the First Lien Lenders, in the form attached as an exhibit to that certain commitment letter dated August 3, 2009 from Beal Bank and Beal Bank Nevada to TER Holdings (the “Beal Commitment Letter”).

Amended Organizational Documents

The amended and/or restated certificate of incorporation or formation, the amended and/or restated bylaws and/or such other applicable amended and/or restated organizational document (including any limited liability company operating agreement or partnership agreement) of Reorganized TER and Reorganized TER Holdings and of the other Reorganized Debtors, each in form and substance acceptable to the First Lien Lenders and Mr. Trump.

Bankruptcy Code	Title 11 of the United States Code.

Bankruptcy Court	The United States Bankruptcy Court for the District of New Jersey having jurisdiction over the Chapter 11 Cases.

Bankruptcy Rules	The Federal Rules of Bankruptcy Procedure.

BNAC	Means BNAC, Inc., a Texas corporation, and a direct or indirect wholly-owned subsidiary of Beal Bank Nevada.

Business Day	Any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required or permitted to close by law or executive order.

Chapter 11 Cases

The jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on February 17, 2009, in the Bankruptcy Court and styled In re TCI 2 Holdings, LLC, et al., 09-13654 (JHW) (Jointly Administered).

Class	Any group of claims or equity interests classified in the Plan.

Collateral Agent	Means Beal Bank, as collateral agent under the First Lien Credit Agreement.

Commencement Date	February 17, 2009.

Confirmation Date	Means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

Confirmation Order	Means the order of the Bankruptcy Court confirming the Plan as to each of the Debtors pursuant to section 1129 of the Bankruptcy Code.

Debtors

TCI 2; TER; TER Holdings; Trump Entertainment Resorts Funding, Inc.; Trump Entertainment Resorts Development Company, LLC; Trump Taj Mahal Associates, LLC, d/b/a Trump Taj Mahal Casino Resort; Trump Plaza Associates, LLC, d/b/a Trump Plaza Hotel and Casino; Trump Marina Associates, LLC, d/b/a Trump

Marina Hotel Casino; TER Management Co., LLC; and TER Development Co., LLC.

Debtor Subsidiaries	The Debtors, other than TER, TCI 2 and TER Holdings.

Disbursing Agent	Any entity (including any applicable Debtor if it acts in such capacity) in its capacity as a disbursing agent as set forth in the Plan.

Disclosure Statement	This document together with the annexed exhibits and schedules.

Disputed Claims

Any Claim which has not been Allowed pursuant to the Plan or a final order of the Bankruptcy Court, and:

(a) if no proof of claim has been filed by the applicable deadline: (i) a Claim that has been or hereafter is listed on the schedules as disputed, contingent or unliquidated; or (ii) a Claim that has been or hereafter is listed on the schedules as other than disputed, contingent or unliquidated, but as to which the Debtors or Reorganized Debtors or any other party in interest has interposed an objection or request for estimation which has not been withdrawn or determined by a final order of the Bankruptcy Court; or

(b) if a proof of claim or request for payment of an Administrative Expense Claim has been filed by the applicable deadline: (i) a Claim for which no corresponding Claim has been or hereafter is listed on the schedules; (ii) a Claim for which a corresponding Claim has been or hereafter is listed on the schedules as other than disputed, contingent or unliquidated, but the nature or amount of the Claim as asserted in the proof of claim varies from the nature and amount of such Claim as listed on the schedules; (iii) a Claim for which a corresponding Claim has been or hereafter is listed on the schedules as disputed, contingent or unliquidated; or (iv) a Claim for which a timely objection or request for estimation is interposed by the Debtors, the Reorganized Debtors or any other party in interest which has not been withdrawn or determined by a final order of the Bankruptcy Court.

Distribution Record Date	Five Business Days prior to the Confirmation Date.

Effective Date

Means a Business Day on or after the Confirmation Date selected by the Debtors on which the conditions to the effectiveness of the Plan specified in section 9 hereof have been satisfied or waived; provided, however, that: (a) the Effective Date shall be no later than (i) the First Closing Date (as defined in the Purchase Agreement) or (ii) the fifth Business Day after such conditions have been satisfied or waived; and (b) the day that follows consecutively and immediately after the Effective Date shall be a Business Day.

Equity Interests	Means any equity security (as defined in section 101(16) of the Bankruptcy Code) or general or limited partnership interest in any of the Debtors.

Escrow Agreement

Means that certain Escrow Agreement, dated as of the Effective Date, by and among Reorganized TER Holdings, BNAC, Inc., Mr. Trump, Newco, New General Partner and the Escrow Agent (as defined in the Escrow Agreement).

Final Cash Collateral Order

Means thatfinal order of the Bankruptcy Court (I) Authorizing Use of Cash Collateral Pursuant to Section 363 of Bankruptcy Code and (II) Providing Adequate Protection to Prepetition Secured Parties Pursuant to Sections 361, 362, 363, and 364 of Bankruptcy Code, entered by the Bankruptcy Court on March 23, 2009 (as amended, modified or supplemented from time to time).

First Closing Date	Shall have the meaning set forth in the Purchase Agreement.

ii

First Lien Credit Agreement

That certain Credit Agreement, dated as of December 21, 2007, among TER Holdings, as borrower, TER, as a guarantor, the subsidiary guarantors named therein, Beal Bank and Beal Bank Nevada, as lenders, and Beal Bank, as administrative and collateral agent, as amended by that certain First Amendment to Credit Agreement dated as of December 21, 2007, Second Amendment to Credit Agreement dated as of May 29, 2008, and Third Amendment to Credit Agreement dated as of October 28, 2008.

First Lien Lenders	Lenders under the First Lien Credit Agreement and any successors or assigns.

First Lien Lender Claim	Means any and all claims arising under or in connection with the First Lien Credit Agreement and all documents relating thereto.

First Lien Loan Documents	Means all Loan Documents (as defined in the First Lien Credit Agreement) and any other agreements and documents delivered pursuant thereto or in connection therewith.

General Unsecured Claim

Means any unsecured claim against any of the Debtors, including, without limitation, unpaid unsecured prepetition claims of vendors, provided, however, that the following claims shall not be “General Unsecured Claims”: (a) claims of the Debtors against each other; (b) First Lien Lender Claims; (c) Second Lien Note Claims; (d) Administrative Expense Claims; (e) claims entitled to priority; and (f) claims paid before the Effective Date in connection with that certain order entered by the Bankruptcy Court on or about February 20, 2009, authorizing the Debtors to pay certain prepetition claims of critical vendors and approving procedures related thereto.

Intercompany Claim	Means any Claim of a Debtor against another Debtor.

New Common Stock

Means 100 shares of common stock of Reorganized TER to be issued to Mr. Trump on the First Closing Date, which common stock shall represent all issued and outstanding capital stock of, and all other equity or ownership interests in, Reorganized TER on the First Closing Date.

New General Partner

Means a Nevada limited liability company to be formed, or caused to be formed, by BNAC and Mr. Trump prior to the First Closing Date for the purpose of serving as the new general partner of Reorganized TER Holdings on and after the Second Closing Date, (a) 50.01% of the beneficial ownership of which shall be held, directly or indirectly, by BNAC, and (b) 49.99% of the beneficial ownership of which shall be held, directly or indirectly, by Trump.

New Partnership Interests

Means the general or limited partnership interests in Reorganized TER Holdings authorized hereunder and to be adjusted or issued, as applicable, on the First Closing Date and the Second Closing Date in accordance with the terms of the Purchase Agreement.

Newco

Means a Nevada limited liability company to be formed, or caused to be formed, by BNAC and Mr. Trump prior to the First Closing Date to be a limited partner of Reorganized TER Holdings commencing on the Second Closing Date as provided herein, (a) 79% of the beneficial ownership of which shall be held, directly or indirectly, by BNAC, and (b) 21% of the beneficial ownership of which shall be held, directly or indirectly, by Trump.

Non-Debtor Released Parties	Means the Released Parties other than the Debtors and Reorganized Debtors.

Plan or Plan of Reorganization	The Debtors’ Joint Plan Under Chapter 11 of the Bankruptcy Code, attached hereto as Exhibit A.

Plan Filing Date	Means the first date that this Plan is filed with the Bankruptcy Court.

Plan Investor	Shall mean any party that contributes an equity investment to Reorganized TER

iii

Holdings pursuant to the Purchase Agreement.

Plan Supplement

A supplemental appendix to the Plan containing, among other things, forms of the (i) Amended and Restated Credit Agreement, (ii) Amended Organizational Documents for Reorganized TER and Reorganized TER Holdings, (iii) the Purchase Agreement, (iv) the Escrow Agreement, and (v) Confirmation Order that will be filed with the Bankruptcy Court no later than 10 calendar days prior to the deadline set to file objections to confirmation of the Plan.

Purchase Agreement

Means that certain purchase agreement, dated as of August 3, 2009, by and among TER, TER Holdings, BNAC, and Mr. Trump under which BNAC, and Mr. Trump have each committed to contribute to Reorganized TER Holdings $50,010,000 for BNAC and $49,990,000 for Mr. Trump, subject to the terms and conditions set forth in the Plan.

Released Parties

Means each of the Debtors, the Reorganized Debtors, the First Lien Lenders, the Agents, Mr. Trump, Ivanka M. Trump and each of their respective direct or indirect subsidiaries, current and former officers and directors, members, employees, agents, representatives, financial advisors, professionals, accountants and attorneys and all of their predecessors, successors and assigns.

Reorganized Debtors	The Debtors, as reorganized on the Effective Date in accordance with the terms of the Plan.

Reorganized Debtor Subsidiaries	Means all of the Debtor Subsidiaries, as reorganized on the Effective Date in accordance with the terms of the Plan.

Reorganized TER	TER, as reorganized on the Effective Date, in accordance with the terms of the Plan (including any successor corporation, partnership or limited liability company by merger).

Reorganized TER Holdings	TER Holdings, as reorganized on the Effective Date, in accordance with the terms of the Plan (including any successor corporation, partnership or limited liability company by merger).

SEC	The Securities and Exchange Commission.

Second Closing Date	Has the meaning set forth in the Purchase Agreement, and which will occur on the day after the First Closing Date.

Second Lien Notes	The Debtors’ 8-1/2% Senior Secured Notes due 2015.

Second Lien Note Claims

Means all Claims arising under or in connection with (i) the Second Lien Notes and (ii) that certain indenture governing the Second Lien Notes, dated as of May 20, 2005, by and among TER Holdings and TER Funding, as issuers, the guarantors named therein, and U.S. Bank, National Association, as indenture trustee, including Claims arising under guaranties of the Second Lien Notes by Trump Marina Associates, LLC, Development Co., LLC, Trump Plaza Associates, LLC, and Trump Taj Mahal Associates, LLC.

Subsidiary Equity Interests	The equity interests in the Debtor Subsidiaries.

Securities Act	The Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

Tax Code	Title 26 of the United States Code.

TCI 2	TCI 2 Holdings, LLC, a Delaware limited liability company.

TER	Trump Entertainment Resorts, Inc., a Delaware corporation.

TER Holdings	Trump Entertainment Resorts Holdings, L.P., a Delaware limited partnership.

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Voting Agent	Means Weil, Gotshal & Manges LLP, co-counsel for the Debtors and Debtors in Possession. See Section I of this Disclosure Statement for contact information.

Voting Deadline	September 25, 2009 at 10:00 a.m. (New York City time) is the deadline for the actual receipt of ballots to accept or reject the Plan.

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I.

Introduction

The Debtors are soliciting votes to accept or reject the Plan, a copy of which is annexed as Exhibit A to this Disclosure Statement. Please refer to the preceding Glossary for definitions of most of the capitalized terms used in this Disclosure Statement. Some terms that are used only in a specific section may be defined in that section. Some technical terms may be defined in the Plan.

The purpose of the Disclosure Statement is to provide information of a kind and in sufficient detail to enable the creditors of the Debtors who are entitled to vote on the Plan to make an informed decision on whether to accept or reject the Plan. In summary, this Disclosure Statement includes or describes:

Section	Summary of Contents
II	• the treatment of creditors and stockholders of the Debtors under the Plan
III	• the transactions to be consummated under the Plan • certain corporate and securities laws matters
IV	• which parties in interest are entitled to vote • how to vote to accept or reject the Plan
V	• selected historical financial information • projected pro forma balance sheets and financial performance • valuation information
VI	• the business of the Debtors • the capital structure of the Debtors • why the Debtors commenced the Chapter 11 Cases
VII	• directors and officers of the Reorganized Debtors
VIII	• how distributions under the Plan will be made • how Disputed Claims will be resolved
IX	• certain factors creditors should consider before voting
X	• the procedure for confirming the Plan • a liquidation analysis
XI	• alternatives to the Plan
XII	• certain tax consequences

1

Please note that if there is any inconsistency between the Plan (including the attached exhibits and any supplements to the Plan) and the descriptions in this Disclosure Statement, the terms of the Plan (and the attached exhibits and any supplements to the Plan) will govern.

This Disclosure Statement and the Plan are the only materials that should be used to determine whether to vote to accept or reject the Plan.

The deadline to vote to accept or reject the Plan is September 25, 2009 at 10:00 a.m. (New York City time) To be counted, your ballot must be actually received by the Voting Agent by this deadline. If your vote is received by the Voting Agent after the Voting Deadline, the Debtors, in their sole discretion, will decide whether your vote is counted.

The Plan was developed over several months and after extensive negotiations among the Debtors, the Debtors’ principal creditor constituencies, and Donald J. Trump (hereinafter “Mr. Trump”). The Debtors believe that approval of the Plan presents the best chance for the Debtors’ successful emergence from chapter 11.

Recommendation: The Debtors urge creditors to vote to accept the Plan.

Additional copies of this Disclosure Statement are available upon request made to the Voting Agent, at the following address:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn: Michael F. Walsh, Esq.

Ted. S. Waksman, Esq.

Tel: (212) 310-8000

Fax: (212) 310-8001

Co-Counsel for the Debtors and Debtors in Possession

The Bankruptcy Code provides that only creditors who vote on the Plan will be counted for purposes of determining whether the requisite acceptances have been attained. Failure to timely deliver a properly completed ballot by the Voting Deadline will constitute an abstention (i.e., will not be counted as either an acceptance or a rejection). Any improperly completed or late ballot will not be counted.

2

II.

Treatment of Holders of Claims and Equity Interests

Under the Plan

A.	Overview and Summary of the Plan

The Debtors have two principal prepetition creditor groups. The first group consists of Beal Bank and Beal Bank Nevada, whose claims are approximately $486 million and are secured by a first priority lien on substantially all the Debtors’ assets (the “First Lien Lender Claims”). The second group consists of holders of the Debtors’ 8-1/2% Senior Secured Notes due 2015 in the outstanding principal amount of $1.25 billion (the “Second Lien Note Claims”). These notes were issued in the Debtors prior chapter 11 case (pending in 2004-05) and were granted a second priority lien on the Debtors’ casino and hotel properties.

The Debtors believe that the value of their business operations is less than the amount of the First Lien Lender Claims. That means that there is no value available for the holders of the Second Lien Note Claims. The Debtors’ valuation conclusions are based on its own financial projections (described in Section V.C, below) and the efforts of Lazard Frères & Co., LLC (“Lazard”), the Debtors’ financial advisor, to sell some or all of the Debtors’ casino operations or properties (described in Section V.D, below).

In addition, the Debtors’ projections indicate that they need to modify the payment terms of the First Lien Lender Claims in order to avoid potential defaults in the future. Further, the Debtors need to raise additional capital to remain competitive in the Atlantic City gaming market.

Based on these circumstances, the Debtors are proposing the Plan the terms of which:

•

retains the First Lien Lender Claims, but modifies them materially to (i) extend repayment until December, 2020 (compared to the current maturity date of 2012), (ii) provide a below-market rate of interest, and (iii)  provide significant flexibility in the payment of cash interest;

•	provides no recovery to the holders of the Second Lien Note Claims;
•	provides no recovery to holders of General Unsecured Claims and Equity Interests; and
•

provides for an investment of $100 million from BNAC (an affiliate of a holder of First Lien Lender Claims) and Mr. Trump (one of the Debtors’ current creditors and an equity holder of TER) in exchange for issuing them all of the equity interests in the Reorganized TER and Reorganized TER Holdings.

3

B.	Summary of Classification and Treatment

The following table designates the Classes of claims against and equity interests in the Debtors and specifies which of those Classes are (i) impaired or unimpaired by the Plan, (ii) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (iii) deemed to reject the Plan. Classes designated with the letters A – J refer to Classes of Claims against each of the Debtors. The Classes designated 4A – 4E refer to Second Lien Note Claims against TER Holdings, Trump Marina Associates, LLC, TER Development Co., LLC, Trump Plaza Associates, LLC, and Trump Taj Mahal Associates, LLC.

Class	Designation	Treatment	Entitled to Vote	Estimated Recovery
1A-1J	Other Priority Claims	Unimpaired	No (deemed to accept)	100%
2A-2J	Other Secured Claims	Unimpaired	No (deemed to accept)	100%
3A-3J	First Lien Lender Claims	Impaired	Yes	94%[1]
4A-4E	Second Lien Note Claims	Impaired	No (deemed to reject)	No recovery
5A-5J	General Unsecured Claims	Impaired	No (deemed to reject)	No recovery
6	Intercompany Claims	Unimpaired	No (deemed to accept)	No recovery
7	Section 501(b) Claims	Impaired	No (deemed to reject)	No recovery
8	TER Equity Interests	Impaired	No (deemed to reject)	No recovery
9	TER Holdings Equity Interests	Impaired	No (deemed to reject)	No recovery
10	Subsidiary Equity Interests	Impaired	No (deemed to reject)	No recovery
C.	Description and Treatment of Unclassified Claims

Generally, the Plan provides for the payment in full of allowed (i) Administrative Expense Claims, (ii) claims for services rendered or reimbursement of expenses incurred by professionals under section 503(b) of the Bankruptcy Code and (iii) claims by taxing authorities that are entitled to priority under the Bankruptcy Code. The aggregate amount of these claims will depend, in part, on the length of the Chapter 11 Cases.

Allowed Administrative Expense Claims will either be paid in cash on the Effective Date or promptly after such claims become allowed. Administrative Expense Claims arising in the ordinary course of the Debtors’ business operations will be paid in the ordinary course. Delays in the case due to litigation, regulatory approvals, or unforeseen events could materially increase the amount of such claims.

_________________________

1  Recoveries to the holder of First Lien Lender Claims are subject to applicable dilution by Administrative Expense Claims, Compensation and Reimbursement Claims, Priority Tax Claims, Other Priority Claims and Other Secured Claims.

4

Allowed Priority Tax Claims will either be paid in cash on the Effective Date (or after such claims become allowed) or in equal annual payments over five (5) years, together with applicable interest. The Debtors estimate that the amount of such claims will be approximately $5,862,000. Such estimate does not include claims asserted by the State of New Jersey in the aggregate approximate amount of $29 million related to the New Jersey Alternative Minimum Assessment for Trump Taj Mahal Associates, LLC, Trump Marina Associates, LLC and Trump Plaza Associates, LLC for tax years 2002 through 2006 (the “NJ Tax Claims”). The Debtors dispute the validity, amount, priority and extent of the NJ Tax Claims and reserve all rights with respect thereto.  In addition, to the extent that any of the NJ Tax Claims are valid, the Debtors believe such claims are General Unsecured Claims.

D.	Description of Classified Claims
1.	Other Priority Claims (Class 1A through 1J).

All other allowed claims having priority under the Bankruptcy Code will be paid in cash in full.

2.	Other Secured Claims (Classes 2A through 2J).

Except to the extent a holder has agreed to different treatment, secured claims (other than First Lien Lender Claims, and Second Lien Note Claims) will either receive the collateral securing such claims, receive cash equal to the value of such collateral, or have such claims reinstated. Such Claims include, without limitation, secured claims arising under or in connection with capital equipment leases, judicial liens, mechanic’s liens and artisan’s liens. The Debtors estimate the total amount of such secured claims to be approximately $6,019,480.

3.	First Lien Lender Claims (Classes 3A through 3J).

The First Lien Lender Claims will be deemed allowed in the aggregate principal amount of $486,293,181.44. The First Lien Lenders will receive, in full satisfaction of the First Lien Lender Claims, the payment of interest and principal in accordance with the terms and conditions of the Amended and Restated Credit Agreement. The obligations of Reorganized TER Holdings and the Reorganized Debtor Subsidiaries under the Amended and Restated Credit Agreement shall be secured by all Prepetition First Priority Liens (as defined in the Final Cash Collateral Order) other than Prepetition First Priority Liens in property of TER and TCI 2 which shall be cancelled and extinguished in accordance with the Plan. In addition, the repayment terms of the First Lien Lender Claims will be materially modified to, among other things, extend the maturity by eight years to 2020 and reduce the interest rate. These and other covenant changes are contained in the Amended and Restated Credit Agreement, a copy of which will appear in a Plan Supplement.

4.	Second Lien Note Claims (Classes 4A through 4E).

The Second Lien Note Claims will be deemed allowed claims against TER Holdings and certain of its guarantor subsidiaries in an aggregate principal amount of $1.2 billion. These claims were originally secured by substantially the same property (other than current assets) that secures the First Lien Lender Claims. On the Commencement Date, however, the value of the property securing the Second Lien Notes Claims did not exceed the aggregate Allowed amount of the First Lien Claims and currently has a value less than the aggregate Allowed amount of the First Lien Lender Claims. Accordingly, the Second Lien Lender Claims are no longer “secured” claims for purposes of treatment under the Bankruptcy Code. The Second Lien Note Claims will not receive

5

any distribution of property under the Plan and such claims will be discharged as of the Effective Date.

5.	General Unsecured Claims of the Debtors (Classes 5A through 5J).

The Debtors estimate that the amount of General Unsecured Claims will be approximately $3,347,131.87. Most of the holders of General Unsecured Claims as of the Commencement Date have been previously paid as critical vendors pursuant to those orders of the Bankruptcy Court dated February 20, 2009 (Docket No. 58) and June 16, 2009 (Docket No. 399). The remaining holders of General Unsecured Claims will not receive or retain any distribution or payment under the Plan. On the Effective Date, all General Unsecured Claims will be discharged and extinguished.

6.	Intercompany Claims (Class 6).

On or after the Effective Date, all Intercompany Claims will, (i) at the option of Reorganized TER Holdings, subject to the consent of the New General Partner, (A) be preserved and reinstated, or (B) after setoff, be contributed on a net basis to the capital of the obligor, or (ii) with the mutual consent of both the obligor and the obligee (subject also to the consent of the New General Partner), be released, waived and discharged on and as of the Effective Date, provided, however, the (a) Intercompany Claims of TER or TCI 2 Holdings against Debtors other than TER and TCI 2 Holdings shall be released, waived and discharged unless otherwise agreed to in writing by BNAC and (b) holders of Intercompany Claims against Trump Marina Associates, LLC, TER Development Co., LLC, Trump Plaza Associates, LLC, and Trump Taj Mahal Associates, LLC shall not receive or retain any distribution or payment on account of such Claims.

7.	Section 510(b) Claims (Class 7).

Holders of Section 510(b) Claims shall not receive or retain any distribution or payment on account of such Section 510(b) Claim. On the Effective Date, all such Section 510(b) Claims shall be discharged and extinguished.

8.	Equity Interests in TER (Class 8).

The existing equity interests in TER will be cancelled.

9.	Equity Interests in TER Holdings (Class 9).

Holders of the existing equity interests in TER Holdings shall not receive or retain any distribution or payment on account of such equity interests.

10.	Subsidiary Equity Interests (Class 10).

The Subsidiary Equity Interests will be cancelled.

6

III.

Transactions to be Consummated Under the Plan and

Certain Corporate and Securities Laws Matters

A.	Restructuring Transactions
1.	The Purchase Agreement.

In addition to the treatment of creditors and equity interest holders specified above, the Plan provides for a capital contribution of $100 million directly or indirectly by BNAC, through Newco and General Partner, and Mr. Trump in Reorganized TER Holdings pursuant to the terms of the Purchase Agreement. As a result of such capital contributions, BNAC and Mr. Trump will own, directly or indirectly, all of the issued and outstanding equity interests in Reorganized TER Holdings, and, indirectly, all of the outstanding equity interests of the Debtor Subsidiaries. The Purchase Agreement, among other things, requires BNAC and Mr. Trump to make such contributions, subject to the terms and conditions set forth therein.

In consideration for the capital contribution by each of the Plan Investors in the Debtors, in accordance with the terms and conditions of the Purchase Agreement, the equity interests in TER Holdings will be allocated, as of the Second Closing Date, as follows:

▪	the terms of the existing Equity Interests of Reorganized TER and Ace Entertainment Holdings, Inc. will be adjusted as provided in the Purchase Agreement; and
▪	additional Equity Interests in Reorganized TER Holdings will be issued to Newco, New General Partner and Mr. Trump as provided in the Purchase Agreement.

The following is a summary of the equity ownership interests of the Reorganized TER Holdings immediately after the Second Closing Date as provided by the Purchase Agreement:

New General Partner:	1.0%
Mr. Trump:	35.329%
Newco:	62.671%
Ace	0.1%
Restructured TER	0.8%
TCI 2	0.1%

In addition, in connection with the Plan, all of the New Common Stock shall be issued to Mr. Trump and as a result, Mr. Trump will own all of the issued and outstanding shares of capital stock of Reorganized TER on the First Closing Date.

As a fundamental part of the restructuring Mr. Trump has agreed to provide additional marketing and other support to the Reorganized Debtors. This includes:

•

Mr. Trump entering into a Second Amended and Restated Trademark License Agreement, a Second Amended and Restated Trademark Security Agreement and a Value Enhancement Agreement, which grants a license to use the “Trump” name for use in gaming and certain related activities;

7

•

entering into new agreement in which he agrees to (i) refrain from conducting any casino business other than through Reorganized TER Holdings and (ii) offer and provide to Reorganized TER any and all investment, ownership, and management opportunities available to him in the gaming industry;

•	agreeing not to compete with Reorganized TER Holdings; and
•	providing additional services to Reorganized TER Holdings

As required by the Purchase Agreement, concurrently on the Effective Date all Subsidiary Equity Interests in existence on the Commencement Date shall be cancelled and replaced by new Subsidiary Equity Interests so as to maintain the legal existence and organizational structure of the Debtor Subsidiaries existing on the date immediately prior to the Effective Date. Maintenance of such structure is a requirement of the Purchase Agreement and does not represent a distribution of value on account of the Subsidiary Equity Interests in existence on the Commencement Date.

Pursuant to a Fifth Amended and Restated Agreement of Limited Partnership of TER Holdings to be entered into on the First Closing Date and subject to the terms of the Escrow Agreement, TER shall continue as the general partner of TER Holdings until the occurrence of the Second Closing, at which time, TER shall no longer be the general partner of TER Holdings and New General Partner shall be the sole general partner of Reorganized TER Holdings as of the Second Closing Date. Reorganized TER and TCI 2 are authorized to enter into the Fifth Amended and Restated Agreement of Limited Partnership of TER Holdings.

2.	The Amended and Restated Credit Agreement.

On the Effective Date, Reorganized TER Holdings and the Reorganized Debtor Subsidiaries that are parties to the Amended and Restated Credit Agreement and the other Loan Documents (as such term is defined in the Amended and Restated Credit Agreement) are authorized to execute and deliver such Loan Documents and grant the liens and security interests specified therein to and in favor of the Collateral Agent for the benefit of the First Lien Lenders.

3.	Issuance of New Common Stock.

In accordance with the terms of the Purchase Agreement, all of the New Common Stock shall be issued to Mr. Trump or his designees on the First Closing Date. As a result thereof, Mr. Trump or his designees shall own all issued and outstanding shares of capital stock of, and all other equity or ownership interests in, Reorganized TER on the First Closing Date.

Finally, except as otherwise specifically provided in the Plan, subject to the occurrence of the Effective Date, Mr. Trump has agreed to waive any and all claims he or his affiliates or relatives may have against the Debtors, including claims, if any, that are senior in priority to the claims of the First Lien Lenders.

B.	Conditions Precedent

The transactions described in Section III.A. above are subject to various conditions precedent, including:

•	a final non-appealable order approving the Plan, in form and content satisfactory to BNAC, the Agents, the First Lien Lenders, Mr. Trump and the Debtors being

8

entered by the Bankruptcy Court on or before the date that is one hundred and five (105) days past the Plan Filing Date;

•

that TER Holdings execute and deliver at the First Closing (as defined in the Purchase Agreement) a certificate regarding an interim closing of the books of TER Holdings for all periods ending in the year in which the First Closing Date occurs for purposes of determining and reporting the amount of all items of income, gain, loss and deduction of TER Holdings to be allocated for each such period;

•

if prior to the Effective Date, the Debtors have sold any of the collateral securing the First Lien Credit Agreement for cash, 100% of the net sale proceeds (after payment of customary closing costs approved by the First Lien Lenders) shall have been applied to reduce the outstanding balance under the First Lien Credit Agreement;

•	the Amended and Restated Credit Agreement being entered into pursuant to documents reasonably acceptable to the First Lien Lenders, TER Holdings and Reorganized TER;
•

the Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents necessary to implement the Plan and that are required by law, regulation or order; and

•	other customary conditions for the transactions described in Section III.A. above.
C.	Corporate Action

On the Effective Date, all matters provided for in the Plan that would otherwise require approval of the stockholders, directors, general or limited partners, or members of one or more of the Debtors or Reorganized Debtors, including without limitation, the authorization to (i) issue or cause to be issued the New Common Stock and the New Partnership Interests, and (ii) documents and agreements to be effectuated pursuant to the Plan, the election or appointment as the case may be, of directors and officers of the Reorganized Debtors pursuant to the Plan and the Amended Organizational Documents, and the qualification of each of the Reorganized Debtors as a foreign corporation or entity wherever the conduct of business by such entity requires such qualification shall be deemed to have occurred and shall be in effect from and after the pursuant to the applicable general corporation, limited partnership or limited liability company law of the states in which the Debtors or the Reorganized Debtors are organized, without any requirement of further action by the stockholders, directors, general or limited partners, or members of the Debtors or the Reorganized Debtors.

D.	Securities Law Matters

The issuance of the New Common Stock, the New Partnership Interests and interests in Reorganized TER and Reorganized TER Holdings is exempt from registration under the Securities Act pursuant to Section 4(2) thereof as a private placement.

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IV.

Voting Procedures and Requirements

Detailed voting instructions are provided with the ballot accompanying this Disclosure Statement. For purposes of the Plan, only Classes 3 and 4, which are comprised of the First Lien Lender Claims and guaranty claims under the First Lien Credit Agreement, respectively, are entitled to vote. If your claim is not in one of these Classes, you are not entitled to vote on the Plan and you will not receive a ballot with this Disclosure Statement. If your claim is in one of these Classes, you should read your ballot and follow the listed instructions carefully. Please use only the ballot that accompanies this Disclosure Statement.

IF YOU HAVE ANY QUESTIONS CONCERNING THE BALLOT, YOU MAY CONTACT THE VOTING AGENT AT WEIL, GOTSHAL & MANGES LLP, CO-COUNSEL FOR THE DEBTORS AND DEBTORS IN POSSESSION, 767 FIFTH AVENUE, NEW YORK, NEW YORK 10153, TEL: (212) 310-8000; FAX: (212) 310-8007 (ATTN: MICHAEL F. WALSH, ESQ. AND TED S. WAKSMAN, ESQ.)

A.	Vote Required for Acceptance by a Class

Under the Bankruptcy Code, acceptance of a Plan by creditors in a class of claims is determined by calculating the number and the amount of claims voting to accept, based on the actual total allowed claims voting. Acceptance by a class of creditors requires an affirmative vote of more than one-half of the total allowed claims voting and two-thirds in amount of the total allowed claims voting.

B.	Classes Not Entitled to Vote

Under the Bankruptcy Code, creditors are not entitled to vote on, and are deemed to have accepted, the Plan if their contractual rights are left unimpaired by the Plan. In addition, classes of claims or interests that are not entitled to receive property under the Plan are not entitled to vote on, and deemed not to have accepted the Plan. Based on this standard, for example, the holders of other priority claims are not being affected by the Plan and thus deemed to have accepted the Plan. Conversely, holders of equity interests in TER, for example, are not entitled to vote on, and are deemed not to have accepted, the Plan because they are not receiving any property under the Plan.

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C.	Voting

In order for your vote to be counted, your vote must be actually received by the Voting Agent at the following address before the Voting Deadline of 10:00 a.m., (Eastern Time), on September 25, 2009:

Voting Agent For Voting Classes 3A-3J:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn: Michael F. Walsh, Esq.

Ted S. Waksman, Esq.

Tel: (212) 310-8000

Fax: (212) 310-8001

Co-Counsel for the Debtors and Debtors in Possession

If your vote is received by the Voting Agent after the Voting Deadline, the Debtors, in their sole discretion will decide whether or not your vote will be counted.

If the instructions on your ballot require you to return the ballot to your bank, broker, or other nominee, or to their agent, you must deliver your ballot to them in sufficient time for them to process it and return it to the Voting Agent before the Voting Deadline. If a ballot is damaged or lost, you may contact the Voting Agent at the number set forth above. Any ballot that is executed and returned but which does not indicate an acceptance or rejection of the Plan will not be counted.

V.

Financial Information, Projections, Marketing Efforts, and Valuation Analysis

A.	Introduction

This section provides summary information concerning the recent financial performance of the Debtors, as well as projections for the remainder of fiscal year 2009, and fiscal years 2010 through 2013. This section also sets forth an estimate of a going concern valuation for the Debtors.

The Projections (as defined below) assume an Effective Date of November 1, 2009, with allowed claims treated in accordance the Plan. Expenses incurred as a result of the Chapter 11 Cases are assumed to be paid on the Effective Date. If the Debtors do not emerge from chapter 11 as currently scheduled, additional Administrative Expenses will be incurred until such time as a Plan is confirmed and becomes effective. These Administrative Expenses could significantly impact the Debtors’ cash flows.

Please refer to Section IX of this Disclosure Statement for a discussion of some of the factors that could have a material effect on the information provided in this section.

The estimates of value are not intended to reflect the values that may be attainable in public or private markets. They also are not intended to be appraisals or reflect the value that may be realized if assets are sold.

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B.	Operating Performance

The Debtors’ consolidated financial statements for the year ended December 31, 2008 are included in TER’s Annual Report on Form 10-K for the year ended December 31, 2008 (the “2008 Form 10-K”) and for the three months ended March 31, 2009 are included in TER’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009 (the “First Quarter Form 10-Q”), which are attached hereto as Exhibit D and Exhibit E, respectively.

C.	Projections

The following projected consolidated statements of operations, balance sheets and cash flows (the “Projections”) reflect the projected operations of the Debtors and include those of Trump Entertainment Resorts Holdings and its majority-owned subsidiaries (“TERH”). The following projections present results of operations at Trump Marina Hotel Casino (the “Trump Marina Casino”) as a discontinued operation within the projected statements of operations and the long-lived assets of Trump Marina Casino as assets held for sale on the projected balance sheets. The projections do not reflect a disposal of Trump Marina Casino in any of the years presented.

It is important to note that the Projections may differ from actual performance. The competitive environment facing the Debtors is highly dynamic and will likely be affected by a number of factors, including (i) potential competition from new projects due to open in the near future, previously postponed projects that could be revived and potential expanded gaming in neighboring jurisdictions outside New Jersey, (ii) promotional competition within Atlantic City and between Atlantic City and surrounding gaming markets, (iii) the potential for further deterioration of the macroeconomic environment – both in Atlantic City and generally, (iv) the impact of regulatory developments, including for example, the possible implementation of a complete smoking ban in Atlantic City casinos, and (v) potential regulatory changes in neighboring jurisdictions, including for example, the possible introduction of live table games in Delaware, New York and/or Pennsylvania. All of these factors make it particularly challenging to forecast future operating performance.

The Projections assume that the Plan will be confirmed and consummated in accordance with its terms. The Projections assume an effective date of the Plan of November 1, 2009, with allowed claims treated in accordance with the Plan. Expenses incurred as a result of the Chapter 11 Cases are assumed to be paid upon the effective date of the Plan. If the Debtors do not emerge from chapter 11 by November 1, 2009, as assumed for purposes of this analysis, additional bankruptcy expenses will be incurred until such time as a Plan is confirmed. These expenses could significantly impact the Debtors’ results of operations and cash flows.

The Projections make a number of key fundamental assumptions, including, without limitation, the following: (i) they make assumptions with respect to the potential competitive impact of slot facilities either newly-opened or expected to open in Pennsylvania, including Philadelphia; a racetrack with slot machines in New York; and the opening of a competitive facility in Atlantic City; (ii) other than the foregoing, they assume no other new competition or property closures; (iii) they assume implementation of future strategic operating initiatives to enhance profitability during non-peak periods; (iv) they assume a payment to the State of New Jersey during 2010 to settle disputed alternative minimum assessments plus accumulated interest for prior years; and (v) they assume that a total of $18 million of Atlantic City real estate tax credits will be utilized to reduce future cash property tax payments from 2010 to 2013.

The Projections should be read in conjunction with (i) the assumptions, qualifications and footnotes to the Projections set forth herein, (ii) the historical consolidated financial information

12

(including the notes and schedules thereto) and (iii) the unaudited actual results reported in the monthly operating reports of the Debtors. The Projections were prepared by management in mid-fiscal year 2009 and were prepared in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practice.

The Debtors do not, as a matter of course, publicly disclose projections as to their future revenues, earnings, or cash flow. Accordingly, neither the Debtors nor the Reorganized Debtors intend to update or otherwise revise the Projections to reflect circumstances existing since their preparation, the occurrence of unanticipated events, or changes in general economic or industry conditions, even in the event that any or all of the underlying assumptions are shown to be inaccurate.

The Projections were not prepared with a view toward complying with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants. The Projections are not presented in accordance with generally accepted accounting principals (“GAAP”). The Projections have not been compiled, or prepared for examination or review, by the Debtors’ independent auditors (who accordingly assume no responsibility for them).

While presented with numerical specificity, the Projections are based upon a variety of assumptions and are subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond the control of the Debtors. These assumptions were based, in part, on economic, competitive, and general business conditions prevailing at the time the Projections were developed, as well as management’s forecast for the Atlantic City gaming industry and anticipated future performance of the Debtors. Consequently, the inclusion of the Projections herein should not be regarded as a representation by the Debtors (or any other person) that the Projections will be realized, and actual results may vary materially from those presented below. The industry in which the Debtors compete is highly competitive and the Debtors’ results of operations may be significantly adversely affected by, among other things, changes in the competitive environment, increased state and local regulatory and licensing requirements, and general decline in the economy. Due to the fact that such Projections are subject to significant uncertainty and are based upon assumptions which may not prove to be accurate, neither the Debtors nor any other person assumes any responsibility for their accuracy or completeness.

The estimates of value included in the Projections are not intended to reflect the values that may be attainable in public or private markets. They also are not intended to be appraisals or reflect the values that may be realized if assets are sold.

TERH is expected to adopt “fresh start” reporting in accordance with GAAP. Fresh-start reporting requires that the reorganization value of Reorganized TERH be allocated to its assets and liabilities consistent with Statement of Financial Accounting Standards No. 141R, “Business Combinations” (SFAS No. 141R). The total enterprise value used in preparing the projected condensed consolidated balance sheets of Reorganized TERH was assumed to be $458 million. Based on this assumed enterprise value of $458 million and a capital contribution of $100 million, the partners’ capital of Reorganized TERH was assumed to be $100 million.

A fair market value analysis of the assets and liabilities of Reorganized TERH, as required for purposes of fresh-start accounting, has not been completed. The allocation of the reorganization value to individual assets and liabilities is therefore subject to change and could result in material differences to the allocated values estimated in these Projections.

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1.	Unaudited Projected Statement of Operations.
Trump Entertainment Resorts Holdings
Projected Condensed Consolidated Statement of Operations
(In Thousands)
(Unaudited)	Year Ending December 31,
	2009P	2010P	2011P	2012P	2013P

Revenues:
Gaming	$ 689,909	$ 698,404	$705,816	$ 659,106	$ 687,406
Rooms	80,330	84,105	87,982	85,772	89,578
Food and beverage	85,936	87,387	90,941	92,205	95,294
Other	33,234	33,793	34,931	36,573	37,725
	889,409	903,689	919,670	873,656	910,003
Less: promotionalallowances	(214,398)	(212,048)	(212,408)	(195,548)	(203,398)
Net revenues	675,011	691,641	707,262	678,108	706,605

Costs and expenses:
Gaming	318,738	322,663	326,087	314,723	324,799
Rooms	16,869	17,662	18,476	18,012	18,811
Food and beverage	39,960	40,635	42,288	42,875	44,312
General and administrative	212,385	211,102	210,852	211,494	210,412
Corporate expenses	18,767	12,905	13,099	13,295	13,494
Reorganization expense	34,677	-	-	-	-
	641,396	604,967	610,802	600,399	611,828
Adjusted EBITDA (1)	33,615	86,674	96,460	77,709	94,777

Depreciation and amortization	54,328	27,166	30,743	33,950	36,379
Intangible and other asset impairment charges	1,127,481	-	-	-	-
Cancellation of indebtedness income	(1,445,389)	-	-	-	-
Income from operations	297,195	59,508	65,717	43,759	58,398

Interest income	1,093	4,574	1,590	967	538
Interest expense	(166,155)	(42,140)	(41,717)	(41,293)	(40,523)
Other	379	-	-	-	-
(Loss) income before income taxes and discontinued operations	132,512	21,942	25,590	3,433	18,413
Income tax (expense) benefit	-	4,333	-	-	-
(Loss) income from continuing operations	132,512	26,276	25,590	3,433	18,413

Income (loss) from discontinued operations - Trump Marina:
Adjusted EBITDA	(5,702)	(5,583)	(5,589)	(10,458)	(8,470)
Marina deposit	15,196	-	-	-	-
Asset impairment charges	(204,672)	-	-	-	-
Interest (expense) income, net	(47)	-	-	-	-
Income (loss) from discontinued operations	(195,225)	(5,583)	(5,589)	(10,458)	(8,470)
Net (loss) income	$ (62,713)	$ 20,693	$20,001	$ (7,025)	$ 9,943

(1)	Reorganization expenses include the non-cash write-down of $14,432 of deferred financing costs associated with the Senior Notes and Credit Agreement.

(2)	Adjusted EBITDA is income from operations excluding depreciation and amortization, asset impairment charges, cancellation of indebtedness income and income related to the terminated Trump Marina Casino transaction. Adjusted EBITDA is not a GAAP measurement, but is commonly used in the gaming industry as a measure of performance and as a basis for the valuation of gaming companies. All companies do not calculate Adjusted EBITDA in the same manner; accordingly, Adjusted EBITDA presented herein may not be comparable to Adjusted EBITDA reported by other companies.

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2.	Unaudited Projected Balance Sheets ($ in thousands).

Trump Entertainment Resorts Holdings, L.P.
Projected Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31,
	2009P	2010P	2011P	2012P	2013P

Current assets:
Cash and cash equivalents	$ 155,018	$ 109,676	$ 90,412	$ 70,001	$ 71,730
Accounts receivable, net	41,356	41,356	41,356	41,356	41,356
Accounts receivable, other	5,381	5,381	5,381	5,381	5,381
Property taxes receivable	3,983	3,983	4,978	4,978	-
Inventories	5,147	5,147	5,147	5,147	5,147
Prepaid expenses and other current assets	17,251	17,251	17,251	17,251	17,251
Assets held for sale	23,500	23,500	23,500	23,500	23,500
Total current assets	251,636	206,294	188,025	167,614	164,365

Net property and equipment	380,320	407,486	429,725	439,007	432,268

Other assets:
Property taxes receivable	12,583	9,243	4,737	-	-
Other assets	87,895	95,264	102,691	109,571	116,733
Total other assets	100,478	104,507	107,428	109,571	116,733
Total assets	$ 732,434	$ 718,287	$ 725,178	$ 716,192	$ 713,366

Current liabilities:
Accounts payable	$ 32,740	$ 32,740	$ 32,740	$ 32,740	$ 32,740
Accrued payroll and related expenses	27,861	27,861	27,861	27,861	27,861
Self insurance reserves	14,857	14,857	14,857	14,857	14,857
Other current liabilities	31,795	31,795	31,795	31,795	31,795
Current maturities of long-term debt	4,840	4,840	4,840	4,840	4,840
Total current liabilities	112,093	112,093	112,093	112,093	112,093

Long-term debt:
Term Loan	479,185	474,345	469,505	467,544	454,775
Other	5,896	5,896	5,896	5,896	5,896
Total long-term debt	485,081	480,241	475,401	473,440	460,671

Other long-term liabilities	35,260	5,260	5,260	5,260	5,260

Partners' capital	100,000	120,693	132,424	125,399	135,342
Total liabilities and partners' capital	$ 732,434	$ 718,287	$ 725,178	$ 716,192	$ 713,366

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                 3.         Unaudited Projected Cash Flow Statements ($ in thousands).

Trump Entertainment Resorts Holdings, L.P.
Projected Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)	Year Ending December 31,
	2009P	2010P	2011P	2012P	2013P

CASH FROM OPERATING ACTIVITIES:
Net (loss) income	$(62,713)	$20,693	$ 20,001	$(7,025)	$ 9,943
Adjustments to reconcile net loss to net cash flows provided by operating activities:
Depreciation and amortization	54,328	27,166	30,743	33,950	36,379
Intangible and other asset impairment charges	1,332,153	-	-	-	-
Cancellation of indebtedness income	(1,445,389)	-	-	-	-
Amortization of deferred financing costs	470	-	-	-	-
Stock-based compensation expense	1,830	-	-	-	-
Accretion of interest income related to property tax settlement	(823)	(660)	(489)	(263)	(21)
Valuation allowance-CRDA investments	1,954	3,685	3,713	3,440	3,581
Provisions for losses on receivables	10,561	9,422	9,261	8,624	8,989
Income related to termination of Marina Agreement	(15,196)	-	-	-	-
Non-cash reorganization expense	14,432	-	-	-	-
Other	(214)	-	-	-	-
Changes in operating assets and liabilities:
Accounts receivable	(13,557)	(9,422)	(9,261)	(8,624)	(8,989)
Property tax receivable	4,000	4,000	4,000	5,000	5,000
Inventories	791	-	-	-	-
Other current assets	(204)	-	-	-	-
Other assets	(5,120)	-	-	-	-
Accounts payable	7,675	-	-	-	-
Accrued expenses	2,021	-	-	-	-
Accrued interest payable	124,970	-	-	-	-
Other current liabilities	(969)	-	-	-	-
Other long-term liabilities	(171)	(30,000)	-	-	-
Net cash flow provided by (used in) operating activities	10,829	24,884	57,968	35,102	54,882

CASH FLOW FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(35,159)	(54,332)	(52,982)	(43,232)	(29,641)
Purchase of CRDA investments	(11,216)	(11,054)	(11,140)	(10,320)	(10,743)
Decrease in restricted cash	2,807	-	-	-	-
Net cash provided by (used in) investing activities	(43,568)	(65,386)	(64,122)	(53,552)	(40,384)

CASH FLOW FROM FINANCING ACTIVITIES:
Repayment of term loans	(4,923)	(4,840)	(4,840)	(4,840)	(12,769)
Interest paid in kind	-	-	-	2,879	-
Increase (Decrease) in Other Debt	(36)	-	-	-	-
Partner contributions	100,000	-	-	-	-
Partner distributions	-	-	(8,270)	-	-
CRDA grant proceeds received	6,533	-	-	-	-
Net cash provided by (used in) financing activities	101,574	(4,840)	(13,110)	(1,961)	(12,769)

Net (decrease) increase in cash and equivalents	68,835	(45,342)	(19,264)	(20,411)	1,729
Cash and equivalents at beginning of period	86,183	155,018	109,676	90,412	70,001
Cash and equivalents at end of period	$ 155,018	$109,676	$ 90,412	$ 70,001	$ 71,730

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4.	Notes to Statement of Operations.

(i)	Approach.

The Projections consolidate the projected financial performance of TERH using an approach established by the Debtors’ management to forecast operating results. The statements of operations are based on assumptions with respect to overall Atlantic City market conditions as well as property-specific factors; including size of property, competitiveness of the physical plant, future projected capital expenditures, market position and each property’s location within Atlantic City.

The Projections were prepared by the Debtors’ management and consider the revenues and operating expenses of each individual property and forecasted capital expenditures. Each property’s financial projections were then aggregated with unallocated corporate expenses to develop the consolidated Projections.

(ii)	Revenues.

Gross revenues are revenues derived from casino, hotel, food and beverage, and other operations. Net revenues represent total gross revenues less promotional allowances, which include the retail value of accommodations, food and beverage and other services provided to casino patrons without charge (“complimentaries”) and other awards, such as cash coupons, rebates, cash complimentaries and refunds. The majority of the Debtors’ net revenues result from gaming revenues. The Debtors’ management projected its gaming revenues by forecasting overall Atlantic City gaming revenues based upon macroeconomic and Atlantic City market-specific conditions and the market share of the Debtors’ casino properties. The potential competitive impact of new properties in surrounding jurisdictions is also considered in the Projections.

(iii)	Costs and Expenses.

Gaming, rooms and food and beverage expenses represent the direct costs associated with, among other things, operating casinos, hotel rooms and suites, food and beverage outlets, and other operations. These direct operating costs primarily relate to payroll, and in the case of food and beverage operations, the cost of goods sold.

General and administrative expenses typically consist of utility costs, marketing and advertising, repairs and maintenance, insurance, property taxes and other general and administrative costs.

Corporate expenses consist of executive compensation (including stock-based compensation during 2009), professional fees and other general and administrative costs. Corporate expenses during 2010 through 2013 assume Reorganized TERH is a privately-held entity.

Reorganization expense reflects an estimate of costs and expenses expected to be incurred in connection with the Chapter 11 Cases and assume that the Plan will be effective as of November 1, 2009. Reorganization expenses include the non-cash write-down of $14,432 of deferred financing costs associated with the Senior Notes and Credit Agreement. If the Debtors do not emerge from chapter 11 by November 1, 2009, as assumed for purposes of the Projections, additional bankruptcy expenses will be incurred until such time as a Plan is confirmed. These expenses could significantly impact the Debtors’ results of operations and cash flows.

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(iv)	Interest Expense.

Interest expense reflects amounts incurred under the Amended and Restated Credit Agreement which would be entered into by and among the Debtors and Beal Bank. Interest expense was calculated using a LIBOR floor and an applicable margin of 5.75%.

(v)	Income Taxes.

The accompanying Projections do not include a provision for federal income taxes since Reorganized TERH is taxed as a partnership for federal income tax purposes. Therefore, Reorganized TERH’s income and losses are allocated and reported for federal income tax purposes by Reorganized TERH’s partners.

5.	Notes to Balance Sheets and Cash Flow Statements

The balance sheets reflect certain adjustments as a result of consummation of the Plan. Certain liabilities will be extinguished, while others will be adjusted in accordance with the Plan.

The Debtors have made adjustments to certain assets and liabilities to reflect the assumed equity value as of the Effective Date based on the assumed enterprise value. The effect of fresh start accounting, when implemented, may result in further adjustments to assets and liabilities to reflect the appropriate equity value. The preliminary fresh start accounting and reorganization adjustments have been prepared for illustrative purposes only. Actual adjustments could be materially different from those presented herein.

The Projections reflect the utilization of Atlantic City real estate tax credits to reduce future cash property tax payments as follows: 2009 - $4,000; 2010 - $4,000; 2011 - $4,000; 2012 - $5,000; and 2013 - $5,000.

The Projections include future deposits required to be made to the Casino Reinvestment Development Authority pursuant to the Casino Control Act and the related valuation allowance necessary to record the deposits at their estimated fair value.

The Projections assume a payment to the State of New Jersey during 2010 to settle disputed alternative minimum assessments plus accumulated interest for prior years.

The Projections reflect quarterly term loan repayments of 0.25% of the principal amount of all outstanding term loans on the Effective Date. Under the terms of the Amended and Restated Credit Agreement, the Debtors are required to use a portion of its Available Cash Flow to repay amounts outstanding under its term loan.

The Projections reflect the payment of estimated tax distributions which may be required to be made to the partners of Reorganized TERH pursuant to its partnership agreement. The Debtors continue to assess the tax implications of the Plan.

With respect to the Trump Taj Mahal Casino Resort (the “Trump Taj Mahal Resort”), projected capital expenditures include project-related capital expenditures that management believes are required to maintain market share in Atlantic City given the relative amenities and condition of other top-performing properties, as well as to remain competitive with surrounding regional competitors. These projects include minor casino floor renovations, technological

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enhancements on the casino floor, various restaurant-related renovations and improvements as well as a renovation of the spa and pool area. In addition, projected maintenance capital expenditures at the Trump Taj Mahal Resort include renovation of certain hotel rooms and hallways in the original Taj Tower as well as replacement of slot equipment and signage.

With respect to the Trump Plaza Hotel and Casino (“Trump Plaza Casino”) and Trump Marina Casino properties, projected capital expenditures are maintenance-related and relate to replacing/converting slot inventory and other gaming equipment beginning in 2010.

Projected capital expenditures also include certain shared services expenditures to enhance and maintain the Debtors’ information technology infrastructure.

D.	Marketing Efforts

Commencing in March 2009, Lazard began a comprehensive marketing effort to seek one or more investors in the Debtors. As part of this effort, Lazard contacted over 50 potential financial or strategic investors. Of those, only five (5) executed non-disclosure agreements and reviewed confidential information. To date, the marketing process has not resulted in the receipt of any bids. The paucity of bids reflects the challenging gaming market and the limited interest of prospective buyers in Atlantic City gaming properties. In particular, several prominent concerns were cited by parties that were contacted:

•	The magnitude of deferred maintenance at the Debtors’ properties and the need for additional ongoing capital investment to keep the Debtors’ properties competitive
•	The declining revenues in the Atlantic City gaming market
•	The declining EBITDA performance of the Debtors and the lack of any market indications that such performance will improve in the near term
•	Longer term concerns about the ability of the Atlantic City market to recover from the current economic downturn and the relative absence of new investment in Atlantic City
•

Significant existing competition, both from major competitors already operating in Atlantic City and from new competitors in surrounding markets, including the proliferation of gaming in neighboring jurisdictions (New York and Pennsylvania) and expanded gaming facilities in Connecticut

•	The threat of new competition, including new forms of gaming (e.g. table games in Pennsylvania, New York, and Delaware) and new facilities (Pennsylvania, New York, and Maryland)
•	The difficulty in raising new capital for gaming enterprises in Atlantic City
•	The existence of other, more attractive acquisition opportunities currently available in the gaming industry
•	Preference for new development opportunities (particularly in new, limited license, regional jurisdictions expected to provide superior investment returns

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Based on its extensive marketing efforts, Lazard has advised the Debtors that the only proposals for investing in the Debtors are from Beal and Mr. Trump, on which the Plan is based, and from the members of the Ad Hoc Committee (defined below), whose proposal the Debtors have determined is inferior (see Section XI.B, below). In addition, there is a new expression of interest with respect to a potential purchase of the Trump Marina Casino, described more fully in Section VI.C.

E.	Valuation
1.	Introduction.

The Debtors have directed Lazard to assess the enterprise value of the Reorganized Debtors (the “Valuation Analysis”). The following discussion of the Valuation Analysis should be read in conjunction with the discussion of the risk factors contained in Article IX (“Certain Risk Factors to Be Considered”) below.

THE VALUATION INFORMATION CONTAINED IN THIS SECTION IS NOT A PREDICTION OR GUARANTEE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN. THIS VALUATION ANALYSIS DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF ALLOWED CLAIMS AS TO HOW SUCH PERSON SHOULD VOTE OR OTHERWISE ACT WITH RESPECT TO THE PLAN.

The Valuation Analysis is as of July 15, 2009, and is based upon management’s Projections, dated as of May 12, 2009. Neither Lazard nor the Debtors make representations as to any changes to such data, information that may have become available, or events that may have occurred since that date.

In preparing the Valuation Analysis, Lazard, among other things: (i) conducted discussions with various senior executives and property-level managers with respect to the Debtors’ business operations, both current and projected; (ii) conducted in-person property tours of the Debtors’ three casino properties and those of several of their key competitors; (iii) reviewed the operations and historical financial performance of the Debtors, including year-to-date results relative to the Debtors’ business plan; (iv) reviewed management’s initial 2009-2013 projections (dated as of March 27, 2009) and consulted with management in running sensitivities thereon; (v) reviewed the Projections and consulted with management as to the key assumptions underlying such Projections; (vi) analyzed current market conditions and general trends impacting the general gaming industry, the Atlantic City market, and the greater Northeastern gaming market; (vii) analyzed the performance, financial information, and market position of the Debtors relative to certain competitors and/or publicly traded reference companies; (viii) considered the results of Lazard’s extensive efforts to market the Debtors’ business and the feedback received from parties contacted during that process; (ix) reviewed various securities analyst research reports on the gaming industry and its participants; (x) surveyed potential precedent transactions in the gaming industry; (xi) reviewed various documents and pleadings in the Chapter 11 Cases, and (xii) reviewed such other information and conducted such other analyses as Lazard deemed appropriate. Lazard’s estimate of the enterprise value of the Debtors does not constitute an opinion as to fairness from a financial point of view of the consideration to be received under the Plan or of the terms and provisions of the Plan.

Lazard assumed, without independent verification, the accuracy, completeness, and fairness of all of the financial and other information available to it from public sources or as provided to Lazard by the Debtors or their representatives. Lazard did not make any independent evaluation or

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appraisal of the Debtors’ assets, nor did Lazard independently verify any of the information it reviewed. Lazard has assumed that the Projections, which were prepared by the Debtors’ management and reviewed by the Board of Directors of the Debtors, were reasonably prepared by them on bases reflecting the best estimates and good faith judgments of the Debtors’ management as to future operating and financial performance as of the date of their preparation, and that the Debtors have informed Lazard of all known circumstances occurring since such date that could make the Projections incomplete or misleading. Lazard conducted the Valuation Analysis with the explicit understanding that it is based on standards of assessment, including economic, political, legal, and other conditions, in existence as of the date of the Valuation Analysis that are beyond Lazard’s and the Debtors’ control. Such standards of assessment may change in the future, and such changes could have a material impact (positive or negative) on its assessment of the valuation of the Reorganized Debtors set forth in this Disclosure Statement. To the extent the Valuation Analysis is dependent upon the Reorganized Debtors’ achievement of the Projections, and the assumption that general economic, financial, and market conditions as of the Effective Date will not differ materially from those prevailing as of the date of the Valuation Analysis, the Valuation Analysis must be considered theoretical. Lazard disclaims any responsibility for any impact any change in such factors may have on the assessment of the enterprise value of the Reorganized Debtors.

THE ENTERPRISE VALUATION RANGE PRESENTED BELOW REFLECTS WORK PERFORMED BY LAZARD ON THE BASIS OF INFORMATION AVAILABLE TO LAZARD AS OF THE DATE OF THIS DISCLOSURE STATEMENT. IN ADDITION, THE PROJECTIONS USED TO DEVELOP THE VALUATION ANALYSIS ASSUME THAT GENERAL ECONOMIC, FINANCIAL, AND MARKET CONDITIONS WILL NOT DIFFER MATERIALLY FROM THOSE CONDITIONS PREVAILING AS OF THE DATE OF THE VALUATION ANALYSIS. ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY AFFECT LAZARD’S CONCLUSIONS, NEITHER LAZARD, NOR THE DEBTORS HAS ANY OBLIGATION TO UPDATE, REVISE OR REAFFIRM ITS ESTIMATES.

2.	Total Enterprise Value.
(i)	Description of Approach.

The Valuation Analysis summarizes Lazard’s view with respect to the total enterprise value of the Reorganized Debtors. In conducting this analysis, Lazard analyzed the ongoing operations of the Trump Taj Mahal Resort and the Trump Plaza Casino, which form the basis for the Debtors’ business plan. The Trump Marina Casino, which has been considered a discontinued operation of the Debtors, was separately valued and the details of such valuation are described in greater detail in Section 2(ii) below.

In preparing a valuation analysis, Lazard generally uses the following three accepted valuation methodologies: (i) valuation based on how the market values comparable publicly traded companies with relatively similar operating or financial characteristics (herein referred to as the “Public Trading Analysis”), (ii) valuation of the business as calculated using the present value of expected future cash flows generated by the business (the “DCF Analysis”) and (iii) valuation of the business based on the consideration paid in publicly announced merger and acquisition transactions for comparable companies over time (the “Precedent Transactions Analysis”).

The Public Trading Analysis involved carefully selecting reference companies and using an appropriate range of valuation multiples to calculate an estimated Total Enterprise Value for the Reorganized Debtors. The reference companies selected consist of a group of mid-size gaming operators that (like the Reorganized Debtors) lack substantial Las Vegas Strip or international

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operations. Lazard then computed a range of appropriate EBITDA multiples derived from a comparison of the total enterprise value for each company in the reference group to its trailing twelve~~-~~ month, 2009 estimated, and 2010 projected EBITDA figures.

After determining the reference group and respective multiples, Lazard selected an appropriate range of valuation multiples for the Debtors’ business, taking into account the Debtors’ operating metrics relative to that of the overall reference group (size, number of casino properties, geographic diversification, growth rate, profitability, and free cash flow) and other factors.

The DCF Analysis estimates the value of the Debtors’ ongoing properties/operations, the Trump Taj Mahal Resort and the Trump Plaza Casino, based on the present value of the unlevered free cash flows for these two properties. The projected cash flows were derived from the Projections. Lazard discounted these projected cash flows by the Reorganized Debtors’ risk-adjusted cost of capital — or weighted average cost of capital (“WACC”) — to derive a present value. Lazard calculated the present value of all cash flows after 2013 using terminal values, calculated by applying exit multiples to obtain a range of terminal values and discounting those amounts to the present.

Lazard has chosen not to rely on a Precedent Transactions Analysis in deriving a valuation range because, with the possible exception of the still-pending acquisition of the Tropicana Atlantic City, (i) previous transactions involving gaming properties occurred under drastically different industry conditions than are currently extant, (ii) the companies involved in such transactions had significantly different business and property profiles from the Reorganized Debtors and (iii) such transactions were based on an acquisition financing market that, in the current macroeconomic environment, does not exist. The only recent transaction that is comparable is the still-pending acquisition of the Tropicana Atlantic City. However, Lazard believes that it is not appropriate to use the Precedent Transactions Analysis with only a single transaction, which, in this case, would depress the overall going concern valuation.

Based on the foregoing methodologies, as of July 15, 2009, Lazard estimates that the theoretical range of total enterprise value for the Reorganized Debtors (excluding the Trump Marina Casino) is $404 million to $464 million with a midpoint value of $434 million.

(ii)	Valuation Implications of Marina.

Lazard has separately considered the theoretical valuation of the Trump Marina Casino, which has been classified as a “discontinued operation” of the Debtors. The Trump Marina Casino is located in the Marina District of Atlantic City, which is separate from the Boardwalk and is also the location of two of the leading properties in Atlantic City: Harrah’s Marina and the Borgata. Since 2006, the business performance of the Trump Marina Casino has deteriorated dramatically, which can be attributed partially to the overall deterioration in the financial performance of all the Atlantic City casinos, partially to increased competition in the Marina District and, most recently, to uncertainty among Marina customers over the potential sale of the Marina to Coastal, which sale was announced in May 2008 and was formally terminated on June 1, 2009.

The Trump Marina Casino currently is, and is projected to continue to be, a cash drain on the Debtors. Because it is not expected to generate positive EBITDA, Lazard has decided to value the Trump Marina Casino separately from the Debtors’ other properties. (The cash drain from the Trump Marina Casino is not part of the Valuation Analysis with respect to the other two properties.) The Trump Marina Casino has been the subject of an ongoing marketing effort by the Debtors for several years that resulted in the recently terminated sale to Coastal. The Debtors efforts

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have been wholly unsuccessful in obtaining a bid or other indication of interest for any property of the Debtors (other than as described in the following paragraph).

As discussed in greater detail below in Section VI.C, on June 9, 2009 and July 16, 2009, Coastal submitted written non-binding indications of interest describing certain terms under which it would acquire the Trump Marina Casino. The Coastal proposal, as most recently described, contains conditions and terms that are unacceptable to the Debtors because they would entail significant execution risk, likely adverse consequences to the Debtors’ remaining properties and high costs. Lazard has therefore determined for purposes of the Valuation Analysis that the value of the Trump Marina Casino is approximately $24 million, which represents the maximum net present value of proceeds if the property could be sold as a going concern for the indicative purchase price described in the Coastal letter (less customary transaction costs and expected negative operating cash flow to carry the facility to closing) and discounted to reflect the likelihood that such transaction with Coastal could be successfully closed.

Adding this value for the Trump Marina Casino to the enterprise value presented above for the Trump Taj Mahal Resort and the Trump Plaza Casino results in a theoretical enterprise valuation range of $428 to $488 million. Lazard believes that $458 million – the midpoint of this range – constitutes a reasonable valuation estimate of the Reorganized Debtors.

VI.

General Information

A.	Description of Debtors
1.	Corporate Structure and Business.

TER is a publicly-held company and general partner of TER Holdings, which owns the operating casino entities. The predecessor entity to TER was Trump Hotels & Casino Resorts, Inc. (“THCR”). THCR was incorporated in Delaware in March 1995 and became a public company in June 1995. Like TER, THCR and its affiliates and subsidiaries owned and operated three casino hotel properties in Atlantic City, New Jersey: Trump Taj Mahal Resort, Trump Plaza Casino, and Trump Marina Casino. In addition, THCR and its affiliates and subsidiaries owned and operated casino properties in California and Indiana.

TER’s common stock began trading on the Nasdaq Stock Market under the ticker symbol “TRMP” in September 20, 2005. On February 17, 2009, TER received a notification from the Nasdaq Stock Market indicating that it had determined, in accordance with Nasdaq Marketplace Rules, that TER’s common stock would be delisted from the Nasdaq Stock Market in light of the filing of the Chapter 11 Cases, concerns about the residual equity interest of the existing listed security holders and concerns about TER’s ability to sustain compliance with all of Nasdaq’s listing requirements. Trading in TER common stock was suspended on February 26, 2009. On March 12, 2009, Nasdaq announced that it would file a Form 25 with the SEC to complete the delisting. The delisting was effective on March 22, 2009.

As of August 3, 2009, the outstanding equity of TER consisted of (i) 31,715,876 shares of common stock (with approximately 2,864 holders of record of TER common stock) and (ii) 900 shares of TER’s class B common stock. The issued and outstanding shares of class B common stock are held by Mr. Trump and have the voting equivalency of 9,377,484 shares of TER common stock. TER’s principal assets consist of its general and indirect limited partnership interests in TER

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Holdings which holds, through its subsidiaries, substantially all of the assets of the Debtors’ businesses. TER Holdings is currently owned by TER as General Partner (with an aggregate percentage interest of approximately 99.98814%), TER’s wholly owned subsidiary TCI 2, a Limited Partner (with an aggregate percentage interest of approximately 0.00461%), and ACE Entertainment Holdings, Inc., also a Limited Partner (with an aggregate percentage interest of approximately 0.00725%). TER Holdings also owns 100% of several other limited liability company debtors.

As the sole general partner of TER Holdings, TER generally has the exclusive rights, responsibilities and discretion as to the management and control of TER Holdings and its subsidiaries.

For more information about TER and its business reference is made to TER’s 2008 Form 10-K and First Quarter Form 10-Q, attached hereto as Exhibit D and Exhibit E, respectively.

2.	History and Prior Bankruptcy Proceedings.

On November 21, 2004, THCR, together with 28 affiliates and subsidiaries (collectively, the “2004 Debtors”), filed voluntary chapter 11 petitions in the United States Bankruptcy Court for the District of New Jersey (Case No. 04-46898 (JHW)) (Jointly Administered) (the “2004 Chapter 11 Cases”), as part of a conceptually agreed upon plan.

On April 5, 2005, the United States Bankruptcy Court for the District of New Jersey entered an order confirming the Debtors’ Second Amended Joint Plan of Reorganization (the “Prior Plan”), which became effective on May 20, 2005 (the “Prior Effective Date”). Upon the Prior Effective Date, all material conditions to the Prior Plan were satisfied and the 2004 Debtors emerged from chapter 11 as the Debtors. Pursuant to the Prior Plan, the 2004 Debtors were recapitalized and renamed, certain subsidiaries were merged and/or dissolved, indebtedness was consolidated and debt service was substantially reduced.

The Debtors’ current capital structure arises from the Prior Plan. The Debtors implemented a 1,000 for 1 reverse stock split of THCR’s common stock such that each 1,000 shares of THCR common stock immediately prior to the reverse stock split were consolidated into one share of common stock of the reorganized debtor, TER, resulting in the distribution of approximately 19,944 shares of TER common stock (approximately 0.05% on a fully diluted basis for holders other than Mr. Trump), in aggregate, to holders of THCR common stock. Holders of THCR common stock received approximately $0.88 for each share of THCR common stock owned by each holder, an aggregate of $17.5 million, and also obtained a pro rata share of the net proceeds from the sale of the former World’s Fair site in Atlantic City, a total of $25.2 million. All options to acquire THCR common stock were cancelled, and holders (other than Mr. Trump) of THCR common stock also received Class A Warrants to purchase up to approximately 2,207,260 shares of TER common stock (approximately 5.34% on a fully diluted basis). The Class A Warrants were either exercised by or converted to shares under the Prior Plan on May 22, 2006.

On the Prior Effective Date, TER Holdings and Trump Entertainment Resorts Funding, Inc. (“TER Funding”) issued $1.25 billion aggregate principal amount of 8.5% Senior Secured Notes due 2015 (the “Second Lien Notes”) in connection with the Prior Plan. In addition, the Debtors implemented a debt restructuring whereby pro rata distributions of cash, Senior Secured Notes, or TER common stock were made to: (i) holders of $1.3 billion aggregate principal amount of 11.25% First Mortgage Notes of Trump Atlantic City Associates, Trump Atlantic City Funding, Inc., Trump Atlantic City Funding, II, Inc. and Trump Atlantic City Funding, III, Inc.; (ii) holders of approximately $435 million aggregate principal amount of 11.625% First Priority Mortgage Notes

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due 2010 of Trump Casino Holdings, LLC and Trump Casino Funding, Inc.; and (iii) holders of $54.6 million aggregate principal amount of 17.625% of Second Priority Notes due 2010 of Trump Casino Holdings, LLC.

The Debtors also entered into a $500 million secured credit facility on the Prior Effective Date with a syndicate of bank lenders (the “2005 Credit Facility”). The proceeds from the 2005 Credit Facility were used to repay up to $100 million in debtor in possession financing that the 2004 Debtors had obtained on November 22, 2004 during the 2004 Chapter 11 Cases. The 2005 Credit Facility was secured by substantially all assets of the Debtors, and senior in priority to the Senior Secured Notes.

On December 21, 2007, the Debtors entered into a $493.3 million secured credit facility, which was amended in March 2008, May 2008, and October 2008 (the “2007 Credit Facility”), the proceeds of which were used to repay all amounts outstanding under the 2005 Credit Facility and $6.6 million of associated transaction costs.

B.	Prepetition Capital Structure of the Debtors

The capital structure of the Debtors consists primarily of equity and secured notes. As of August 3, 2009, the outstanding equity of TER consisted of (i) 31,715,876 publicly traded shares of common stock (with approximately 2,864 holders of record of TER common stock). Nine hundred shares of TER’s class B common stock are owned by Mr. Trump.

In addition, TER and TER Holdings have consolidated long term debt under the 2007 Credit Facility of approximately $493,250,000. As of March 31, 2009, the total amount outstanding under the 2007 Credit Facility was $488,525,000. The 2007 Credit Facility matures on December 21, 2012 and must be repaid during the final year of the loans in equal quarterly amounts, subject to amortization of approximately 1.0% per year prior to the final year. Borrowings under the 2007 Credit Facility are secured by a first priority security interest in and lien on substantially all of the assets of TER Holdings and its operating subsidiaries, and the guaranty of TER.

In addition, TER Holdings and TER Funding have consolidated long term debt under the Senior Secured Notes of approximately $1,250,000,000 in principal amount due June 1, 2015. The Senior Secured Notes were used to pay distributions under the Prior Plan. The Senior Secured Notes bear interest at 8.5% per annum. The obligations under the Senior Secured Notes are secured by second mortgages on the Debtors’ real property, certain intellectual property rights, and related personal property, all subordinate to liens securing amounts borrowed under the 2007 Credit Facility and certain other permitted prior liens.

As of January 31, 2009, the Debtors’ books and records reflected accounts payable due and owing in the approximate amount of $8,069,675, plus an additional $12,421,174 in costs for construction in progress, an additional estimated $12,421,174 for other vendors (such as utilities) who have not provided invoices to the Debtors for services and products already provided. Total trade debt was approximately $33,182,677. In addition, the Debtors are obligated for approximately $6,124,442 million for leases and other ordinary course financings arrangements.

C.	Events Leading to the Commencement of the Chapter 11 Cases

The Debtors’ operating results during 2008 and 2009 have been affected by various factors, including most significantly the competition in nearby or adjoining states and general and

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significant weakening of the economy. Other factors affecting performance included the pending sale of the Trump Marina Casino (as described below) and smoking restrictions under local legislation.

1.	Competition.

The Atlantic City market primarily serves the New York-Philadelphia-Baltimore-Washington D.C. corridor with nearly 30 million adults living within a three-hour driving radius. The Atlantic City market is the second largest gaming market in the United States, after Las Vegas. In 2007, the casinos in the Atlantic City market generated $4.9 billion in casino revenue. The Debtors’ three casinos combined comprise approximately 21% of the gaming positions and 21% of the hotel rooms in the Atlantic City market and generate approximately 21% of the market gaming revenue.

Competition in Atlantic City is intense and increasing. At the present time, the 11 casino hotels located in Atlantic City, including the Debtors’ three properties, compete with each other on the basis of customer service, quality and extent of amenities and promotional offers. For this reason, the Debtors and their competitors require substantial capital expenditures to compete effectively.

For the quarter ended March 31, 2009, gross gaming revenues in the Atlantic City market (as reported to the New Jersey Casino Control Commission (the “NJ CCC”)) compared to the same quarter in 2008 decreased 12.1% overall, while slot revenues decreased 14.5%. For the quarter ended March 31, 2009, the Debtors experienced a 10.7% decrease in overall gross gaming revenue and a 16.3% decrease in slot revenue at their three properties, compared to the prior-year period.

For the year ended December 31, 2008, gross gaming revenues in the Atlantic City market (as reported to the NJ CCC) decreased 7.6% overall, while slot revenues decreased 9.6% compared to 2007. During the year ended December 31, 2008, the Debtors experienced an 8.0% decrease in overall gross gaming revenue and a 10.0% decrease in slot revenue at their three properties compared to the prior year period.

Beginning in late 2006 and continuing in 2007, several new gaming properties debuted in Pennsylvania that have introduced over 9,000 new slot machines within the Debtors’ competitive marketplace. Importantly, these new facilities are located in close proximity to the Debtors’ significant customer base in southeastern Pennsylvania, and this convenience factor is proving quite persuasive to particular segments of the Debtors’ customers. Furthermore, the City of Atlantic City imposed a partial smoking ban that took effect in April 2007 that mandated each Atlantic City casino designate at least seventy-five percent of its gaming area smoke-free.

As a result of these developments, in 2007, the Atlantic City gaming industry experienced its first year-over-year revenue decline since the first casino opened its doors in 1978. The effect of new competition from Pennsylvania and the partial smoking ban implemented by the City of Atlantic City was broad. From the city’s largest property to its smallest, the financial effects of the recent market changes have been widespread and have continued. This decline was repeated in 2008, and in fact economic conditions exacerbated such decline.

2.	Regulatory and Licensing.

On April 15, 2007, an ordinance in Atlantic City became effective which extended smoking restrictions under the New Jersey Smoke-Free Air Act. The Atlantic City ordinance mandated that casinos restrict smoking to designated areas of up to 25% of the casino floor. During April 2008, Atlantic City’s City Council unanimously approved an amendment to the Atlantic City

26

ordinance which bans smoking entirely on all casino gaming floors and casino simulcasting areas, but allows smoking in separately exhausted, non-gaming smoking lounges. The amendment to the ordinance became effective on October 15, 2008, however, on October 27, 2008, Atlantic City’s City Council voted to postpone the full smoking ban for at least one year due to, among other things, the weakened economy and increased competition in adjoining states. The postponement of the full smoking ban went into effect on November 16, 2008. While the Debtors are unable to quantify the impact of the smoking restrictions, the Debtors believe that the smoking restrictions have negatively impacted their gaming revenues and income from operations as their competition in adjacent states continues to permit smoking. Although the Debtors constructed a smoking lounge on the casino floor at each of their properties as permitted by the ordinance, the Debtors believe their gaming revenues and income from operations were negatively affected by the full smoking ban and that a future complete ban on smoking in casino and casino simulcasting areas could further adversely affect their results.

In addition, the gaming industry is highly regulated and the Debtors must maintain their casino licenses and pay gaming taxes in order to continue their gaming operations. For more information about the regulation of the gaming industry, reference is made to the 2008 Form 10-K attached hereto as Exhibit D.

3.	Default Under the Second Lien Notes and Negotiations with Noteholder Advisors.

As a result of the above factors, the Debtors’ cash flow suffered. TER Holdings and TER Funding did not make the interest payment due December 1, 2008 on the Second Lien Notes. From that date forward, the Debtors and their representatives pursued discussions with certain holders of the Second Lien Notes and their representatives regarding a possible negotiated restructuring of the Debtors’ capital structure.

An Ad Hoc Steering Committee of Certain Noteholders (the “Ad Hoc Committee”), whose members hold approximately 74% of the Second Lien Notes (as of March 17, 2009), was formed and retained financial and legal advisors (the “Noteholder Advisors”). In December 2008, the Debtors entered into confidentiality agreements with the Noteholder Advisors pursuant to which the Debtors furnished extensive non-public financial and operational information to the Noteholder Advisors to facilitate negotiations. On December 31, 2008, the Debtors entered into a forbearance agreement with certain Noteholders and a forbearance agreement with the Debtors’ senior lenders pursuant to which the respective parties agreed to forbear from exercising certain rights during the term of the forbearance agreement. As the discussions regarding a restructuring continued, these forbearance agreements were extended a number of times, with the term of the latest extension dated as of February 11 expiring at 9:00 a.m. on February 17, 2009.

The discussions addressed, among other things, various proposals for a negotiated restructuring of the Debtors’ capital structure pursuant to a case under chapter 11 of title 11 of the United States Code, and included discussions among certain Noteholders, the Noteholder Advisors, Mr. Trump and his representatives regarding the potential treatment in a restructuring of the Debtors of the various existing agreements between Mr. Trump, on the one hand, and the Debtors and its subsidiaries, on the other. To facilitate these discussions, Mr. Trump entered into a forbearance agreement whereby he agreed to forbear from exercising certain rights during the term of the forbearance agreement. As the discussions regarding a restructuring continued, this forbearance agreement was extended a number of times, with the term of the latest extension expiring, as noted above, on the morning of February 17, 2009.

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Over the course of the last few months, the Company has received several proposals from the Ad Hoc Committee, on the one hand, and the First Lien Lenders and Mr. Trump, on the other, regarding restructuring alternatives. In considering and comparing these restructuring alternatives, the Debtors, including their management and respective boards, considered numerous factors, including which option would maximize the value of the estates’ assets for creditors, and certainty of consummation. In addition, the Debtors considered the extensive marketing and sale efforts that they had conducted with the assistance of Lazard, their financial advisors. After such processes, the senior management recommended, and the Board eventually resolved, that the restructuring alternative that provided for an additional investment of $100 million by the Plan Investors, and the favorable terms of the Amended and Restated Credit Agreement represented the best available approach to maximize the value of the Debtors’ assets for creditors. In addition, the proposal of the Plan Investors provides the Debtors with valuable licensing rights to use certain “Trump” trademarks and Mr. Trump’s likeness, as well as provides for agreements under which Mr. Trump would provide marketing and promotional services, and present certain business opportunities, to the Debtors and would refrain from engaging in certain activities that are competitive with the Debtors’ businesses. Therefore, in the view of the Debtors, pursuit of the transactions described herein is in the best interests of the estates. Accordingly, on April 28, 2009, the Debtors decided to proceed with the proposals put forth by the First Lien Lenders and Mr. Trump.

4.	Pending Sale of the Trump Marina Casino.

On May 28, 2008, Trump Marina Associates, LLC, d/b/a Trump Marina Hotel Casino entered into an Asset Purchase Agreement (the “APA”) to sell the Trump Marina Casino to Coastal. On October 28, 2008, the parties entered into an amendment to the APA to modify certain terms and conditions of the APA. The closing was subject to the satisfaction of certain conditions, including receipt of approvals from New Jersey governmental authorities and this Court. To date, despite the Debtors agreeing to amendments to the APA, Coastal has never evidenced financing commitments or an ability to close on any of its proposed transactions. On May 28, 2009, the APA terminated as a result of the buyer’s inability to close.

Since the termination of Coastal’s most recent proposal, Coastal submitted written non-binding indications of interest on June 9, 2009 and July 16, 2009 describing certain terms under which it would acquire the Marina. To date, however, such terms have been unacceptable to the Debtors. The Debtors continue to explore with Coastal their interest in pursuing a purchase of the Marina property.

VII.

Governance

A.	Current Board of Directors, Management and Executive Compensation

For information about TER’s current board of directors, management and executive compensation policies reference is made to the 2008 Form 10-K attached hereto as Exhibit D.

B.	Board of Directors of New General Partner

The board of managers of New General Partner shall be composed of a total of four members, two of which shall be licensable individuals selected by Mr. Trump and two of which shall be licensable individuals selected by BNAC. The members of the board will be identified no later than the confirmation hearing. The board shall also have an independent audit committee.

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C.	Officers of Reorganized TER

The officers of TER immediately prior to the Effective Date will serve as the officers of Reorganized TER on and after the Effective Date in accordance with any employment and severance agreements with Reorganized TER and applicable non-bankruptcy law.  On and after the Effective Date, the officers of Reorganized TER will be determined by Reorganized TER's board of directors, provided that the following officers and employees of TER will be offered one year severance arrangements, which are substantially similar to, and no less favorable than, those in effect prior to the date of the filing of the Chapter 11 Cases in respect of such officers' and employees' salaries and associated benefits and titles. Such agreements shall not contain change of control provisions or equity participation but shall contain a severance benefit equal to one year's salary triggered upon a termination without cause or any diminution in job title or responsibilities: Don Browne, John Burke, Mark Juliano, Rosalind Krause, Chris Latil, Loretta Pickus, Robert Pickus, James Rigot, Mark Sachais, and Franco Pilli.

D.	Continued Corporate Existence

Except as provided in the Plan, each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporation, partnership or limited liability company, with all of the powers of such entity under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable state law. Except as provided in the Plan and other than the Prepetition First Priority Liens (as defined in the Final Cash Collateral Order) or any other liens or security interests granted to secure any indebtedness and obligations under the Amended and Restated Credit Agreement or any other “Loan Documents” as defined therein, as of the Effective Date, all property of the estate of a Debtor, and any property acquired by a Debtor or Reorganized Debtor under the Plan, will vest in such Reorganized Debtor, free and clear of all claims, liens, charges, other encumbrances and interests. On and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire and dispose of property and compromise or settle any claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order. On the Effective Date, except as provided in the Plan and except for the Prepetition First Priority Liens (as defined in the Final Cash Collateral Order) or any other liens or security interests granted to secured any indebtedness and obligations under the Amended and Restated Credit Agreement or any other “Loan Documents” as defined therein, all mortgages, deeds of trust, liens, pledges, or other security interests against any property of the Debtors or their estates shall be fully released, terminated and discharged without further notice or action by the Debtors, Reorganized Debtors, holders of any such mortgages, deeds of trust, liens, pledges, or other security interests against any property of the Debtors or their estates, the Bankruptcy Court or any applicable federal, state or local governmental agency or department. Without limiting the foregoing, each Reorganized Debtor may pay the charges that it incurs on or after the Effective Date for professional fees and expenses, disbursements, expenses or related support services (including fees relating to the preparation of professional fee applications) without application to, or approval of, the Bankruptcy Court.

The Plan may result in substantially all of the respective assets, properties, rights, liabilities, duties, and obligations of certain of the Reorganized Debtors vesting in one or more surviving, resulting, or acquiring corporations, partnerships or limited liability companies. In each case in which the surviving, resulting, or acquiring corporation, partnership or limited liability company in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting or acquiring corporation, partnership or limited liability company will perform the obligations of the

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applicable Reorganized Debtor pursuant to the Plan, including among other things, to pay or otherwise satisfy the allowed claims against such Reorganized Debtor, except as provided in any contract, instrument, or other agreement or document effecting a disposition to such surviving, resulting, or acquiring corporation, partnership or limited liability company, which may provide that another entity will perform such obligations.

VIII.

Other Aspects of the Plan

A.	Distributions
1.	Timing and Conditions of Distributions.
(i)	Distribution Record Date.

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of claims or equity interests as maintained by the Debtors, or their respective agents, shall be deemed closed, and there shall be no further changes in the record holders of any of the claims or equity interests. The Debtors or the Reorganized Debtors shall have no obligation to recognize any transfer of the claims or equity interests occurring on or after the Distribution Record Date.

(ii)	Postpetition Interest on Claims.

Except as required by applicable bankruptcy law, postpetition interest will not accrue on or after the Commencement Date on account of any claim.

(iii)	Date of Distributions.

Unless otherwise provided in the Plan, any distributions and deliveries to be made pursuant to the Plan will be made on the Effective Date or as soon thereafter as is practicable. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but will be deemed to have been completed as of the required date.

(iv)	Disbursing Agent.

All distributions hereunder shall be made by Reorganized TER Holdings (or such other entity designated by Reorganized TER Holdings), as Disbursing Agent, on or after the Effective Date or as otherwise provided in the Plan. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court, and, in the event that a Disbursing Agent is so ordered, all costs and expenses of procuring any such bond or surety shall be borne by Reorganized TER.

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(v)	Powers of Disbursing Agent.

The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder, (ii) make all distributions contemplated hereby, and (iii) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan of Reorganization.

(vi)	Surrender of Instruments.

As a condition to receiving any distribution under the Plan of Reorganization, each holder of a certificated instrument or note must surrender such instrument or note held by it to the Disbursing Agent or its designee. Any holder of such instrument or note that fails to (i) surrender such instrument or note, or (ii) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Disbursing Agent and furnish a bond in form, substance, and amount reasonably satisfactory to the Disbursing Agent before the first anniversary of the Effective Date shall be deemed to have forfeited all rights and claims and may not participate in any distribution hereunder. Any distribution so forfeited shall become property of the Reorganized Debtors.

(vii)	Delivery of Distributions.

Subject to Bankruptcy Rule 9010, all distributions to any holder of an allowed claim shall be made to a Disbursing Agent, who shall transmit such distribution to the applicable holders of allowed claims. In the event that any distribution to any holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then-current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one (1) year from the Effective Date. After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the claim of any other holder to such property or interest in property shall be discharged and forever barred.

(viii)	Manner of Payment Under the Plan.

At the option of the Debtors, any cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

(ix)	Allocations of Principal Between Principal and Interest.

To the extent that any allowed claim entitled to a distribution under the Plan of Reorganization is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated to the principal amount (as determined for federal income tax purposes) of the claim first, and then to accrued but unpaid interest.

(x)	Setoffs.

The Debtors and the Reorganized Debtors may, but shall not be required to, set off against any claim (for purposes of determining the allowed amount of such claim on which distribution shall be made), any claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such claim, but neither the failure to do so nor the allowance of any claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors

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of any such claim the Debtors or the Reorganized Debtors may have against the holder of such claim; provided, however, that, subject to the Effective Date, the Debtors and the Reorganized Debtors shall not be permitted to setoff against any Allowed Claim held by (a) a Plan Investor or the distributions to be made pursuant to this Plan or the Purchase Agreement to a Plan Investor or (b) any of the Agents or any First Lien Lender.

(xi)	Distributions After the Effective Date.

Distributions made after the Effective Date to holders of Disputed claims that are not allowed claims as of the Effective Date but which later become allowed claims shall be deemed to have been made on the Effective Date.

(xii)	Allocation of Distributions Between Principal and Interest.

To the extent that any allowed claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated to the principal amount (as determined for federal income tax purposes) of the claim first, and then to accrued but unpaid interest

2.	Procedures for Treating Disputed Claims Under the Plan.
(i)	Disputed Claims.

A disputed claim is any claim that has not been allowed pursuant to the Plan or a final order of the Bankruptcy Court, and

a.   if no proof of claim has been filed by the applicable deadline: (i) a claim that has been or hereafter is listed on the schedules as disputed, contingent or unliquidated; or (ii) a claim that has been or hereafter is listed on the schedules as other than disputed, contingent or unliquidated, but as to which the Debtors or Reorganized Debtors or any other party in interest has interposed an objection or request for estimation which has not been withdrawn or determined by a final order of the Bankruptcy Court; or

b.   if a proof of claim or request for payment of an Administrative Expense Claim has been filed by the applicable deadline: (i) a claim for which no corresponding claim has been or hereafter is listed on the schedules; (ii) a claim for which a corresponding claim has been or hereafter is listed on the schedules as other than disputed, contingent or unliquidated, but the nature or amount of the claim as asserted in the proof of claim varies from the nature and amount of such claim as listed on the schedules; (iii) a claim for which a corresponding claim has been or hereafter is listed on the schedules as disputed, contingent or unliquidated; or (iv) a claim for which a timely objection or request for estimation is interposed by the Debtors, the Reorganized Debtors or any other party in interest which has not been withdrawn or determined by a final order of the Bankruptcy Court.

(ii)	Distributions Relating to Disputed Claims.

At such time as a disputed claim becomes an allowed claim, the Disbursing Agent shall distribute to the holder of such claim, such holder’s pro rata portion of the property distributable with respect to the Class in which such claim belongs. To the extent that all or a portion of a disputed claim is disallowed, the holder of such claim shall not receive any distribution on account of the

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portion of such claim that is disallowed and any property withheld pending the resolution of such claim shall be reallocated pro rata to the holders of allowed claims in the same class.

(iii)	Distributions after Allowance.

To the extent that a disputed claim becomes an allowed claim after the Effective Date, a distribution shall be made to the holder of such allowed claim in accordance with the provisions of the Plan of Reorganization. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any disputed claim becomes a final order of the Bankruptcy Court, the Disbursing Agent shall provide to the holder of such claim, the distribution to which such holder is entitled hereunder.

(iv)	Estimation of Claims.

The Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or disputed claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtor previously objected to such claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any claim at any time during litigation concerning any objection to any claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or disputed claim, the amount so estimated shall constitute either the allowed amount of such claim or a maximum limitation on such claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such claim. All of the aforementioned objection, estimation, and resolution procedures are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

(v)	Objections to Claims.

The Reorganized Debtors shall be entitled to object to claims other than claims that are expressly allowed pursuant to the Plan or allowed by a final order subsequent to the Effective Date. Any objections to claims shall be served and filed on or before the later of (i) one hundred twenty (120) days after the Effective Date and (ii) such date as may be fixed by the Bankruptcy Court, whether fixed before or after the date specified in clause (i) above.

(vi)	Payments and Distributions with Respect to Disputed Claims.

Notwithstanding any other provision hereof, if any portion of a claim is a disputed claim, no payment or distribution provided hereunder shall be made on account of such claim unless and until such disputed claim becomes an allowed claim.

(vii)	Preservation of Rights to Settle Claims.

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all claims, rights, causes of action, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their estates may hold against any person or entity without the approval of the Bankruptcy Court, subject to the terms of the Plan, the Confirmation Order, the Purchase Agreement, the Amended and Restated Credit Agreement and any contract,

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instrument, release, indenture, or other agreement entered into in connection herewith. The Reorganized Debtors or their successor(s) may pursue such retained claims, rights, or causes of action, suits, or proceedings, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.

(viii)	Disallowed Claims.

All claims held by persons or entities against whom or which any Debtor or Reorganized Debtor has commenced a proceeding asserting a cause of action under sections 542, 543, 544, 545, 547, 548, 549, and/or 550 of the Bankruptcy Code shall be deemed “disallowed” claims pursuant to section 502(d) of the Bankruptcy Code and holders of such claims shall not be entitled to vote to accept or reject the Plan of Reorganization. Claims that are deemed disallowed pursuant to this section shall continue to be disallowed for all purposes until the avoidance action against such party has been settled or resolved by final order of the Bankruptcy Court and any sums due to the Debtors or the Reorganized Debtors from such party have been paid.

B.	Treatment of Executory Contracts and Unexpired Leases
1.	Contracts and Leases Not Expressly Rejected Are Assumed.

All executory contracts and unexpired leases (including, in each case, any related amendments, supplements, consents, estoppels or ancillary agreements) to which any of the Debtors are parties are being assumed pursuant to the Plan, except for an executory contract or unexpired lease that (i) previously has been assumed or rejected pursuant to final order of the Bankruptcy Court of the Bankruptcy Court, (ii) is specifically designated by the Plan Investors or the Debtors, with the consent of the Plan Investors, as a contract or lease to be rejected on the Schedule of Rejected Contracts attached to the Plan as Exhibit A, or (iii) is the subject of a separate (a) assumption motion filed by the Debtors, or (b) rejection motion filed by the Debtors under section 365 of the Bankruptcy Code prior to the Confirmation Date.

2.	Cure of Defaults.

Except to the extent that different treatment has been agreed to by the nondebtor party or parties to any executory contract or unexpired lease to be assumed pursuant to section 8.1 of the Plan, the Debtors shall, pursuant to the provisions of sections 1123(a)(5)(G) and 1123(b)(2) of the Bankruptcy Code and consistent with the requirements of section 365 of the Bankruptcy Code, within twenty (20) days prior to the commencement of the confirmation hearing, file and serve a schedule with the Bankruptcy Court listing the cure amounts of all executory contracts or unexpired leases to be assumed. Any party that fails to object to the applicable cure amount shall be forever barred, estopped and enjoined from disputing the cure amount and/or from asserting any Claim against the applicable Debtor or Reorganized Debtor arising under section 365(b)(1) of the Bankruptcy Code except as set forth in the schedule of cure amounts. If there are any objections filed, the cure payments, if any, required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a final order of the Bankruptcy Court resolving such dispute. The Debtors shall retain their right to reject any of their executory contracts or unexpired leases that are subject to a dispute, including contracts or leases that are subject to a dispute concerning amounts necessary to cure any defaults, until the entry of a final order resolving such dispute is entered by the Bankruptcy Court.

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3.	Rejection Claims.

In the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan of Reorganization results in damages to the other party or parties to such contract or lease, a claim for such damages, if not heretofore evidenced by a timely filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective properties or interests in property as agents, successors, or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors and the Reorganized Debtors on or before the date that is thirty (30) days after the Confirmation Date or such later rejection date that occurs as a result of a dispute concerning amounts necessary to cure any defaults.

4.	Assignment.

Any executory contract or unexpired lease so assumed or and assigned shall remain in full force and effect for the benefit of the Reorganized Debtor or assignee in accordance with its terms, notwithstanding any provision in such executory contract or unexpired lease (including those of the type described in sections 365(b)(2) of the Bankruptcy Code) that prohibits, restricts, or conditions such assumption, transfer or assignment. Any provision that prohibits, restricts, or conditions the assignment or transfer of any such executory contract or unexpired lease or that terminates or modifies such executory contract or unexpired lease or allows the counterparty to such executory contract or unexpired lease to terminate, modify, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon any such transfer and assignment constitutes an unenforceable anti-assignment provision and is void and of no force or effect.

5.	Survival of the Debtors’ Indemnification Claims.

Any obligations of the Debtors pursuant to their corporate charters and bylaws or other organizational documents to indemnify current and former officers and directors of the Debtors with respect to all present and future actions, suits and proceedings against the Debtors or such directors and/or officers, based upon any act or omission for or on behalf of the Debtors shall not be discharged or impaired by confirmation of the Plan, provided that the Reorganized Debtors shall not indemnify directors of the Debtors for any matters that are excluded from the releases in sections 10.5 and 10.6. To the extent provided in section 8.5 of the Plan, such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors hereunder and shall continue as obligations of the Reorganized Debtors; provided, however, that prepetition indemnification obligations not expressly assumed under section 8.5 of the Plan shall be rejected on the Effective Date.

6.	Insurance Policies.

All insurance policies pursuant to which the Debtors have any obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan of Reorganization and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect. All other insurance policies shall revest in the Reorganized Debtors.

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7.	Casino Property Leases.

The Casino Property Leases (as defined in the Plan) shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect.

C.	Effect of Confirmation
1.	Vesting of Assets.

On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors’ estates shall vest in the Reorganized Debtors free and clear of all Claims, liens, encumbrances, charges and other interests, except as provided in the Plan and other than the Prepetition First Priority Liens (as defined in the Final Cash Collateral Order) or any other liens or security interests granted to secure any indebtedness and obligations under the Amended and Restated Credit Agreement or any other “Loan Documents” as defined therein. The Reorganized Debtors may operate their businesses and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided in the Plan including, without limitation, section 4.3 of the Plan. On the Effective Date, except as provided in the Plan and except for the Prepetition First Priority Liens (as defined in the Final Cash Collateral Order) or any other liens or security interests granted to secure any indebtedness and obligations under the Amended and Restated Credit Agreement or any other “Loan Documents” as defined therein, all mortgages, deeds of trust, liens, pledges, or other security interests against any property of the Debtors or their estates shall be fully released, terminated and discharged without further notice or action by the Debtors, Reorganized Debtors, holders of any such mortgages, deeds of trust, liens, pledges, or other security interests against any property of the Debtors or their estates, the Bankruptcy Court or any applicable federal, state or local governmental agency or department.

2.	Discharge.

Except as otherwise provided in the Plan or contemplated hereby, the rights afforded in the Plan and the payments and distributions to be made thereunder shall (i) discharge all existing debts and Claims other than the First Lien Lender Claims which will be treated in accordance with section 4.3 of the Plan, and (ii) terminate all Equity Interests of any kind, nature or description whatsoever against or in TER and the Debtor Subsidiaries, to the fullest extent permitted by section 1141 of the Bankruptcy Code. Except as otherwise provided in the Plan or in the Confirmation Order, all persons or entities who have held, now hold, or may hold Claims against any of the Debtors or Equity Interests in TER, and all other parties in interest, along with their respective present and former employees, agents, officers, directors, principals and affiliates, are permanently enjoined from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to such Claim against the Debtors or the Reorganized Debtors or Equity Interest in TER, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors or the Reorganized Debtors, (iii) creating, perfecting or enforcing any encumbrance of any kind against the Debtors or the Reorganized Debtors or against the property or interests in property of the Debtors or the Reorganized Debtors, or (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors or the Reorganized Debtors, with respect to such Claim against any of the Debtors or Equity Interest in TER. Such injunction shall extend to any successors of the Debtors and Reorganized Debtors and their respective properties and interest in properties.

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3.	Term of Injunctions or Stays.

Unless otherwise provided, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

4.	Exculpation.

As of the Effective Date, the following parties, entities, and individuals shall have no liability for any prepetition or postpetition act taken or omitted to be taken in connection with, or related to the Chapter 11 Cases or formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the consummation of the Plan, the Disclosure Statement, the Purchase Agreement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or any other pre-Effective Date act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors except for any express contractual or financial obligations owed to the Debtors, the Reorganized Debtors or the Non-Debtor Released Parties or any right or obligation arising under or that is part of the Plan or an agreement entered into pursuant to, in connection with or contemplated by, the Plan, including without limitation, the obligations under the Purchase Agreement, the Amended Organizational Documents, the Amended and Restated Credit Agreement and all ancillary and related documents thereto: (i) the current and former directors, officers and employees of the Debtors and the Reorganized Debtors; (ii) the affiliates, agents, financial advisors, investment bankers, professionals, accountants and attorneys of the Debtors and the Reorganized Debtors and their respective partners, owners and members; (iii) BNAC, the First Lien Lenders and the Agents and their respective members, agents, financial advisors, investment bankers, professionals, accountants and attorneys (including partners, owners and members thereof); and (iv) each Plan Investor and their respective affiliates, agents, financial advisors, investment bankers, professionals, accountants and attorneys (including partners, owners and members thereof). Such parties, entities and individuals shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under this Plan and the ancillary documents hereto. Notwithstanding the foregoing, the provisions of section 10.6 of the Plan shall not limit any liability on the part of the aforementioned parties that is determined by a final order of a court of competent jurisdiction for actions or failure to act amounting to willful misconduct, intentional fraud or criminal conduct.

5.	Mutual Releases.

On the Effective Date, in accordance with the Plan, the Released Parties shall be deemed to unconditionally and irrevocably release each other from any and all claims, interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or thereafter arising, in law, equity or otherwise, that such entity or person would have been legally entitled to assert (whether individually or collectively), relating to any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganization Cases, or the Plan, except that (i) no Released Party shall be released from any act or omission that constitutes gross negligence, willful misconduct or fraud as determined by final order of a court of competent jurisdiction, and (ii) the foregoing release shall not apply to any express contractual or financial obligations owed to the Debtors or the Reorganized Debtors or any right or obligation arising under or that is part of the Plan or an agreement entered into pursuant to, in connection with or contemplated by, the Plan, including without limitation, the obligations under the Purchase

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Agreement, the Amended Organizational Documents, the Beal Commitment Letter, the Amended and Restated Credit Agreement and all ancillary and related documents thereto.

6.	Injunction Related to Releases.

Upon the Effective Date, the commencement or prosecution by any person or entity, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities (a) released pursuant to this Plan, including but not limited to the Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released in sections 10.5 and 10.6 of the Plan, or (b) subject to indemnification by the Debtors or Reorganized Debtors pursuant to section 8.5 of the Plan, shall be enjoined.

As set forth above, the Plan includes standard mutual releases by the Debtors of its officers and directors, the holders of the First Lien Lender Claims, Mr. Trump, and their respective agents and representatives. As is common practice, the Plan also provides for the assumption by the Debtors of existing indemnification obligations owed to its officers and directors and an injunction prohibiting the assertion by third parties of Claims against those persons related to their roles as officers and directors of the Debtors. The reason for these provisions is to protect the officers and directors for the decisions they have made and the actions they have taken in connection with the Debtors and the restructuring. Without the continued indemnification, parties that are not satisfied with their treatment under the Plan could attempt to disrupt the operations of the Reorganized Debtors by commencing frivolous suits against officers and directors who acted in good faith in their efforts to restructure the Debtors. The injunction is necessary to avoid collateral attacks on the Reorganized Debtors through those indemnifcation provisions.

The Debtors are providing releases to their officers and directors, as are typically provided by restructuring debtors, in recognition of the services that such officers and directors have provided to maintain the operations of the Debtors in the current difficult economic environment and assisting the Debtors in the negotiation, preparation, and eventual implementation of the Plan.  As detailed above, the First Lien Lenders and Mr. Trump are providing significant value to the Debtors, in the form of their $100 million investment in the Debtors, as well as their other concessions to the Debtors, and therefore the releases of such parties included in the Plan are justified.

7.	Survival of Indemnification.

As is common practice, the Plan provides for the assumption by the Debtors of existing indemnification obligations owed to its current and former officers and directors and an injunction prohibiting the assertion by third parties of Claims against those persons related to their roles as officers and directors of the Debtors. Without continued indemnification, parties that are not satisfied with their treatment under the Plan could attempt to disrupt the operations of the Reorganized Debtors by commencing frivolous suits against current and former officers and directors who acted in good faith in their efforts. The injunction is necessary to avoid collateral attacks on the Reorganized Debtors through those indemnification provisions.

8.	Retention of Causes of Action/Reservation of Rights.

Nothing contained in the Plan or in the Confirmation Order shall be deemed to be a waiver or the relinquishment of any rights or causes of action that the Debtors or the Reorganized Debtors may have or which the Reorganized Debtors may choose to assert on behalf of their respective estates under any provision of the Bankruptcy Code or any applicable non-bankruptcy law or rule, common law, equitable principle or other source of right or obligation, including, without

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limitation, (i) any and all claims against any person or entity, to the extent such person or entity asserts a crossclaim, counterclaim, and/or claim for setoff which seeks affirmative relief against the Debtors, the Reorganized Debtors, their officers, directors, or representatives; (ii) the turnover of any property of the Debtors’ estates; and (iii) the Retained Claims; provided,however, that this shall not apply to any claims released in section 10.5 of the Plan.

Nothing contained in the Plan or in the Confirmation Order shall be deemed to be a waiver or relinquishment of any claim, cause of action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Commencement Date, against or with respect to any claim left unimpaired by the Plan of Reorganization. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, causes of action, rights of setoff, and other legal or equitable defenses which they had immediately prior to the Commencement Date fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights respecting any claim left unimpaired by the Plan of Reorganization may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

D.	Miscellaneous Provisions

The Plan also contains provisions relating, but not limited to, vesting of assets, injunction against interference with the Plan, payment of statutory fees, substantial consummation, compliance with tax requirements, severability, revocation and amendment of the Plan, governing law, and timing. For more information regarding these items, see the Plan attached hereto as Exhibit A.

IX.

CERTAIN RISK FACTORS TO BE CONSIDERED

HOLDERS OF ALLOWED FIRST LIEN LENDER CLAIMS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE HEREIN), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

A.	Certain Bankruptcy Considerations

Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications of the Plan will not be required for confirmation or that such modifications would not necessitate the re-solicitation of votes. Although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to such timing. In the event the conditions precedent described in section 9.1 of the Plan have not been satisfied or waived (to the extent possible) by the Debtors or applicable party (as provided for in the Plan) as of the Effective Date, then the Confirmation Order will be vacated, no distributions under the Plan will be made, and the Debtors and all holders of claims and equity interests will be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though such Confirmation Date had never occurred.

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The Plan provides for no distribution to Classes 4A-4J, 5A-5J, 6, 7, 8, 9, and 10. The Bankruptcy Code conclusively deems these Classes to have rejected the Plan. Notwithstanding the fact that these Classes are deemed to have rejected the Plan, the Bankruptcy Court may confirm the Plan if at least one impaired class votes to accept the Plan (with such acceptance being determined without including the vote of any “insider” in such class). Thus, for the Plan to be confirmed with respect to each Debtor, Class 3A-3J must vote to accept the Plan. As to each impaired class that has not accepted the Plan, the Plan may be confirmed if the Bankruptcy Court determines that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to these classes. The Debtors believe that the Plan satisfies these requirements. For more information, see Section X below.

B.	Risks to Recovery By Holders of First Lien Lender Claims

The ultimate recoveries under the Plan to holders of allowed First Lien Lender Claims are subject to a number of material risks, including, but not limited to, those specified below.

1.	Variances from Projections.

The Projections for the Reorganized Debtors included herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ materially include, but are not limited to, the Reorganized Debtors’ ability to operate their business consistent with the Projections, comply with the covenants of their financing agreements, comply with the terms of their existing contracts and leases, and respond to adverse regulatory actions taken by the federal and state governments. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the Projections may affect the actual financial results of the Reorganized Debtors. Although the Debtors believe that the Projections are reasonably attainable, variations between the actual financial results and those projected will occur and these variances may be material.

2.	Unforeseen Events.

Future performance of the Reorganized Debtors is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond their control. While no assurance can be provided, based upon the current level of operations and anticipated increases in revenues and cash flows described in the Projections, the Debtors believe that cash flow from operations and available cash will be adequate to fund the Plan and meet their future liquidity needs.

3.	Other Risks.

A discussion of TER’s business risks are set forth in greater detail in the 2008 Form 10-K and the First Quarter Form 10-Q, each of which is attached hereto as Exhibit D and Exhibit E, respectively.

C.           Reorganized TER May Fail to Meet All Conditions Precedent to the Purchase Agreement and the Amended and Restated Credit Agreement

The Purchase Agreement and the Amended and Restated Credit Agreement are subject to certain conditions precedent, including those set forth in Section III.B of this Disclosure Statement. Among such conditions precedent is a condition that the order confirming the Plan be entered and final within 105 days of the filing of the Plan.  There is no guarantee that Reorganized TER will be able to satisfy such conditions precedent, but expeditious pursuit of confirmation of the

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Plan by all parties in interest will assist the Debtors in their efforts to consummate the restructuring transactions proposed herein. If the Reorganized Debtors fail to consummate the Purchase Agreement or the Amended and Restated Credit Agreement, the feasibility of the Plan may be adversely affected.

X.

Confirmation of the Plan

A.	Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after appropriate notice, to hold a hearing on confirmation of a Plan. On, or as promptly as practicable after the Commencement Date, the Debtors will request that the Bankruptcy Code schedule the confirmation hearing. Notice of the confirmation hearing will be provided to all known creditors, equity holders or their representatives. The confirmation hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the confirmation hearing or any subsequent adjourned confirmation hearing.

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a Plan. Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules, must set forth the name of the objector, the nature and amount of claims or interests held or asserted by the objector against the particular Debtor or Debtors, the basis for the objection and the specific grounds therefor, and must be filed with the Bankruptcy Court, with a copy to Chambers, together with proof of service thereof, and served upon (i) Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 (Attn: Michael F. Walsh, Esq. and Ted S. Waksman, Esq.) and McCarter & English, LLP, Four Gateway Center, 100 Mulberry Street, Newark, New Jersey 07102 (Attn: Charles A. Stanziale, Jr., Esq. and Joseph Lubertazzi, Jr., Esq.), attorneys for the Debtors, (ii) the Office of the United States Trustee for the District of New Jersey, One Newark Center, Suite 2100, Newark, New Jersey 07102 (Attn: Jeffrey M. Sponder, Esq.),, (iii) Akin Gump Strauss Hauer & Feld LLP, 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75201 (Attn: Charles R. Gibbs, Esq.), attorneys for the Administrative Agent for the First Lien Lenders, (iv) Kasowitz, Benson, Torres & Friedman LLP, 1633 Broadway New York, New York 10019 (Attn: David M. Friedman, Esq. and Adam L. Shiff, Esq.), attorneys for Mr. Trump , (v) Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038 (Attn: Kristopher M. Hansen, Esq.), attorneys for the Ad Hoc Committee, and (v) such other parties as the Bankruptcy Court may order.

Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014.

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.	General Requirements of Section 1129

At the confirmation hearing, the Bankruptcy Court will determine whether the confirmation requirements specified in section 1129 of the Bankruptcy Code have been satisfied.

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C.	Best Interests Test

The Bankruptcy Code requires that each holder of an impaired claim or equity interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

The Debtors’ costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those fees that might be payable to attorneys and other professionals that such a trustee might engage. Other liquidation costs include the expenses incurred during the Chapter 11 Cases allowed in the chapter 7 case, such as compensation for attorneys, financial advisors, appraisers, accountants and other professionals for the Debtors. In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors during the pendency of the Chapter 11 Cases.

The foregoing types of claims, costs, expenses, fees and such other claims that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-chapter 11 priority and unsecured claims. The Debtors believe that in a chapter 7 liquidation, no prepetition claims or equity interests would receive any distribution of property.

The Debtors’ liquidation analysis is an estimate of the proceeds that may be generated as a result of a hypothetical chapter 7 liquidation of the Debtors. The analysis is based on a number of significant assumptions which are described below. The liquidation analysis does not purport to be a valuation of the Debtors’ assets and is not necessarily indicative of the values that may be realized in an actual liquidation.

D.	Liquidation Analysis

As noted above, the Debtors believe that under the Plan all holders of impaired claims and equity interests will receive property with a value not less than the value such holder would receive in a liquidation of the Debtors under chapter 7 of the Bankruptcy Code. The Debtors’ belief is based primarily on (i) consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to holders of impaired claims and equity interests, including (a) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a chapter 7 trustee and professional advisors to the trustee, (b) the erosion in value of assets in a chapter 7 case in the context of the rapid liquidation required under chapter 7 and the “forced sale” atmosphere that would prevail, (c) the adverse effects on the Debtors’ business as a result of the likely departure of key employees, artists, account representatives, and the probable loss of customers, (d) the substantial increases in claims, such as estimated contingent claims, which would be satisfied on a priority basis or on parity with the holders of impaired claims and equity interests of the chapter 11 cases, (e) the reduction of value associated with a chapter 7 trustee’s operation of the Debtors’ businesses, and (f) the substantial delay in distributions to the holders of impaired claims and equity interests that would likely ensue in a chapter 7 liquidation and (ii) the liquidation analysis prepared by the Debtors, which is attached hereto as Exhibit F.

The Debtors believe that any liquidation analysis is speculative, as such an analysis necessarily is premised on assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors. Thus, there can be no assurance as to values that would actually be realized in a chapter 7 liquidation, nor can there be any assurance that a Bankruptcy Court would accept the Debtors’ conclusions or concur

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with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

For example, the liquidation analysis necessarily contains an estimate of the amount of claims which will ultimately become allowed claims. This estimate is based solely upon the Debtors’ review of its books and records and the Debtors’ estimates as to additional claims that may be filed in the Chapter 11 Cases or that would arise in the event of a conversion of the case from chapter 11 to chapter 7. No order or finding has been entered by the Bankruptcy Court or any other court estimating or otherwise fixing the amount of claims at the projected amounts of allowed claims set forth in the liquidation analysis. In preparing the liquidation analysis, the Debtors have projected an amount of allowed claims that is at the lower end of a range of reasonableness such that, for purposes of the liquidation analysis, the largest possible liquidation dividend to holders of allowed claims can be assessed. The estimate of the amount of allowed claims set forth in the liquidation analysis should not be relied on for any other purpose, including any determination of the value of any distribution to be made on account of allowed claims under the Plan.

To the extent that confirmation of the Plan requires the establishment of amounts for the chapter 7 liquidation value of the Debtors, funds available to pay claims, and the reorganization value of the Debtors, the Bankruptcy Court will determine those amounts at the confirmation hearing. Accordingly, the attached liquidation analysis is provided solely to disclose to holders the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein.

E.	Feasibility

The Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared the Projections described in section V above. Based upon such Projections, the Debtors believe that they will be able to make all payments required pursuant to the Plan and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

F.	Section 1129(b)

The Bankruptcy Court may confirm a plan of reorganization over the rejection or deemed rejection of the plan of reorganization by a class of claims or equity interests if the plan of reorganization “does not discriminate unfairly” and is “fair and equitable” with respect to such class.

1.	No Unfair Discrimination.

This test applies to classes of claims or equity interests that are of equal priority and are receiving different treatment under the plan of reorganization. The test does not require that the treatment be the same or equivalent, but that such treatment is “fair.”

2.	Fair and Equitable Test.

This test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. As to the dissenting class, the test sets different standards, depending on the type of claims or equity interests in such class:

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•

Secured Creditors. Each holder of an impaired secured claim either (i) retains its liens on the property, to the extent of the allowed amount of its secured claim and receives deferred cash payments having a value, as of the Effective Date, of at least the allowed amount of such claim, or (ii) has the right to credit bid the amount of its claim if its property is sold and retains its liens on the proceeds of the sale (or if sold, on the proceeds thereof) or (iii) receives the “indubitable equivalent” of its allowed secured claim.

•

Unsecured Creditors. Either (i) each holder of an impaired unsecured claim receives or retains under the plan or reorganization property of a value equal to the amount of its allowed claim or (ii) the holders of claims and equity interests that are junior to the claims of the dissenting class will not receive any property under the plan of reorganization.

•

Equity Interests. Either (i) each equity interest holder will receive or retain under the plan of reorganization property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock and (b) the value of the stock, or (ii) the holders of equity interests that are junior to the equity interests of the dissenting class will not receive any property under the plan of reorganization.

The Debtors believe the Plan will satisfy the “fair and equitable” requirement notwithstanding that Classes 4A-4J, 5A-5J, 6, 7, 8, 9, and 10 are deemed to reject the Plan because no Class that is junior to such Class will receive or retain any property on account of the equity interests in such Class.

XI.

Alternatives to Confirmation and Consummation of this Plan

A.	Liquidation Under Chapter 7

If no chapter 11 plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effect that a chapter 7 liquidation would have on the recoveries of holders of claims is set forth in Section X.D of this Disclosure Statement. The Debtors believe that liquidation under chapter 7 would result in smaller distributions being made to creditors than those provided for in the Plan because (a) the likelihood that other assets of the Debtors would have to be sold or otherwise disposed of in a less orderly fashion, (b) additional administrative expenses attendant to the appointment of a trustee and the trustee’s employment of attorneys and other professionals, (c) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors’ operations. In a chapter 7 liquidation, the Debtors believe that there would be no distribution to holders of allowed claims in Classes 4A-4J, 5A-5J, 6, 7, 8, 9, and 10 and the distribution to holders of allowed claims in Class 3A-3J would be materially less.

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B.	Alternative Plan

The Debtors have determined that their long term success is dependent on receiving significant new investment of capital, as well as a material de-leveraging of their capital structure.  As described in Section V.D, the only proposals for investing in the Debtors were from Beal and Mr. Trump, on which the Plan is based, and from the Ad Hoc Committee.  The Debtors selected the proposal from Beal and Mr. Trump for a variety of reasons, including that (i) the Beal/Trump proposal provides significantly more capital for the Debtors business operations, (ii) the Beal/Trump proposal results in a less leveraged capital structure, (iii) the Beal/Trump proposal provides significantly better payment terms for the remaining senior secured debt, (iv) the Valuation Analysis prepared by Lazard shows that the enterprise value of the Debtors is less than the amount of First Lien Lender Claims and (v) the Beal/Trump proposal provides valuable licensing rights to use certain “Trump” trademarks and Mr. Trump’s likeness, as well as provides for agreements under which Mr. Trump would provide marketing and promotional services, and present certain business opportunities, to the Debtors and would refrain from engaging in certain activities that are competitive with the Debtors’ businesses.

If the Plan is not confirmed and the Debtors’ exclusive period in which to file a Plan has expired, the Debtors, the Ad Hoc Committee, or any other party in interest could attempt to formulate a different plan.  However, after months of analysis and negotiation, the Debtors have concluded that the Plan enables creditors to realize the most value under the circumstances and, as described above, is superior to a plan based on the proposal from the Ad Hoc Committee.

If no restructuring plan is confirmable, the Debtors could consider a liquidation under chapter 11. In a liquidation, the Debtors would incur the expenses associated with closing or transferring its casino properties to new operators. The process would be carried out in a more orderly fashion over a greater period of time than a liquidation under chapter 7 of the Bankruptcy Code. Further, if a trustee were not appointed, because such appointment is not required in a chapter 11 case, the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case. Although preferable to a chapter 7 liquidation, the Debtors believe that liquidation under chapter 11 is a much less attractive alternative to creditors than the Plan because of the greater return provided by the Plan.

XII.

Certain United States Federal Income Tax Consequences of the Plan

The following discussion summarizes certain material U.S. federal income tax consequences expected to result to (i) the Debtors and the Reorganized Debtors and (ii) the First Lien Lenders (the “Holders”). The following summary does not address the U.S. federal income tax consequences to holders whose claims are not impaired (e.g., Other Priority Claims and Other Secured Claims) or to Mr. Trump or ACE Entertainment Holdings, Inc. In addition, the following does not address the U.S. federal income tax consequences to holders of TER Equity Interests, holders of TER Holdings Equity Interests, holders of Second Lien Note Claims and holders of General Unsecured Claims as they are deemed to reject the Plan. This discussion is based on current provisions of the Tax Code, applicable Treasury regulations, judicial authority and current administrative rulings and pronouncements of the Internal Revenue Service (the “Service”). There can be no assurance that the Service will not take a contrary view. No ruling from the Service has been or will be sought nor will any counsel provide a legal opinion as to any of the expected tax consequences set forth below.

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Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to the Holders, the Debtors and the Reorganized Debtors. It cannot be predicted whether any tax legislation will be enacted or, if enacted, whether any tax law changes contained therein would affect the tax consequences to the Holders, the Debtors or the Reorganized Debtors.

The following discussion is for general information only, and does not address the tax consequences to holders of Claims who are not Holders (as defined above). The tax treatment of a Holder may vary depending upon such Holder’s particular situation. In addition, this summary generally does not address foreign, state or local tax consequences of the Plan, nor does it address the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, other financial institutions, small business investment companies, regulated investment companies, real estate investment trusts, U.S. persons whose functional currency is not the U.S. dollar, traders that mark-to-market their securities, taxpayers subject to the alternative minimum tax, tax-exempt organizations (including, without limitation, certain pension funds), persons holding an equity interest as part of an integrated constructive sale, hedge, conversion transaction or straddle, pass-through entities and investors in pass-through entities). Furthermore, this summary does not address U.S. federal taxes other than income taxes, nor does it apply to any person that acquires loans governed by the Amended and Restated Credit Agreement (“Modified First Lien Loans”) in the secondary market. This discussion assumes that the First Lien Lender Claims and the Modified First Lien Loans are held as “capital assets” (generally, held for investment) within the meaning of Section 1221 of the Tax Code and that TER Holdings has been and will be treated and taxed as a partnership for U.S. federal income tax purposes. The Debtors have not independently valued the potential tax benefits of the Plan with respect to Mr. Trump or any other party-in interest in the Chapter 11 Cases. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS.

INTERNAL REVENUE SERVICE CIRCULAR 230 NOTICE: TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS OF CLAIMS OR EQUITY INTERESTS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE DEBTORS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS OF CLAIMS OR EQUITY INTERESTS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

A.	U.S. Federal Income Tax Consequences to the Debtors
1.	Cancellation of Indebtedness and Reduction of Tax Attributes.

The cancellation of the Second Lien Note Claims and the General Unsecured Claims will result in cancellation of indebtedness (“COD”) income and the modification of the First Lien Lender Claims pursuant to the Amended and Restated Credit Agreement may result in COD income if the issue price of the Modified First Lien Loans is less than the adjusted issue price of the First Lien

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Lender Claims prior to being modified. See “—U.S. Federal Income Tax Consequences to U.S. Holders—Modification of First Lien Lender Claims,” below.

Under Section 108 of the Tax Code, COD income is excluded from income if it occurs in a case brought under the Bankruptcy Code, provided the taxpayer is under the jurisdiction of a court in such case and the cancellation of indebtedness is granted by the court or is pursuant to a plan approved by the court (the “Bankruptcy Exception”). Generally, under Section 108(b) of the Tax Code, any COD income excluded from income under the Bankruptcy Exception must be applied against and reduce certain tax attributes of the taxpayer. Unless the taxpayer elects to have such reduction apply first against the basis of its depreciable property, such reduction is first applied against net operating losses (“NOLs”) of the taxpayer (including NOLs from the taxable year of discharge and any NOL carryover to such taxable year), and then to certain tax credits, capital loss and capital loss carryovers, and tax basis. Any reduction in tax attributes in respect of excluded COD income does not occur until after the determination of the taxpayer’s income or loss for the taxable year in which the COD income is realized.

Under Section 108(d)(6) of the Tax Code, when an entity (like TER Holdings) that is taxed as a partnership realizes COD income, its partners are treated as receiving their allocable share of such COD income and the Bankruptcy Exception (and related attribute reduction) is applied at the partner level rather than at the entity level. Accordingly, TER will be treated as receiving its allocable share of the COD income realized by TER Holdings. However, because the cancellation of indebtedness will occur in a case brought under the Bankruptcy Code and TER will qualify for the Bankruptcy Exception, TER will not be required to include in its income any COD income generated by and allocated to it as a result of the implementation of the Plan. TER will be required to reduce its tax attributes in an amount equal to the amount of COD income excluded from income under the Bankruptcy Exception. TER currently expects, subject to the discussion in the next paragraph, that COD income resulting from the Plan and allocated to it will be excluded from its income under the Bankruptcy Exception, and, as a result, it will reduce its NOLs by the amount of such COD income. TER does not expect to have sufficient NOLs to fully offset its COD income, and accordingly expects to be required under Section 108(b) of the Tax Code to reduce other tax attributes.

Changes to the Tax Code as a result of the American Recovery and Reinvestment Act of 2009 would permit TER Holdings to elect to defer its partners’ inclusion of COD income resulting from the Plan. Subject to certain circumstances where the recognition of COD income is accelerated, the amount of COD income would under that election be includible in the partners’ income ratably over a five-taxable year period beginning with the fifth taxable year after the COD income arises. The election to defer COD income would be in lieu of excluding it and reducing NOLs and certain tax attributes as described above. The collateral tax consequences of making such election are complex. The Debtors currently are analyzing whether the deferral election would be advantageous.

2.	Section 382 Limitations on NOLs.

The Plan will trigger an “ownership change” of TER on the Effective Date for purposes of Section 382 of the Tax Code. Consequently, following the Effective Date, any remaining NOL carryforwards and certain other tax attributes (including current year NOLs) of TER allocable under the tax law to periods prior to the Effective Date (collectively, “pre-change losses”) will be subject to limitation under Section 382, subject to the following discussion regarding special rules in the context of certain bankruptcy proceedings. Any Section 382 limitations apply in addition to, and not in lieu of, the attribute reduction that results from the COD arising in connection with the Plan.

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Under Section 382 of the Tax Code, if a corporation undergoes an ownership change and the corporation does not qualify for (or elects out of) the special bankruptcy exception discussed below, the amount of its pre-change losses that may be utilized to offset future taxable income is subject to an annual limitation. In general, the amount of the annual limitation is equal to the product of (i) the fair market value of the stock of the corporation immediately before the ownership change (with certain adjustments) multiplied by (ii) the “long term tax exempt rate” in effect for the month in which the ownership change occurs (e.g., 4.48% for ownership changes occurring in August, 2009). For a corporation in bankruptcy that undergoes an ownership change pursuant to a confirmed bankruptcy plan, the fair market value of the stock of the corporation is generally determined immediately after (rather than before) the ownership change after giving effect to the surrender of creditors’ claims, but subject to certain adjustments; in no event, however, can the stock value for this purpose exceed the pre-change gross value of the corporation’s assets. An exception to the foregoing annual limitation rules generally applies where qualified creditors and stockholders of a debtor corporation receive, in respect of their claims or shares, at least 50% of both the voting power and the value of the stock of the reorganized debtor pursuant to a confirmed Chapter 11 plan. However, the Debtors do not expect that this exception will be applicable to the ownership change resulting from the Plan.

Any portion of the annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year. However, if the corporation does not continue its historic business or use a significant portion of its historic assets in a new business for at least two years after the ownership change, or if certain shareholders claim worthless stock deductions and continue to hold their stock in the corporation at the end of the taxable year, the annual limitation resulting from the ownership change is reduced to zero, thereby precluding any utilization of the corporation’s pre-change losses, absent any increases due to recognized built-in gains discussed below. Generally, NOL carryforwards expire 20 years after they first arise.

Section 382 of the Tax Code also limits the deduction of certain built-in losses recognized subsequent to the date of the ownership change. If a loss corporation has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income, gain, loss and deduction), then any built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as pre-change losses and will be subject to the annual Section 382 limitation. Conversely, if the loss corporation has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized (or, according to a Service notice, treated as recognized) during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the annual Section 382 limitation in the year recognized, such that the loss corporation would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance.

Accordingly, the impact of any future ownership change depends upon, among other things, the amount of pre-change losses remaining after the use or reduction of attributes due to the COD, the value of both the stock and assets of TER at such time, the continuation of its business and the amount and timing of future taxable income.

3.	Alternative Minimum Tax.

In general, an alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income (“AMTI”) at a 20% rate to the extent that such tax exceeds the corporation’s regular U.S. federal income tax. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by

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available NOL carryforwards, only 90% of a corporation’s taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes).

In addition, if a corporation undergoes an ownership change and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation’s aggregate tax basis in its assets is generally reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.

Thus, for tax periods after the Effective Date, Reorganized TER may have to pay AMT regardless of whether it generates a NOL or has sufficient NOL carryforwards to offset regular taxable income for such periods. Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular U.S. federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

B.	U.S. Federal Income Tax Consequences to U.S. Holders

For purposes of the following discussion, a U.S. Holder is a Holder who or that is or is treated for U.S. federal income tax purposes as (1) an individual that is a citizen or resident of the United States, (2) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income tax regardless of its source, or (4) a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, and it has validly elected to continue to be treated as a U.S. person.

1.	Modification of First Lien Lender Claims.

The modification of the terms of a debt instrument will be treated, for U.S. federal income tax purposes, as a “deemed” exchange of the old debt instrument for a new debt instrument if such modification is a “significant modification” under applicable Treasury regulations. In general, a modification is a “significant modification” if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered are economically significant. Under the Treasury Regulations, a modification that adds, deletes or alters customary accounting or financial covenants is, without more, not a significant modification.

Treasury regulations provide that a change in the yield of a debt instrument is a significant modification if the yield on the modified instrument varies from the annual yield on the unmodified instrument (determined as of the date of the modification) by more than the greater of 25 basis points or five percent of the annual yield of the unmodified instrument. Also, a modification that changes the timing of payments due under a debt instrument is a significant modification if it results in the material deferral of scheduled payments. The materiality of the deferral depends on all the facts and circumstances, including the length of the deferral, the original term of the instrument, the amounts of the payments that are deferred and the time period between the modification and the actual deferral of payments.

The Debtors intend to take the position, and the remainder of this discussion assumes, that the modification of the First Lien Lender Claims pursuant to the Amended and Restated Credit Agreement constitutes a “significant modification” and thus results in a deemed exchange of the First Lien Lender Claims. If a contrary position is successfully asserted by the Service, the U.S. federal income tax consequences of the modification of the First Lien Lender Claims could materially differ

49

from those described below. Each U.S. Holder should consult its own tax advisor with respect to the correctness of the Debtors’ position and the tax consequences of the modification of the First Lien Lender Claims if that position is not correct.

Fully Taxable Exchange. The deemed exchange of the First Lien Lender Claims will be treated as a fully taxable transaction. Accordingly, the exchanging U.S. Holder should recognize gain or loss in an amount equal to the difference, if any, between (i) the “issue price” of the Modified First Lien Loans received (other than in respect of accrued but unpaid interest and possibly accrued original issue discount (“OID”)) (see “—Ownership and Disposition of the Modified First Lien Loans—Stated Interest and Original Issue Discount,” below) and (ii) the U.S. Holder’s adjusted tax basis in the First Lien Lender Claims exchanged (other than any basis attributable to accrued but unpaid interest and possibly accrued OID). See “—Character of Gain or Loss,” below. In addition, a U.S. Holder will have interest income to the extent of any Modified First Lien Loans allocable to accrued but unpaid interest not previously included in income. See “—Payment of Accrued Interest,” below.

Generally, assuming no prior bad debt deduction has been claimed, a U.S. Holder’s adjusted tax basis in a First Lien Lender Claim will be equal to the cost of the Claim to such U.S. Holder, increased by any OID previously included in income (but see “—Payment of Accrued Interest,” below, regarding the possible treatment of accrued OID). If applicable, a U.S. Holder’s tax basis in a First Lien Lender Claim will also be (i) increased by any market discount previously included in income by such U.S. Holder pursuant to an election to include market discount in gross income currently as it accrues, and (ii) reduced by any cash payments received on the First Lien Lender Claim other than payments of “qualified stated interest,” and by any amortizable bond premium that the U.S. Holder has previously deducted.

A U.S. Holder’s tax basis in the Modified First Lien Loans received will equal the issue price of such instruments. The U.S. Holder’s holding period in the Modified First Lien Loans should begin on the day following the exchange date.

Character of Gain or Loss. Where gain or loss is recognized by a U.S. Holder in respect of the deemed exchange of the First Lien Lender Claims, unless the U.S. Holder previously claimed a bad debt deduction with respect to such Claim and subject to the discussion below in “—Payment of Accrued Interest,” such gain or loss generally will be capital gain or loss except to the extent any gain is recharacterized as ordinary income pursuant to the market discount rules discussed below. A reduced tax rate on long-term capital gain may apply to non-corporate U.S. Holders. The deductibility of capital loss is subject to significant limitations.

A U.S. Holder that purchased its First Lien Lender Claims from a prior holder at a “market discount” (relative to the principal amount of the Claims at the time of acquisition) may be subject to the market discount rules of the Tax Code. In general, a debt instrument is considered to have been acquired with “market discount” if its holder’s adjusted tax basis in the debt instrument is less than (i) its stated principal amount or (ii) in the case of a debt instrument issued with OID, its adjusted issue price, in each case, by at least a de minimis amount. The de minimis amount is equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity. Generally, qualified stated interest is a stated amount of interest payable in cash at least annually.

Under these market discount rules, any gain recognized on the deemed exchange of First Lien Lender Claims generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant interest

50

basis) during the U.S. Holder’s period of ownership, unless the U.S. Holder elected to include the market discount in income as it accrued. If a U.S. Holder did not elect to include market discount in income as it accrued and thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its First Lien Lender Claims, such deferred amounts would become fully deductible at the time of the exchange.

Payment of Accrued Interest. In general, to the extent that any consideration received pursuant to the Plan by a U.S. Holder is received in satisfaction of accrued interest during its holding period, such amount will be taxable to the U.S. Holder as interest income (if not previously included in the U.S. Holder’s gross income). Conversely, a U.S. Holder generally recognizes a deductible loss to the extent any accrued interest or OID was previously included in its gross income and is not paid in full. However, the Service has privately ruled that a holder of a security of a corporate issuer, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID. Accordingly it is also unclear whether, by analogy, a U.S. Holder would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full.

The Plan provides that consideration received in respect of a Claim is allocable first to the principal amount of the Claim (as determined for U.S. federal income tax purposes) and then, to the extent of any excess, to the remainder of the Claim, including any Claim for accrued but unpaid interest (in contrast, for example, to a pro rata allocation of a portion of the consideration received between principal and interest, or an allocation first to accrued but unpaid interest). See Section 6.11 of the Plan. There is no assurance that the Service will respect such allocation for U.S. federal income tax purposes. You are urged to consult your own tax advisor regarding the allocation of consideration and the deductibility of accrued but unpaid interest and accrued OID for U.S. federal income tax purposes.

2.	Ownership and Disposition of the Modified First Lien Loans.

Stated Interest, OID and Issue Price. A U.S. Holder of Modified First Lien Loans will be required to include stated interest on the Modified First Lien Loans in income in accordance with the U.S. Holder’s regular method of accounting to the extent such stated interest is “qualified stated interest.” Stated interest generally is “qualified stated interest” if it is unconditionally payable in cash at least annually. Subject to the application of the option rule discussed below, the stated interest payable on the Modified First Lien Loans should be qualified stated interest.

A debt instrument generally has OID if its “stated redemption price at maturity” exceeds its “issue price” by more than a de minimis amount. A debt instrument’s stated redemption price at maturity includes all principal and interest payable over the term of the debt instrument, other than qualified stated interest.

The “issue price” of the Modified First Lien Loans depends on whether, at any time during the 60-day period ending 30 days after the exchange date, the Modified First Lien Loans are traded on an “established market” or the First Lien Lender Claims exchanged for the Modified First Lien Loans are traded on an established market. Pursuant to applicable Treasury regulations, an “established market” need not be a formal market. It is sufficient that the Modified First Lien Loans or First Lien Lender Claims appear on a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions. Also, under certain circumstances, debt is considered to be traded on an established market when price quotations for such debt are readily available from dealers, brokers or traders.

51

If the Modified First Lien Loans or the First Lien Lender Claims are treated for U.S. federal income tax purposes as traded on an established market, the issue price of the Modified First Lien Loans will equal the fair market value of such loans on the Effective Date. In such event, a Modified First Lien Loan will be treated as issued with OID to the extent that its issue price is less than its stated redemption price at maturity. Depending on the fair market value of the Modified First Lien Loans, the total amount of OID could be substantial.

If neither the Modified First Lien Loans nor the First Lien Lender Claims are traded on an established market, the issue price for the Modified First Lien Loans should be the stated redemption price at maturity of the Modified First Lien Loans.

It is uncertain whether the First Lien Lender Claims are, or whether the Modified First Lien Loans will be, traded on an established market. TER Holdings, however, intends to treat the Modified First Lien Loans as having an issue price equal to their stated redemption price at maturity. In general, TER Holding’s determination of issue price will be binding on all holders of Claims, other than a holder that explicitly discloses its inconsistent treatment in a statement attached to its timely filed tax return for the taxable year in which the deemed exchange occurs. There can be no assurance, however, that the IRS will not successfully assert a contrary position. If, contrary to TER Holding’s intended treatment, the Modified First Lien Loans are treated as issued with OID, a U.S. Holder of a Modified First Lien Loan will be subject to the rules governing OID. Unless otherwise indicated, the remainder of this discussion assumes that the Modified First Lien Loans are not issued with OID.

The terms of the Modified First Lien Loans provide for certain deferrals of principal and interest payments based on available cash flow, which deferred amounts would accrue interest at a higher interest rate than the regular interest rate on the Modified First Lien Loans. Additionally, Reorganized TER Holdings generally has the unconditional option to prepay the Modified First Lien Loans at any time without premium or penalty. For purposes of initially determining the yield and maturity of the Modified First Lien Loans under applicable Treasury Regulations, Reorganized TER Holdings will be deemed to exercise or not exercise this option in a manner that minimizes the yield on the Modified First Lien Loans. Accordingly, Reorganized TER Holdings should be deemed for these purposes to exercise its option to prepay the Modified First Lien Loans in full immediately before any deferral of a principal or interest payment on the Modified First Lien Loans, and not to exercise its option to prepay the Modified First Lien Loans in part or in full on earlier dates. If Reorganized TER Holdings does not in fact exercise its option to prepay the Modified First Lien Loans in full at that time, a U.S. Holder’s OID calculation for future periods will be adjusted by treating the Modified First Lien Loans as if they had been retired and then reissued for an amount equal to their adjusted issue price at that time and re-calculating the total amount of OID and yield to maturity of the reissued Modified First Lien Loans (taking into account the application of the option rule under the applicable Treasury regulations discussed above).

The rules regarding the determination of issue price and OID are complex, and the OID rules described above may not apply in all cases. Additionally, it is possible that the option rule discussed above may not be applicable to the Modified First Lien Loans, in which case the Modified First Lien Loans might be subject to special rules governing contingent payment debt instruments (“CPDI”). While TER Holdings intends to take the position that the Modified First Lien Loans are not subject to the CPDI rules, the IRS may successfully assert a contrary conclusion. Accordingly, you should consult your own tax advisor regarding the determination of the issue price of the Modified First Lien Loans and the possible application of the OID and CPDI rules.

52

Sale, Redemption or Repurchase. U.S. Holders generally will recognize capital gain or loss upon the sale, redemption or other taxable disposition of Modified First Lien Loans in an amount equal to the difference between the U.S. Holder’s adjusted tax basis in the Modified First Lien Loans and the sum of the cash plus the fair market value of any property received from such disposition (other than amounts attributable to accrued but unpaid stated interest on the Modified First Lien Loans, which will be taxable as ordinary income for U.S. federal income tax purposes to the extent not previously so taxed). Generally, a U.S. Holder’s adjusted tax basis in a Modified First Lien Loan will be equal to its initial tax basis (as determined above), increased by any OID previously included in income, and reduced by any cash payments received on the Modified First Lien Loan other than payments of “qualified stated interest.”

The gain or loss generally will be treated as capital gain or loss. Any capital gain or loss generally should be long-term if the U.S. Holder’s holding period for its Modified First Lien Loans is more than one year at the time of disposition. A reduced tax rate on long-term capital gain may apply to non-corporate U.S. Holders. The deductibility of capital loss is subject to significant limitations. If the Modified First Lien Loans were treated as CPDI, any gain would be ordinary income and not capital gain, and in certain circumstances all or a portion of any loss may be treated as ordinary loss.

3.	Backup Withholding and Information Reporting.

A U.S. Holder may be subject to backup withholding at the applicable tax rate (currently 28%) with respect to payments of interest (including accruals of OID) and any other reportable payments, possibly including amounts received pursuant to the Plan and payments of proceeds from the sale, retirement or other disposition of the Modified First Lien Loans, unless such U.S. Holder (x) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (y) provides a correct taxpayer identification number (“TIN”) on Service Form W-9 (or a suitable substitute form), certifies as to no loss of exemption from backup withholding and complies with applicable requirements of the backup withholding rules. An otherwise exempt U.S. Holder may be subject to backup withholding if, among other things, the U.S. Holder (i) fails to properly report payments of interest and dividends or (ii) in certain circumstances, has failed to certify, under penalty of perjury, that such U.S. Holder has furnished a correct TIN. U.S. Holders that do not provide a correct TIN may also be subject to penalties imposed by the Service.

Backup withholding is not an additional tax. Rather, the amount of tax withheld will be credited against the U.S. federal income tax liability of persons subject to backup withholding. If withholding results in an overpayment of U.S. federal income taxes, a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the Service.

The Reorganized Debtors (or their paying agent) may be obligated to provide information statements to the Service and to U.S. Holders who receive payments (except with respect to U.S. Holders that are exempt from the information reporting rules, such as corporations). Each U.S. Holder should consult its own tax advisor regarding its qualification for exemption from backup withholding and information reporting and the procedures for obtaining such exemption.

4.	Reportable Transactions.

Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of certain thresholds. Each U.S. Holder is urged to consult its own tax advisor regarding these

53

regulations and whether the transactions occurring pursuant to the Plan would be subject to these regulations and require disclosure on its tax return.

THE FOREGOING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE PLAN DESCRIBED HEREIN AND THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

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Conclusion

The Debtors believe the Plan is in the best interests of all creditors and urges the holders of impaired claims in Class 3A-3J to vote to accept the Plan and to evidence such acceptance by returning their Ballots.

Dated:	August 3, 2009

Atlantic City, New Jersey

Respectfully submitted,

TCI 2 HOLDINGS, LLC

TRUMP ENTERTAINMENT RESORTS, INC.

TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P.

TRUMP ENTERTAINMENT RESORTS FUNDING, INC.

TRUMP ENTERTAINMENT RESORTS

               DEVELOPMENT COMPANY, LLC

TRUMP TAJ MAHAL ASSOCIATES, LLC d/b/a                        TRUMP TAJ MAHAL CASINO RESORT

TRUMP PLAZA ASSOCIATES, LLC d/b/a TRUMP                        PLAZA HOTEL AND CASINO

TRUMP MARINA ASSOCIATES, LLC d/b/a TRUMP                       MARINA HOTEL CASINO

TER DEVELOPMENT CO., LLC

By:	/s/ Mark Juliano
	Name:	Mark Juliano
	Title:	Chief Executive Officer

Exhibit A: Plan of Reorganization

UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF NEW JERSEY

Caption in compliance with D.N.J. LBR 9004-2(c)

McCARTER & ENGLISH, LLP

Charles A. Stanziale, Jr.

Joseph Lubertazzi, Jr.

Lisa S. Bonsall

Jeffrey T. Testa

Four Gateway Center, 100 Mulberry Street

Newark, NJ 07102

Telephone: (973) 622-4444/Facsimile: (973) 624-7070

Counsel for Debtors and Debtors in Possession

- and -

Weil, Gotshal & Manges LLP

Michael F. Walsh

J. Philip Rosen

Ted S. Waksman

767 Fifth Avenue

New York, NY 10153

Telephone: (212) 310-8000/Facsimile: (212) 310-8007

Co-Counsel for Debtors and Debtors in Possession

Chapter 11 Case No.: 09-13654 (JHW) (Jointly Administered)
In re: TCI 2 Holdings, LLC, et al., Debtors.	Confirmation Hearing Date: October 29, 2009 Time: 10:00 a.m. Judge: Hon. Judith H. Wizmur

DEBTORS’ JOINT PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Page
Section 1.	DEFINITIONS AND INTERPRETATION	2
A.	Definitions	2
1.1.	Administrative Agent	2
1.2.	Administrative Expense Claim	2
1.3.	Agents	2
1.4.	Allowed	2
1.5.	Amended and Restated Credit Agreement	2
1.6.	Amended Organizational Documents	2
1.7.	Bankruptcy Code	3
1.8.	Bankruptcy Court	3
1.9.	Bankruptcy Rules	3
1.10.	Beal Bank	3
1.11.	BNAC	3
1.12.	Business Day	3
1.13.	Cash	3
1.14.	Claim	3
1.15.	Class	3
1.16.	Collateral Agent	3
1.17.	Commencement Date	3
1.18.	Confirmation Date	3
1.19.	Confirmation Hearing	3
1.20.	Confirmation Order	3
1.21.	Debtor Subsidiaries	4
1.22.	Debtors	4
1.23.	Debtor in Possession	4
1.24.	Disallowed	4
1.25.	Disbursing Agent	4
1.26.	Disclosure Statement	4
1.27.	Disputed Claim	4
1.28.	Distribution Record Date	4
1.29.	Effective Date	4
1.30.	Equity Interest	5
1.31.	Escrow Agreement	5

i

1.32.	Final Cash Collateral Order	5
1.33.	Final Distribution Date	5
1.34.	Final Order	5
1.35.	First Lien Credit Agreement	5
1.36.	First Lien Loan Documents	5
1.37.	First Lien Lender Claim	5
1.38.	First Lien Lenders	6
1.39.	General Unsecured Claim	6
1.40.	Intercompany Claim	6
1.41.	New Common Stock	6
1.42.	New General Partner	6
1.43.	New Partnership Interests	6
1.44.	Newco	6
1.45.	Non-Debtor Released Parties	6
1.46.	Other Priority Claim	6
1.47.	Other Secured Claim	7
1.48.	Plan	7
1.49	Plan Filing Date	6
1.50.	Plan Investor	7
1.51.	Plan Supplement	7
1.52.	Priority Tax Claim	7
1.53.	Purchase Agreement	7
1.54.	Released Parties	7
1.55.	Reorganization Cases	7
1.56.	Reorganized Debtors	7
1.57.	Reorganized Debtor Subsidiaries	7
1.58.	Reorganized TER	8
1.59.	Reorganized TER Holdings	8
1.60.	Schedules	8
1.61.	Second Closing Date	8
1.62.	Second Lien Notes	8
1.63.	Second Lien Note Claim	8
1.64.	Section 510(b) Claim	8

ii

1.65.	Secured Claim	8
1.66.	Subsidiary Equity Interest	8
1.67.	TCI 2	8
1.68.	TER Funding	8
1.69.	TER Holdings	8
1.70.	TER	8
B.	Interpretation; Application of Definitions and Rules of Construction	9
Section 2.	ADMINISTRATIVE EXPENSE AND PRIORITY CLAIMS	9
2.1.	Administrative Expense Claims	9
2.2.	Compensation and Reimbursement Claims	9
2.3.	Priority Tax Claims	9
Section 3.	CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS	10
Section 4.	TREATMENT OF CLAIMS AND EQUITY INTERESTS	10
4.1.	Other Priority Claims (Class 1A through 1J)	10
4.2.	Other Secured Tax Claims (Class 2A through 2J)	11
4.3.	First Lien Lender Claims (Class 3A through 3J)	11
4.4.	Second Lien Note Claims (Class 4A through 4B)	11
4.5.	General Unsecured Claims (Class 5A through 5J)	11
4.6.	Intercompany Claims (Class 6)	11
4.7.	Section 510(b) Claims (Class 7)	12
4.8.	Equity Interests in TER (Class 8)	12
4.9.	Equity Interests in TER Holdings (Class 9)	12
4.10.	Subsidiary Equity Interests (Class 10)	12
Section 5.	MEANS FOR IMPLEMENTATION	12
5.1.	Settlement of Certain Claims	12
5.2.	Authorization and Issuance of Plan Securities	12
5.3.	Purchase Agreement	13
5.4.	The Amended and Restated Credit Agreement	13
5.5.	Issuance of New Common Stock	13
5.6.	Distribution of Reorganized TER Holdings Partnership Interests	13
5.7.	Subsidiary Equity Interests	13
5.8.	Trademark License, Services, and Value Enhancement Agreements	14
5.9	Waiver of Claims held by Mr. Trump	14

iii

5.10.	Cancellation of Existing Securities and Agreements	14
5.11.	Reorganized TER	14
5.12.	Other Transactions	15
Section 6.	DISTRIBUTIONS	15
6.1.	Distribution Record Date	15
6.2.	Date of Distributions	15
6.3.	Disbursing Agent	16
6.4.	Powers of Disbursing Agent	16
6.5.	Surrender of Instruments	16
6.6.	Delivery of Distributions	16
6.7.	Manner of Payment Under Plan	17
6.8.	Setoffs	17
6.9.	Distributions After Effective Date	17
6.10.	Allocation of Distributions Between Principal and Interest	17
Section 7.	PROCEDURES FOR DISPUTED CLAIMS	17
7.1.	Objections to Claims	17
7.2.	Payments and Distributions with Respect to Disputed Claims	17
7.3.	Estimation of Claims	18
7.4.	Distributions Relating to Disputed Claims	18
7.5.	Distributions after Allowance	18
7.6.	Preservation of Rights to Settle Claims	18
7.7.	Disallowed Claims	19
Section 8.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES	19
8.1.	General Treatment	19
8.2.	Cure of Defaults	19
8.3.	Rejection Claims	19
8.4.	Assignment	20
8.5.	Survival of the Debtors’ Indemnification Obligations	20
8.6.	Insurance Policies	20
8.7	Casino Property Leases	20
Section 9.	CONDITIONS PRECEDENT TO THE EFFECTIVE DATE	22
9.1.	Conditions Precedent to the Effective Date	22
9.2.	Waiver of Conditions Precedent to Effective Date	21

iv

9.3.	Effect of Failure of Conditions to Effective Date	21
Section 10.	EFFECT OF CONFIRMATION	22
10.1.	Vesting of Assets	22
10.2.	Discharge of Claims and Termination of Equity Interests	22
10.3.	Term of Injunctions or Stays	23
10.4.	Injunction Against Interference with Plan	23
10.5.	Mutual Releases	23
10.6.	Exculpation	23
10.7.	Injunction Related to Releases	24
10.8.	Retention of Causes of Action/Reservation of Rights	24
10.9.	Solicitation of Plan	24
10.10.	Plan Supplement	25
10.11.	Corporate Action	25
Section 11.	RETENTION OF JURISDICTION	25
Section 12.	MISCELLANEOUS PROVISIONS	26
12.1.	Payment of Statutory Fees	26
12.2.	Substantial Consummation	27
12.3.	Request for Expedited Determination of Taxes	27
12.4.	Retiree Benefits	27
12.5.	Amendments	27
12.6.	Effectuating Documents and Further Transactions	28
12.7.	Revocation or Withdrawal of the Plan	28
12.8	Severability	28
12.9.	Governing Law	28
12.10.	Time	29
12.11.	Binding Effect	29
12.12.	Notices	29

Exhibit A	Schedule of Executory Contracts to be Rejected.

v

TCI 2 Holdings, LLC and its subsidiary and other affiliated entities, as debtors and debtors in possession in the above-captioned chapter 11 cases, propose the following joint chapter 11 Plan, pursuant to section 1121(a) of title 11 of the United States Code.

SECTION 1.	DEFINITIONS AND INTERPRETATION
A.	Definitions.

The following terms used herein shall have the respective meanings defined below (such meanings to be equally applicable to both the singular and plural):

1.1.      Administrative Agent means Beal Bank, as administrative agent under the First Lien Credit Agreement.

1.2.      Administrative Expense Claim means any right to payment constituting a cost or expense of administration of any of the Reorganization Cases allowed under sections 503(b), 507(a)(2) and 1114(e) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the Debtors’ estates, any actual and necessary costs and expenses of operating the Debtors’ business, any indebtedness or obligations incurred or assumed by the Debtors, as debtors in possession, during the Reorganization Cases, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, any allowances of compensation and reimbursement of expenses to the extent allowed by Final Order under sections 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code.

1.3.       Agents means the Administrative Agent and Collateral Agent.

1.4.      Allowed means, with reference to any Claim, (i) any Claim against any Debtor which has been listed by such Debtor in the Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed, (ii) any timely filed Claim as to which no objection to allowance has been interposed in accordance with section 7.1 hereof or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder, or (iii) any Claim expressly allowed by a Final Order or hereunder.

1.5.      Amended and Restated Credit Agreement means that certain amended and restated First Lien Credit Agreement to be dated as of the Effective Date, among Reorganized TER Holdings, certain subsidiaries of Reorganized TER Holdings, as guarantors, the Administrative Agent and the First Lien Lenders, in the form attached as an exhibit to that certain commitment letter dated August 3, 2009 from Beal Bank and Beal Bank Nevada to TER Holdings (the “Beal Commitment Letter”).

1.6.      Amended Organizational Documents means the amended and/or restated certificate of incorporation or formation, the amended and/or restated bylaws, and/or such other applicable amended and/or restated organizational documents (including any limited liability company operating agreement or partnership agreement) of Reorganized TER and Reorganized TER Holdings and of the other Reorganized Debtors, each in form and substance acceptable to the First Lien Lenders and Mr. Trump.

1.7.      Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Reorganization Cases.

1.8.      Bankruptcy Court means the United States Bankruptcy Court for the District of New Jersey having jurisdiction over the Reorganization Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code, the unit of such District Court having jurisdiction over the Reorganization Cases under section 151 of title 28 of the United States Code.

1.9.      Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Reorganization Cases, and any Local Rules of the Bankruptcy Court.

1.10.	Beal Bank means Beal Bank, a federal savings bank.

1.11.    BNACmeans BNAC, Inc., a Texas corporation, and a direct or indirect wholly-owned subsidiary of Beal Bank Nevada.

1.12.    Business Day means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

1.13.	Cash means legal tender of the United States of America.
1.14.	Claim has the meaning set forth in section 101(5) of the Bankruptcy Code.

1.15.    Class means any group of Claims or Equity Interests classified by the Plan pursuant to section 1122(a)(1) of the Bankruptcy Code.

1.16.    Collateral Agent means Beal Bank, as collateral agent under the First Lien Credit Agreement.

1.17.	Commencement Date means February 17, 2009.

1.18.    Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

1.19.    Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

1.20.    Confirmation Order means the order of the Bankruptcy Court confirming the Plan as to each of the Debtors pursuant to section 1129 of the Bankruptcy Code.

1.21.    Debtor Subsidiaries means the Debtors, other than TER, TCI 2 and TER Holdings.

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1.22.    Debtors means TCI 2 Holdings, LLC; TER; TER Holdings; TER Funding; Trump Entertainment Resorts Development Company, LLC; Trump Taj Mahal Associates, LLC, d/b/a Trump Taj Mahal Casino Resort; Trump Plaza Associates, LLC, d/b/a Trump Plaza Hotel and Casino; Trump Marina Associates, LLC, d/b/a Trump Marina Hotel Casino; TER Management Co., LLC; and TER Development Co., LLC.

1.23.    Debtors in Possession means the Debtors in their capacity as debtors in possession in the Reorganization Cases pursuant to sections 1101, 1107(a) and 1108 of the Bankruptcy Code.

1.24.    Disallowed means a finding of the Bankruptcy Court in a Final Order or provision in the Plan providing that a Disputed Claim shall not be Allowed.

1.25.    Disbursing Agent means any entity (including any applicable Debtor if it acts in such capacity) in its capacity as a disbursing agent under section 6.4 hereof.

1.26.    Disclosure Statement means that certain disclosure statement relating to the Plan, including, without limitation, all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

1.27.    Disputed Claim means any Claim which has not been Allowed pursuant to the Plan or a Final Order, and:

(a)        if no proof of claim has been filed by the applicable deadline: (i) a Claim that has been or hereafter is listed on the Schedules as disputed, contingent or unliquidated; or (ii) a Claim that has been or hereafter is listed on the Schedules as other than disputed, contingent or unliquidated, but as to which the Debtors or Reorganized Debtors or any other party in interest has interposed an objection or request for estimation which has not been withdrawn or determined by a Final Order; or

(b)       if a proof of claim or request for payment of an Administrative Expense Claim has been filed by the applicable deadline: (i) a Claim for which no corresponding Claim has been or hereafter is listed on the Schedules; (ii) a Claim for which a corresponding Claim has been or hereafter is listed on the Schedules as other than disputed, contingent or unliquidated, but the nature or amount of the Claim as asserted in the proof of claim varies from the nature and amount of such Claim as listed on the Schedules; (iii) a Claim for which a corresponding Claim has been or hereafter is listed on the Schedules as disputed, contingent or unliquidated; or (iv) a Claim for which a timely objection or request for estimation is interposed by the Debtors, the Reorganized Debtors or any other party in interest which has not been withdrawn or determined by a Final Order.

1.28.    Distribution Record Date means the Confirmation Date.

1.29.    Effective Date means a Business Day on or after the Confirmation Date selected by the Debtors on which the conditions to the effectiveness of the Plan specified in section 9 hereof have been satisfied or waived; provided, however, that: (a) the Effective Date shall be no later than (i) the First Closing Date (as defined in the Purchase Agreement) or (ii) the fifth Business Day after such conditions have been satisfied or waived; and (b) the day that follows consecutively and immediately after the Effective Date shall be a Business Day.

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1.30.    Equity Interest means any equity security (as defined in section 101(16) of the Bankruptcy Code) or general or limited partnership interest in any of the Debtors.

1.31.    Escrow Agreement shall mean that certain Escrow Agreement, dated as of the Effective Date, by and among Reorganized TER Holdings, BNAC, Inc., Mr. Trump, Newco, New General Partner and the Escrow Agent (as defined in the Escrow Agreement).

1.32.    Final Cash Collateral Ordermeans that Final Order (I) Authorizing Use of Cash Collateral Pursuant to Section 363 of Bankruptcy Code and (II) Providing Adequate Protection to Prepetition Secured Parties Pursuant to Sections 361, 362, 363, and 364 of Bankruptcy Code, entered by the Bankruptcy Court on March 23, 2009 (as amended, modified or supplemented from time to time).

1.33.    Final Distribution Date means, in the event there exists on the Effective Date any Disputed Claims, a date selected by the Reorganized Debtors, in their sole discretion, after which all such Disputed Claims have been resolved by Final Order.

1.34.    Final Order means an order or judgment of the Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in the Reorganization Cases, which has not been reversed, vacated or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument or rehearing shall then be pending, or (ii) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not cause such order to not be a Final Order.

1.35.    First Lien Credit Agreement means that certain Credit Agreement dated as of December 21, 2007, among TER Holdings, as borrower, TER, as a guarantor, the subsidiary guarantors named therein, Beal Bank and Beal Bank Nevada, as Lenders, and Beal Bank, as Administrative Agent and Collateral Agent, as amended by that certain First Amendment to Credit Agreement dated as of December 21, 2007, Second Amendment to Credit Agreement dated as of May 29, 2008, and Third Amendment to Credit Agreement dated as of October 28, 2008.

1.36.    First Lien Loan Documents means all Loan Documents (as defined in the First Lien Credit Agreement) and any other agreements and documents delivered pursuant thereto or in connection therewith.

1.37.    First Lien Lender Claims means any and all Claims arising under or in connection with the First Lien Credit Agreement and all documents relating thereto.

1.38.    First Lien Lenders means the lenders under the First Lien Credit Agreement and any successors or assigns.

1.39.    General Unsecured Claim means any unsecured Claim against any of the Debtors, including, without limitation, unpaid unsecured prepetition Claims of vendors; provided,

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however, that the following Claims shall not be “General Unsecured Claims”: (a) Claims of the Debtors against each other; (b) First Lien Lender Claims; (c) Second Lien Note Claims; (d) Administrative Expense Claims; (e) Priority Tax Claims; (f) Other Priority Claims; and (g) Claims paid before the Effective Date in connection with that certain order entered by the Bankruptcy Court on or about February 20, 2009, authorizing the Debtors to pay certain prepetition claims of critical vendors and approving procedures related thereto.

1.40.	Intercompany Claim means any Claim of a Debtor against another Debtor.

1.41.    New Common Stock means 100 shares of common stock of Reorganized TER to be issued to Mr. Trump on the Effective Date, which common stock shall represent all issued and outstanding capital stock of, and all other equity or ownership interests in, Reorganized TER on the Effective Date.

1.42.    New General Partner means an entity to be formed that will be the general partner of Reorganized TER Holdings commencing on the Second Closing Date, and which will be owned 50.01% by BNAC and 49.99% directly or indirectly by Mr. Trump.

1.43.    New Partnership Interests means the general or limited partnership interests in Reorganized TER Holdings authorized hereunder and to be issued on the Effective Date and the Second Closing Date in accordance with the terms of the Purchase Agreement.

1.44.    Newco means an entity to be formed, which will be a limited partner of Reorganized TER Holdings commencing on the Second Closing Date, and owned 79.0% by BNAC and 21.0% directly or indirectly by Mr. Trump.

1.45.    Non-Debtor Released Parties means the Released Parties other than the Debtors and Reorganized Debtors.

1.46.    Other Priority Claim means any Claim against any of the Debtors other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a)(3), (4), (5), (6), (7) or (9) of the Bankruptcy Code.

1.47.    Other Secured Claim means any Secured Claim against the Debtors not constituting a First Lien Lender Claim or a Second Lien Note Claim or a Claim arising under or relating to any guaranty obligation under (i) the First Lien Credit Agreement; (ii) the Second Lien Notes or (iii) that certain indenture governing the Second Lien Notes, dated as of May 20, 2005, by and among TER Holdings and TER Funding, as issuers, the guarantors named therein, and U.S. Bank, National Association, as indenture trustee.

1.48.    Plan means this joint chapter 11 plan of reorganization, including the exhibits hereto, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

1.49.    Plan Filing Date means the first date that this Plan is filed with the Bankruptcy Court.

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1.50.    Plan Investor shall mean any party that contributes an equity investment to Reorganized TER Holdings pursuant to the Purchase Agreement.

1.51.    Plan Supplement means a supplemental appendix to the Plan containing, among other things, forms of the (i) Amended and Restated Credit Agreement, (ii) Amended Organizational Documents for Reorganized TER and Reorganized TER Holdings, (iii) the Purchase Agreement, (iv) the Escrow Agreement, and (v) Confirmation Order that will be filed with the Bankruptcy Court no later than 10 calendar days prior to the deadline set to file objections to confirmation of the Plan.

1.52.    Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.53.    Purchase Agreement means that certain purchase agreement, dated as of August 3, 2009, by and among TER, TER Holdings, BNAC, Inc., and Mr. Trump under which BNAC, Inc. and Mr. Trump have each committed to contribute to Reorganized TER Holdings $50,010,000 for BNAC and $49,990,000 for Mr. Trump, subject to the terms and conditions set forth therein.

1.54.     Released Parties means each of the Debtors, the Reorganized Debtors, the First Lien Lenders, the Agents, Mr. Trump, Ivanka M. Trump and each of their respective direct or indirect subsidiaries, current and former officers and directors, members, employees, agents, representatives, financial advisors, professionals, accountants and attorneys and all of their predecessors, successors and assigns.

1.55.    Reorganization Cases means the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on February 17, 2009, in the Bankruptcy Court and styled In re TCI 2 Holdings, LLC, et al., 09-13654 (JHW) (Jointly Administered).

1.56.    Reorganized Debtors means the Debtors, as reorganized on the Effective Date in accordance with the terms of the Plan.

1.57.    Reorganized Debtor Subsidiaries means all of the Debtor Subsidiaries, as reorganized on the Effective Date in accordance with the terms of the Plan.

1.58.    Reorganized TER means TER, as reorganized as of the Effective Date in accordance with the Plan (including any successor corporation, partnership or limited liability company by merger).

1.59.    Reorganized TER Holdings means TER Holdings, as reorganized as of the Effective Date in accordance with the Plan (including any successor corporation, partnership or limited liability company by merger).

1.60.    Schedules means the schedules of assets and liabilities and the statement of financial affairs filed by the Debtors under section 521 of the Bankruptcy Code, Bankruptcy Rule 1007, and the Official Bankruptcy Forms of the Bankruptcy Rules as such schedules and statements have been or may be supplemented or amended from time to time through the Confirmation Date.

1.61.	Second Closing Datehas the meaning set forth in the Purchase Agreement.

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1.62.    Second Lien Notes means the 8-1/2% Senior Secured Notes due 2015 issued by TER Holdings and TER Funding.

1.63.    Second Lien Note Claims means all Claims arising under or in connection with (i) the Second Lien Notes and (ii) that certain indenture governing the Second Lien Notes, dated as of May 20, 2005, by and among TER Holdings and TER Funding, as issuers, the guarantors named therein, and U.S. Bank, National Association, as indenture trustee, including Claims arising under guaranties of the Second Lien Notes by Trump Marina Assoc., LLC, Development Co., LLC, Trump Plaza Assoc., LLC, and Trump Taj Mahal Assoc., LLC.

1.64.    Section 510(b) Claim means any Claim against a Debtor that is subordinated, or subject to subordination, pursuant to section 510(b) of the Bankruptcy Code, including Claims arising from the rescission of a purchase or sale of a security of a Debtor for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

1.65.    Secured Claim means a Claim to the extent (i) secured by property of the estate, the amount of which shall be determined in accordance with section 506(a) of the Bankruptcy Code, or (ii) secured by the amount of any rights of setoff of the holder thereof under section 553 of the Bankruptcy Code.

1.66.	Subsidiary Equity Interests means the Equity Interests in the Debtor Subsidiaries.
1.67.	TCI 2 means TCI 2 Holdings, LLC, a Delaware limited liability company.

1.68.    TER Funding means Trump Entertainment Resorts Funding, Inc., a Delaware corporation.

1.69.    TER Holdingsmeans Trump Entertainment Resorts Holdings, L.P., a Delaware limited partnership.

1.70.	TER means Trump Entertainment Resorts, Inc., a Delaware corporation.
B.	Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section or exhibit references in the Plan are to the respective section in, or exhibit to, the Plan, as the same may be amended, waived or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained therein. A term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the Plan. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

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SECTION 2.	ADMINISTRATIVE EXPENSE AND PRIORITY CLAIMS
2.1.	Administrative Expense Claims.

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a different treatment, the Debtors shall pay to each holder of an Allowed Administrative Expense Claim Cash in an amount equal to such Claim on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as debtors in possession, or liabilities arising under loans or advances to or other obligations incurred by the Debtors, as debtors in possession, whether or not incurred in the ordinary course of business, shall be paid by the Debtors in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

2.2.	Compensation and Reimbursement Claims.

All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under section 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code (i) shall file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred by the date that is forty-five (45) days after the Effective Date, (ii) shall be paid in full from the Debtors’ or Reorganized Debtors’ Cash on hand in such amounts as are allowed by the Bankruptcy Court (A) upon the later of (i) the Effective Date and (ii) the date upon which the order relating to any such Allowed Administrative Expense Claim is entered, or (B) upon such other terms as may be mutually agreed upon between the holder of such an Allowed Administrative Expense Claim and the Debtors or, on and after the Effective Date, the Reorganized Debtors. The Reorganized Debtors are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Confirmation Date and until the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

2.3.	Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Debtors or the Reorganized Debtors, (i) Cash in an amount equal to such Allowed Priority Tax Claim on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or (ii) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at the applicable rate under section 511 of the Bankruptcy Code, over a period not exceeding five (5) years after the date of assessment of such Allowed Priority Tax Claim. The Debtors reserve the right to prepay at any time under this option. Except as otherwise permitted in this section, all Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business as such obligations become due.

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SECTION 3.	CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

The following table designates the Classes of Claims against and Equity Interests in the Debtors and specifies which of those Classes are (i) impaired or unimpaired by the Plan, (ii) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code and (iii) deemed to reject the Plan. Classes designated with the letters A – J refer to Classes of Claims against each of the Debtors. The Classes designated 4A – 4E refer to Second Lien Note Claims against TER Holdings, Trump Marina Assoc., LLC, TER Development Co., LLC, Trump Plaza Assoc., LLC, and Trump Taj Mahal Assoc., LLC.

Class	Designation	Treatment	Entitled to Vote
1A-1J	Other Priority Claims	Unimpaired	No (deemed to accept)
2A-2J	Other Secured Claims	Unimpaired	No (deemed to accept)
3A-3J	First Lien Lender Claims	Impaired	Yes
4A-4E	Second Lien Note Claims	Impaired	No (deemed to reject)
5A-5J	General Unsecured Claims	Impaired	No (deemed to reject)
6	Intercompany Claims	Unimpaired	No (deemed to accept)
7	Section 510(b) Claims	Impaired	No (deemed to reject)
8	TER Equity Interests	Impaired	No (deemed to reject)
9	TER Holdings Equity Interests	Impaired	No (deemed to reject)
10	Subsidiary Equity Interests	Impaired	No (deemed to reject)

SECTION 4.	TREATMENT OF CLAIMS AND EQUITY INTERESTS
4.1.	Other Priority Claims (Class 1A through 1J).

The legal, equitable and contractual rights of the holders of Allowed Other Priority Claims are unaltered. Except to the extent that a holder of an Allowed Other Priority Claim has been paid by the Debtors prior to the Effective Date or otherwise agrees to different treatment, each holder of an Allowed Other Priority Claim shall receive, in full and final satisfaction of such Allowed Other Priority Claim, payment of the Allowed Other Priority Claim in full in Cash on or as soon as reasonably practicable after (a) the Effective Date, (b) the date such Other Priority Claim becomes Allowed or (c) such other date as may be ordered by the Bankruptcy Court.

4.2.	Other Secured Claims (Class 2A through 2J).

Except to the extent that a holder of an Allowed Other Secured Claim against any of the Debtors has agreed to a different treatment of such Claim, each holder of an Allowed Other Secured

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Claim shall receive, in the sole discretion of the Reorganized Debtors, either (a) the property securing such Allowed Other Secured Claim, (b) Cash in an amount equal to the value of the property securing such Allowed Other Secured Claim, or (c) the treatment required under section 1124(2) of the Bankruptcy Code for such Claim to be reinstated or rendered unimpaired.

4.3.	First Lien Lender Claims (Classes 3A through 3J).

The First Lien Lender Claims shall be deemed Allowed in the aggregate principal amount of $486,293,181.44. The First Lien Lenders shall receive, in full satisfaction of the First Lien Lender Claims, the payment of interest and principal in accordance with the terms and conditions of the Amended and Restated Credit Agreement. The obligations of Reorganized TER Holdings and the Reorganized Debtor Subsidiaries under the Amended and Restated Credit Agreement shall be secured by all Prepetition First Priority Liens (as defined in the Final Cash Collateral Order) other than Prepetition First Priority Liens in property of TER and TCI 2 Holdings, LLC which shall be cancelled and extinguished in accordance with the Plan.

4.4.	Second Lien Note Claims (Classes 4A through 4E).

Holders of Second Lien Note Claims shall not receive or retain any distribution or payment on account of such Second Lien Note Claims. On the Effective Date, all such Second Lien Note Claims shall be discharged and extinguished.

4.5.	General Unsecured Claims (Class 5A through 5J).

Holders of General Unsecured Claims shall not receive or retain any distribution or payment on account of such General Unsecured Claims. On the Effective Date, all such General Unsecured Claims shall be discharged and extinguished.

4.6.	Intercompany Claims (Class 6)

On or after the Effective Date, all Intercompany Claims will, (i) at the option of Reorganized TER Holdings, subject to the consent of the New General Partner, (A) be preserved and reinstated, or (B) after setoff be contributed on a net basis to the capital of the obligor, or (ii) with the mutual consent of both the obligor and the obligee (subject also to the consent of the New General Partner), be released, waived and discharged on and as of the Effective Date,provided, however, the (a) Intercompany Claims of TER or TCI 2 Holdings against Debtors other than TER and TCI 2 Holdings shall be released, waived and discharged unless otherwise agreed to in writing by BNAC and (b) holders of Intercompany Claims against Trump Marina Assoc., LLC, TER Development Co., LLC, Trump Plaza Assoc., LLC, and Trump Taj Mahal Assoc., LLC shall not receive or retain any distribution or payment on account of such Claims.

4.7.	Section 510(b) Claims (Class 7)

Holders of Section 510(b) Claims shall not receive or retain any distribution or payment on account of such Section 510(b) Claim. On the Effective Date, all such Section 510(b) Claims shall be discharged and extinguished.

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4.8.	Equity Interests in TER (Class 8).

Holders of the Equity Interests in TER shall not receive or retain any distribution or payment on account of such Equity Interests. On the Effective Date, all Equity Interests in TER shall be cancelled.

4.9.	Equity Interests in TER Holdings (Class 9).

Holders of the Equity Interests in TER Holdings shall not receive or retain any distribution or payment on account of such Equity Interests.

4.10.	Subsidiary Equity Interests (Class 10).

Holders of the Subsidiary Equity Interests shall not receive or retain any distribution or payment on account of such Subsidiary Equity Interests. On the Effective Date, all Subsidiary Equity Interests shall be cancelled.

SECTION 5.	MEANS FOR IMPLEMENTATION

5.1.	Settlement of Certain Claims.

Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution, releases and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims or controversies resolved pursuant to the Plan. All Plan distributions made to creditors holding Allowed Claims in any Class are intended to be and shall be final, and no Plan distribution to the holder of a Claim in one Class shall be subject to being shared with or reallocated to the holders of any Claim in another Class by virtue of any prepetition collateral trust agreement, shared collateral agreement, subordination agreement or other similar inter-creditor arrangement.

5.2.	Authorization and Issuance of Plan Securities.

Reorganized TER and the other Reorganized Debtors are authorized to issue all plan-related securities and documents, including the New Common Stock, the New Partnership Interests and any options or warrants to purchase such plan-related securities without the need for any further corporate, partnership or limited liability company action.

5.3.	Purchase Agreement.

TER, Reorganized TER, TER Holdings and Reorganized TER Holdings are authorized to perform their obligations under the Purchase Agreement, including, without limitation, issuing the New Partnership Interests as set forth in the Purchase Agreement and the execution, delivery and performance of the documents, agreements and other instruments contemplated in connection with the consummation of the Purchase Agreement.

5.4.	The Amended and Restated Credit Agreement.

On the Effective Date, Reorganized TER Holdings and the Reorganized Debtor Subsidiaries that are parties to the Amended and Restated Credit Agreement and the other Loan

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Documents (as such term is defined in the Amended and Restated Credit Agreement) are authorized to execute and deliver such Loan Documents and grant the liens and security interests specified therein to and in favor of the Collateral Agent for the benefit of the First Lien Lenders.

5.5.	Issuance of New Common Stock

In accordance with the terms of the Purchase Agreement, all of the New Common Stock shall be issued to Donald J. Trump (hereinafter, “Mr. Trump”) or his designees on the Effective Date. As a result thereof, Mr. Trump or his designees shall own all issued and outstanding shares of capital stock of, and all other equity or ownership interests in, Reorganized TER on the Effective Date.

5.6.	Distribution of Reorganized TER Holdings Partnership Interests.

In consideration for the capital contributions by each of the Plan Investors to the Debtors, in accordance with the terms of the Purchase Agreement, the Equity Interests in Reorganized TER Holdings shall be allocated as follows: (a) on the Effective Date, the terms of the existing Equity Interests in TER Holdings (and on the Effective Date, Reorganized TER Holdings) held by Reorganized TER, TCI 2 and Ace Entertainment Holdings, Inc. shall be adjusted as provided in the Purchase Agreement; and (b) on the Second Closing Date, (i) the terms of the existing Equity Interests in TER Holdings (and on the Effective Date, Reorganized TER Holdings) held by Reorganized TER, TCI 2, and Ace Entertainment Holdings, Inc. shall be adjusted as provided in the Purchase Agreement and the Amended Organizational Documents of Reorganized TER Holdings required by the Purchase Agreement,(ii) additional interests in Reorganized TER Holdings shall be issued to Newco and New General Partner as set forth in the Purchase Agreement, and (iii) new interests in Reorganized TER Holdings shall be issued to Mr. Trump as set forth in the Purchase Agreement.

5.7.	Subsidiary Equity Interests.

As required by the Purchase Agreement, concurrently on the Effective Date all Subsidiary Equity Interests in existence on the Commencement Date shall be cancelled and replaced by new Subsidiary Equity Interests so as to maintain the legal existence and organizational structure of the Debtor Subsidiaries existing on the date immediately prior to the Effective Date. Maintenance of such structure is a requirement of the Purchase Agreement and does not represent a distribution of value on account of the Subsidiary Equity Interests in existence on the Commencement Date.

5.8.         Trademark License, Trademark Security, Service, and Value Enhancement Agreements.

In accordance with the terms of the Purchase Agreement, (a) Mr. Trump, Reorganized TER Holdings and, to the extent applicable, certain Reorganized Debtor Subsidiaries will enter into a Second Amended and Restated Trademark License Agreement, (b) Mr. Trump and Reorganized TER Holdings will enter into a Second Amended and Restated Trademark Security Agreement and an Amended and Restated Services Agreement, and (c) Mr. Trump and/or certain of his affiliates and Reorganized TER Holdings will enter into a Value Enhancement Agreement.

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5.9.	Waiver of Claims held by Mr. Trump.

Except as otherwise specifically provided in the Plan, on the Effective Date, Mr. Trump shall be deemed to have unconditionally and irrevocably waived and released any secured or unsecured Claim that has been or could be asserted against any of the Debtors by him or any of his affiliates or relatives, including without limitation, any Claim arising out of or relating to (i) that certain Amended and Restated Trademark License Agreement, dated as of May 20, 2005, by and among Mr. Trump, TER Holdings, TER, Trump Taj Mahal Associates, LLC, Trump Plaza Associates, LLC, Trump Marina, LLC and Trump Indiana, Inc. or (ii) that certain Services Agreement, dated as of May 20, 2005, by and among Mr. Trump, TER and TER Holdings.

5.10.	Cancellation of Existing Securities and Agreements.

Except (i) for purposes of evidencing a right to distributions under the Plan, (ii) with respect to executory contracts or unexpired leases that have been assumed by the Debtors, or (iii) as otherwise provided hereunder, on the Effective Date, all the agreements and other documents evidencing (a) the Claims or rights of any holder of a Claim against the Debtors, including all indentures and notes evidencing such Claims, and (b) any Equity Interest in TER and any Subsidiary Equity Interests shall be cancelled; provided, however, that, notwithstanding anything to the contrary set forth in this Section 5.10 or elsewhere in this Plan, each of the First Lien Credit Agreement, as modified by the Amended and Restated Credit Agreement and all other Loan Documents (as such term is defined therein), and the "Services Agreement", the "Trademark License Agreement" and the "Trademark Security Agreement", as such terms are defined in the First Lien Credit Agreement, shall not be cancelled and shall remain valid and enforceable in accordance with their terms, subject to any amendment or amendment and restatement thereof as contemplated herein. Without limiting the generality of the foregoing, each of the "ROFO Agreement", the "Voting Agreement" and the "Warrant Agreement", as such terms are defined in the First Lien Credit Agreement, shall be cancelled and of no further force or effect.

5.11.	Reorganized TER.

(a)        Formation and Name. On the Effective Date or as soon thereafter as is practicable, the Reorganized Debtors may change their name(s) to such name(s) that may be determined in accordance with applicable law.

(b)       General Partner. Pursuant to a Fifth Amended and Restated Agreement of Limited Partnership of TER Holdings to be entered into on the First Closing Date and subject to the terms of the Escrow Agreement, TER shall continue as the general partner of TER Holdings until the occurrence of the Second Closing, at which time, TER shall no longer be the general partner of TER Holdings and New General Partner shall be the sole general partner of Reorganized TER Holdings as of the Second Closing Date. Reorganized TER and TCI 2 are authorized to enter into the Fifth Amended and Restated Agreement of Limited Partnership of TER Holdings.

(c)        Board of Managers. The board of managers of New General Partner shall be composed of a total of four members, two of which shall be licensable individuals selected by Mr. Trump and two of which shall be licensable individuals selected by BNAC.

(d)       Officers of Reorganized TER. The officers of TER immediately prior to the Effective Date will serve as the officers of Reorganized TER on and after the Effective Date in

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accordance with any employment and severance agreements with Reorganized TER and applicable non-bankruptcy law.  On and after the Effective Date, the officers of Reorganized TER will be determined by Reorganized TER's board of directors, provided that the following officers and employees of TER will be offered one year severance arrangements, which are substantially similar to, and no less favorable than, those in effect prior to the date of the filing of the Chapter 11 Cases in respect of such officers' and employees' salaries and associated benefits and titles. Such agreements shall not contain change of control provisions or equity participation but shall contain a severance benefit equal to one year's salary triggered upon a termination without cause or any diminution in job title or responsibilities: Don Browne, John Burke, Mark Juliano, Rosalind Krause, Chris Latil, Loretta Pickus, Robert Pickus, James Rigot, Mark Sachais, and Franco Pilli.

5.12.	Other Transactions.

On the Effective Date or as soon as reasonably practicable thereafter, the Debtors may, with the prior consent of Mr. Trump and BNACbut subject to any limitations or other requirements of the First Lien Loan Documents, (i) cause any or all of the Reorganized Debtor Subsidiaries to be liquidated or merged into one or more of the other Reorganized Debtor Subsidiaries or any other subsidiaries of the Debtors or dissolved, (ii) cause the transfer of assets between or among the Reorganized Debtor Subsidiaries, (iii) cause any or all of the Amended Organizational Documents of any Reorganized Debtor Subsidiaries to be implemented, effected or executed and/or (iv) engage in any other transaction in furtherance of the Plan. Any such transactions may be effective as of the Effective Date pursuant to the Confirmation Order without any further action by the stockholders, members, general or limited partners, or directors of any of the Debtors, the Debtors in Possession or Reorganized TER.

SECTION 6.	DISTRIBUTIONS
6.1.	Distribution Record Date.

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Equity Interests as maintained by the Debtors, or their respective agents, shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Equity Interests. The Debtors or the Reorganized Debtors shall have no obligation to recognize any transfer of the Claims or Equity Interests occurring on or after the Distribution Record Date.

6.2.	Date of Distributions.

Except as otherwise provided herein, any distributions and deliveries to be made hereunder shall be made on the Effective Date or as soon thereafter as is practicable. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

6.3.	Disbursing Agent.

All distributions hereunder shall be made by Reorganized TER Holdings (or such other entity designated by Reorganized TER Holdings), as Disbursing Agent, on or after the Effective Date or as otherwise provided herein. A Disbursing Agent shall not be required to give any bond or surety or

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other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court, and, in the event that a Disbursing Agent is so ordered, all costs and expenses of procuring any such bond or surety shall be borne by Reorganized TER.

6.4.	Powers of Disbursing Agent.

The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties hereunder, (ii) make all distributions contemplated hereby and (iii) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan.

6.5.	Surrender of Instruments.

As a condition to receiving any distribution under the Plan, each holder of a certificated instrument or note must surrender such instrument or note held by it to the Disbursing Agent or its designee. Any holder of such instrument or note that fails to (i) surrender such instrument or note, or (ii) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Disbursing Agent and furnish a bond in form, substance and amount reasonably satisfactory to the Disbursing Agent before the first anniversary of the Effective Date shall be deemed to have forfeited all rights and Claims and may not participate in any distribution hereunder. Any distribution so forfeited shall become property of the Reorganized Debtors. For the avoidance of doubt, this section 6.5 does not apply to any distribution to be made to the Agents, First Lien Lenders or any Plan Investor pursuant to this Plan or the Purchase Agreement.

6.6.	Delivery of Distributions.

Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made to a Disbursing Agent, who shall transmit such distribution to the applicable holders of Allowed Claims. In the event that any distribution to any holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then-current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one (1) year from the Effective Date. After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred.

6.7.	Manner of Payment Under Plan.

At the option of the Debtors, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

6.8.	Setoffs.

The Debtors and the Reorganized Debtors may, but shall not be required to, set off against any Claim (for purposes of determining the Allowed amount of such Claim on which distribution shall be made), any claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim

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hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim the Debtors or the Reorganized Debtors may have against the holder of such Claim; provided, however, that, subject to the Effective Date, the Debtors and the Reorganized Debtors shall not be permitted to setoff against any Allowed Claim held by (a) a Plan Investor or the distributions to be made pursuant to this Plan or the Purchase Agreement to a Plan Investor or (b) any of the Agents or any First Lien Lender.

6.9.	Distributions After Effective Date.

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

6.10.	Allocation of Distributions Between Principal and Interest.

To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated to the principal amount (as determined for federal income tax purposes) of the Claim first, and then to accrued but unpaid interest.

SECTION 7.	PROCEDURES FOR DISPUTED CLAIMS
7.1.	Objections to Claims.

The Reorganized Debtors shall be entitled to object to Claims other than Claims which are expressly Allowed pursuant to the Plan or Allowed by Final Order subsequent to the Effective Date. Any objections to Claims shall be served and filed on or before the later of: (a) one hundred twenty (120) days after the Effective Date, and (b) such date as may be fixed by the Bankruptcy Court, whether fixed before or after the date specified in clause (a) above.

7.2.	Payments and Distributions with Respect to Disputed Claims.

Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

7.3.	Estimation of Claims.

The Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent, unliquidated or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtor previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated or Disputed Claim, the amount so estimated shall constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.

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All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

7.4.	Distributions Relating to Disputed Claims.

At such time (if any) as a Disputed Claim becomes an Allowed Claim, the Disbursing Agent shall distribute to the holder of such Claim, such holder’s pro rata portion of the property distributable with respect to the Class in which such Claim belongs. To the extent that all or a portion of a Disputed Claim is Disallowed, the holder of such Claim shall not receive any distribution on account of the portion of such Claim that is Disallowed and any property withheld pending the resolution of such Claim shall be reallocated pro rata to the holders of Allowed Claims in the same class.

7.5.	Distributions after Allowance.

To the extent that a Disputed Claim becomes an Allowed Claim after the Effective Date, a distribution shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim, the distribution to which such holder is entitled hereunder.

7.6.	Preservation of Rights to Settle Claims.

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle or compromise (or decline to do any of the foregoing) all claims, rights, causes of action, suits and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their estates may hold against any person or entity without the approval of the Bankruptcy Court, subject to the terms of section 7.1 hereof, the Confirmation Order, the Purchase Agreement, the Amended and Restated Credit Agreement and any contract, instrument, release, indenture or other agreement entered into in connection herewith. The Reorganized Debtors or their successor(s) may pursue such retained claims, rights or causes of action, suits or proceedings, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.

7.7.	Disallowed Claims.

All claims held by persons or entities against whom or which any Debtor or Reorganized Debtor has commenced a proceeding asserting a cause of action under sections 542, 543, 544, 545, 547, 548, 549 and/or 550 of the Bankruptcy Code shall be deemed “disallowed” claims pursuant to section 502(d) of the Bankruptcy Code and holders of such claims shall not be entitled to vote to accept or reject the Plan. Claims that are deemed disallowed pursuant to this section shall continue to be disallowed for all purposes until the avoidance action against such party has been settled or resolved by Final Order and any sums due to the Debtors or the Reorganized Debtors from such party have been paid.

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SECTION 8.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES
8.1.	General Treatment.

As of, and subject to the occurrence of the Effective Date, and subject to section 8.2 herein, all executory contracts and unexpired leases (including, in each case, any related amendments, supplements, consents, estoppels, or ancillary agreements) to which any of the Debtors are parties are hereby assumed except for an executory contract or unexpired lease that (i) previously has been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (ii) is specifically designated by the Plan Investors or Debtors, with the consent of each Plan Investor, as a contract or lease to be rejected on the Schedule of Rejected Contracts attached hereto as Exhibit A, or (iii) is the subject of a separate (a) assumption motion filed by the Debtors, or (b) rejection motion filed by the Debtors under section 365 of the Bankruptcy Code prior to the Confirmation Date. For the avoidance of doubt, nothing contained in this Section 8 shall be construed as modifying the obligations of TER Holdings and Reorganized TER Holdings under the Purchase Agreement.

8.2.	Cure of Defaults.

Except to the extent that different treatment has been agreed to by the nondebtor party or parties to any executory contract or unexpired lease to be assumed pursuant to section 8.1 hereof, the Debtors shall, pursuant to the provisions of sections 1123(a)(5)(G) and 1123(b)(2) of the Bankruptcy Code and consistent with the requirements of section 365 of the Bankruptcy Code, within twenty (20) days prior to the commencement of the Confirmation Hearing, file and serve a schedule with the Bankruptcy Court listing the cure amounts of all executory contracts or unexpired leases to be assumed. Any party that fails to object to the applicable cure amount shall be forever barred, estopped and enjoined from disputing the cure amount and/or from asserting any Claim against the applicable Debtor or Reorganized Debtor arising under section 365(b)(1) of the Bankruptcy Code except as set forth in the schedule of cure amounts. If there are any objections filed, the cure payments, if any, required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving such dispute. The Debtors shall retain their right to reject any of their executory contracts or unexpired leases that are subject to a dispute, including contracts or leases that are subject to a dispute concerning amounts necessary to cure any defaults, until the entry of a Final Order resolving such dispute.

8.3.	Rejection Claims.

In the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a timely filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective properties or interests in property as agents, successors or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors and the Reorganized Debtors on or before the date that is thirty (30) days after the Confirmation Date or such later rejection date that occurs as a result of a dispute concerning amounts necessary to cure any defaults.

8.4.	Assignment and Effect of Assumption and/or Assignment

Any executory contract or unexpired lease assumed or assumed and assigned shall remain in full force and effect for the benefit of the Reorganized Debtor or assignee in accordance with its terms,

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notwithstanding any provision in such executory contract or unexpired lease (including those of the type described in sections 365(b)(2) of the Bankruptcy Code) that prohibits, restricts or conditions such assumption, transfer or assignment. Any provision that prohibits, restricts or conditions the assignment or transfer of any such executory contract or unexpired lease or that terminates or modifies such executory contract or unexpired lease or allows the counterparty to such executory contract or unexpired lease to terminate, modify, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon any such transfer and assignment constitutes an unenforceable anti-assignment provision and is void and of no force or effect.

8.5.	Survival of the Debtors’ Indemnification Obligations.

Any obligations of the Debtors pursuant to their corporate charters and bylaws or other organizational documents to indemnify current and former officers and directors of the Debtors with respect to all present and future actions, suits and proceedings against the Debtors or such directors and/or officers, based upon any act or omission for or on behalf of the Debtors shall not be discharged or impaired by confirmation of the Plan, provided that the Reorganized Debtors shall not indemnify directors of the Debtors for any matters that are excluded from the releases in sections 10.5 and 10.6. To the extent provided in this section 8.5, such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors hereunder and shall continue as obligations of the Reorganized Debtors; provided, however, that prepetition indemnification obligations not expressly assumed under this section 8.5 shall be rejected on the Effective Date.

8.6.	Insurance Policies.

All insurance policies pursuant to which the Debtors have any obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect. All other insurance policies shall revest in the Reorganized Debtors.

8.7.	Casino Property Leases.

For purposes of the Plan, “Casino Property Leases” shall mean each of the following: (i) the ground lease dated as of July 1, 1980, by and between Magnum Associates and Magnum Associates II, as lessor, and Atlantic City Seashore 1, Inc., as lessee, (ii) the ground lease dated as of July 1, 1980, by and between SSG Enterprises, as lessor, and Atlantic City Seashore 2, Inc., as lessee, (iii) the agreement of lease dated July 11, 1980, by and between Plaza Hotel Management Company, as lessor, and Atlantic City Seashore 3, as lessee, (iv) the amended and restated lease agreement dated September 1991, by and between Trump Taj Mahal Associates, LLC, as landlord, and Trump Taj Mahal Associates, LLC, as tenant, and (v) the lease agreement by and between the State of New Jersey acting through the Department of Environmental Protection, Division of Parks and Forestry, as landlord, and Trump Marina Associates, L.L.C., as tenant. The Casino Property Leases shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect.

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SECTION 9.	CONDITIONS PRECEDENT TO THE EFFECTIVE DATE.
9.1.	Conditions Precedent to the Effective Date.

The occurrence of the Effective Date of the Plan is subject to the following conditions precedent:

(a)        all actions, documents and agreements necessary to implement the Plan, including, without limitation, all actions, documents and agreements necessary to implement the Purchase Agreement, the Amended and Restated Credit Agreement and the Amended Organizational Documents, each in form and substance satisfactory to BNAC, the Agents, the First Lien Lenders, Mr. Trump and the Debtors (with respect to the Debtors, solely as to the Purchase Agreement and the Amended and Restated Credit Agreement), and the transactions and other matters contemplated thereby, shall have been effected or executed;

(c)        (i) all conditions to the consummation of the First Closing (as defined in the Purchase Agreement) outlined in Article VI of the Purchase Agreement shall have been satisfied or waived in accordance with the terms of the Purchase Agreement, and (ii) all conditions to closing outlined in Article III of the Amended and Restated Credit Agreement shall have been satisfied or waived in accordance with the terms of the Amended and Restated Credit Agreement;

(d)       the Purchase Agreement and the Amended and Restated Credit Agreement each shall be in full force and effect; and

(e)        the Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents necessary to implement the Plan and that are required by law, regulation or order.

9.2.	Waiver of Conditions Precedent to Effective Date.

BNAC, the Agents, the First Lien Lenders, Mr. Trump and the Debtors shall have the right to jointly waive one or more of the conditions precedent set forth in section 9.1 of this Plan.

9.3.	Effect of Failure of Conditions to Effective Date.

If the Effective Date does not occur on or prior to one hundred and eighty (180) days after the Confirmation Date (which date may be extended with the consent of each of BNAC and Mr. Trump by written notice to TER Holdings for up to sixty (60) additional days if the necessary regulatory approvals have not been obtained) then any Plan Investor or the Debtors may move to vacate the Confirmation Order. If the Effective Date does not occur or if the Confirmation Order is vacated (i) no distributions under the Plan shall be made, (ii) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, and (iii) all the Debtors’ obligations with respect to the Claims and the Equity Interests shall remain unchanged and nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtors or any other entity or to prejudice in any manner the rights of the Debtors or any other entity in any further proceedings involving the Debtors or otherwise.

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SECTION 10.	EFFECT OF CONFIRMATION
10.1.	Vesting of Assets.

On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors’ estates shall vest in the Reorganized Debtors free and clear of all Claims, liens, encumbrances, charges and other interests, except as provided herein and other than the Prepetition First Priority Liens (as defined in the Final Cash Collateral Order) or any other liens or security interests granted to secure any indebtedness and obligations under the Amended and Restated Credit Agreement or any other “Loan Documents” as defined therein. The Reorganized Debtors may operate their businesses and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided herein including, without limitation, section 4.3 of the Plan. On the Effective Date, except as provided herein and except for the Prepetition First Priority Liens (as defined in the Final Cash Collateral Order) or any other liens or security interests granted to secure any indebtedness and obligations under the Amended and Restated Credit Agreement or any other “Loan Documents” as defined therein, all mortgages, deeds of trust, liens, pledges, or other security interests against any property of the Debtors or their estates shall be fully released, terminated and discharged without further notice or action by the Debtors, Reorganized Debtors, holders of any such mortgages, deeds of trust, liens, pledges, or other security interests against any property of the Debtors or their estates, the Bankruptcy Court or any applicable federal, state or local governmental agency or department.

10.2.	Discharge

Except as otherwise provided herein or contemplated hereby, the rights afforded herein and the payments and distributions to be made hereunder shall (i) discharge all existing debts and Claims other than the First Lien Lender Claims which will be treated in accordance with section 4.3 of this Plan, and (ii) terminate all Equity Interests of any kind, nature or description whatsoever against or in TER and the Debtor Subsidiaries, to the fullest extent permitted by section 1141 of the Bankruptcy Code. Except as otherwise provided herein or in the Confirmation Order, all persons or entities who have held, now hold, or may hold Claims against any of the Debtors or Equity Interests in TER, and all other parties in interest, along with their respective present and former employees, agents, officers, directors, principals and affiliates, are permanently enjoined from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to such Claim against the Debtors or the Reorganized Debtors or Equity Interest in TER, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors or the Reorganized Debtors, (iii) creating, perfecting or enforcing any encumbrance of any kind against the Debtors or the Reorganized Debtors or against the property or interests in property of the Debtors or the Reorganized Debtors, or (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors or the Reorganized Debtors, with respect to such Claim against any of the Debtors or Equity Interest in TER. Such injunction shall extend to any successors of the Debtors and Reorganized Debtors and their respective properties and interest in properties.

10.3.	Term of Injunctions or Stays.

Unless otherwise provided, all injunctions or stays arising under or entered during the Reorganization Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on

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the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

10.4.	Injunction Against Interference with Plan.

Upon the entry of the Confirmation Order, all holders of Claims and Equity Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

10.5.	Mutual Releases.

On the Effective Date, the Released Parties shall be deemed to and hereby unconditionally and irrevocably release each other from any and all claims, interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such entity or person would have been legally entitled to assert (whether individually or collectively), relating to any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganization Cases, or the Plan, except that (i) no Released Party shall be released from any act or omission that constitutes gross negligence, willful misconduct or fraud as determined by Final Order of a court of competent jurisdiction, and (ii) the foregoing release shall not apply to any express contractual or financial obligations owed to the Debtors or the Reorganized Debtors or any right or obligation arising under or that is part of the Plan or an agreement entered into pursuant to, in connection with or contemplated by, the Plan, including without limitation, the obligations under the Purchase Agreement, the Amended Organizational Documents, the Beal Commitment Letter, the Amended and Restated Credit Agreement and all ancillary and related documents thereto.

10.6.	Exculpation.

As of the Effective Date, the following parties, entities and individuals shall have no liability for any prepetition or postpetition act taken or omitted to be taken in connection with, or related to the Reorganization Cases or formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the consummation of the Plan, the Disclosure Statement, the Purchase Agreement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or any other pre-Effective Date act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors except for any express contractual or financial obligations owed to the Debtors, the Reorganized Debtors or the Non-Debtor Released Parties or any right or obligation arising under or that is part of the Plan or an agreement entered into pursuant to, in connection with or contemplated by, the Plan, including without limitation, the obligations under the Purchase Agreement, the Amended Organizational Documents, the Amended and Restated Credit Agreement and all ancillary and related documents thereto: (i) the current and former directors, officers and employees of the Debtors and the Reorganized Debtors; (ii) the affiliates, agents, financial advisors, investment bankers, professionals, accountants and attorneys of the Debtors and the Reorganized Debtors and their respective partners, owners and members; (iii) BNAC, the First Lien Lenders and the Agents and their respective members, agents, financial advisors, investment bankers, professionals, accountants and attorneys (including partners, owners and members thereof); and (iv) each Plan Investor and their respective affiliates, agents, financial advisors, investment bankers, professionals, accountants and attorneys (including partners, owners and members thereof). Such parties, entities and

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individuals shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under this Plan and the ancillary documents hereto. Notwithstanding the foregoing, the provisions of this section 10.6 shall not limit any liability on the part of the aforementioned parties that is determined by a Final Order of a court of competent jurisdiction for actions or failure to act amounting to willful misconduct, intentional fraud or criminal conduct.

10.7.	Injunction Related to Releases

Upon the Effective Date, the commencement or prosecution by any person or entity, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities (a) released pursuant to this Plan, including but not limited to the Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released in sections 10.5 and 10.6 of the Plan, or (b) subject to indemnification by the Debtors or Reorganized Debtors pursuant to Section 8.5 hereof, shall be enjoined.

10.8.	Retention of Causes of Action/Reservation of Rights.

(a)        Nothing contained herein or in the Confirmation Order shall be deemed to be a waiver or the relinquishment of any rights or causes of action that the Debtors or the Reorganized Debtors may have or which the Reorganized Debtors may choose to assert on behalf of their respective estates under any provision of the Bankruptcy Code or any applicable non-bankruptcy law or rule, common law equitable principle or other source of right or obligation, including, without limitation, (i) any and all Claims against any person or entity, to the extent such person or entity asserts a crossclaim, counterclaim and/or Claim for setoff which seeks affirmative relief against the Debtors, the Reorganized Debtors, their officers, directors or representatives; and (ii) the turnover of any property of the Debtors’ estates; provided,however, that this section 10.9(a) shall not apply to any claims released in section 10.5 herein.

(b)       Nothing contained herein or in the Confirmation Order shall be deemed to be a waiver or relinquishment of any claim, cause of action, right of setoff or other legal or equitable defense which the Debtors had immediately prior to the Commencement Date, against or with respect to any Claim left unimpaired by the Plan. The Reorganized Debtors shall have, retain, reserve and be entitled to assert all such claims, causes of action, rights of setoff and other legal or equitable defenses which they had immediately prior to the Commencement Date fully as if the Reorganization Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights respecting any Claim left unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Reorganization Cases had not been commenced.

10.9.	Solicitation of the Plan.

As of and subject to the occurrence of the Confirmation Date: (i) the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation and (ii) the Debtors and each of their respective directors, officers, employees, affiliates, agents, financial advisors, investment bankers, professionals, accountants and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for

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any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

10.10.	Plan Supplement.

The Plan Supplement shall be filed with the Clerk of the Bankruptcy Court by no later than five Business Days prior to the Confirmation Hearing. All contents of the Plan Supplement shall be in form and substance acceptable to BNAC, the Agents, the First Lien Lenders and Mr. Trump. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Documents to be included in the Plan Supplement will be posted at www.terrecap.com as they become available, but no later than 10 calendar days prior to the deadline set to file objections to confirmation of the Plan.

10.11.	Corporate Action.

On the Effective Date, all matters provided for herein that would otherwise require approval of the stockholders, directors, general or limited partners, or members of one or more of the Debtors or Reorganized Debtors, including without limitation, the authorization (i) to issue or cause to be issued the New Common Stock and New Partnership Interests, and (ii) for documents and agreements to be effectuated pursuant to the Plan, the election or appointment as the case may be, of directors and officers of the Reorganized Debtors (and the designation of the general partner of Reorganized TER Holdings) pursuant to the Plan and the Amended Organization Documents, and the qualification of each of the Reorganized Debtors as a foreign corporation or entity wherever the conduct of business by such entity requires such qualification, shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the applicable general corporation, limited partnership or limited liability company law of the states in which the Debtors or the Reorganized Debtors are organized, without any requirement of further action by the stockholders, directors, general or limited partners, or members of the Debtors or the Reorganized Debtors.

SECTION 11.	RETENTION OF JURISDICTION

On and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising in, arising under, and related to the Reorganization Cases for, among other things, the following purposes:

(a)        to hear and determine motions and/or applications for the assumption or rejection of executory contracts or unexpired leases and the allowance, classification, priority, compromise, estimation or payment of Claims resulting therefrom;

(b)       to determine any motion, adversary proceeding, application, contested matter and other litigated matter pending on or commenced after the Confirmation Date;

(c)        to ensure that distributions to holders of Allowed Claims are accomplished as provided herein;

(d)       to consider Claims or the allowance, classification, priority, compromise, estimation or payment of any Claim;

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(e)        to enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified or vacated;

(f)        to issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to facilitate compliance with, and to restrain interference by any person with the consummation, implementation or enforcement of the Plan, the Confirmation Order or any other order of the Bankruptcy Court and the transactions contemplated hereby and thereby;

(g)       to hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(h)       to hear and determine all applications under sections 330, 331 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date;

(i)        to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated hereby or under the Purchase Agreement or Amended and Restated Credit Agreement, or any agreement, instrument or other document governing or relating to any of the foregoing, including without limitation, any disputes arising between the Effective Date and the Second Closing Date;

(j)        to take any action and issue such orders as may be necessary to construe, enforce, implement, execute and consummate the Plan or to maintain the integrity of the Plan following consummation;

(k)       to hear any disputes arising out of, and to enforce, the order approving alternative dispute resolution procedures to resolve personal injury, employment litigation and similar claims pursuant to section 105(a) of the Bankruptcy Code;

(l)        to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(m)      to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

(n)       to hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(o)	to enter a final decree closing the Reorganization Cases;

(p)       to recover all assets of the Debtors and property of the Debtors’ estates, wherever located; and

(q)       to hear and determine any rights, Claims or causes of action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal statute or legal theory.

26

SECTION 12.	MISCELLANEOUS PROVISIONS
12.1.	Payment of Statutory Fees.

On the Effective Date, and thereafter as may be required, the Debtors shall pay all fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

12.2.	Substantial Consummation.

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

12.3.	Request for Expedited Determination of Taxes.

The Reorganized Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Commencement Date through the Effective Date.

12.4.	Retiree Benefits.

On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits (within the meaning of, and subject to the limitations of, section 1114 of the Bankruptcy Code), if any, at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtor had obligated itself to provide such benefits. Nothing herein shall: (a) restrict the Debtors’ or the Reorganized Debtors’ right to modify the terms and conditions of the retiree benefits, if any, as otherwise permitted pursuant to the terms of the applicable plans, non-bankruptcy law, or section 1114(m) of the Bankruptcy Code; or (b) be construed as an admission that any such retiree benefits are owed by the Debtors.

12.5.	Amendments.

(a)        Plan Modifications. The Plan may be amended, modified or supplemented by the Debtors or the Reorganized Debtors, with the consent of BNAC, the Agents, the First Lien Lenders and Mr. Trump, to the extent required by the Purchase Agreement in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code. In addition, after the Confirmation Date, and with the consent of BNAC, the Agents, the First Lien Lenders and Mr. Trump, the Debtors may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and effects of the Plan.

(b)       Other Amendments. Prior to the Effective Date, and with the consent of BNAC, the Agents the First Lien Lenders and Mr. Trump, to the extent required by the Purchase Agreement the Debtors may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court.

27

12.6.	Effectuating Documents and Further Transactions.

Each of the officers of the Reorganized Debtors is authorized, in accordance with his or her authority under the resolutions of the applicable board of directors, to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

12.7.	Revocation or Withdrawal of the Plan

The Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date; provided, however, that the Debtors shall obtain the prior written consent of BNAC, the Agent for the First Lien Lenders, and Mr. Trump as a condition to their exercise of any such right or the taking of any such action, except that no such consent shall be required if, after notice and a hearing, the Bankruptcy Court determines that the Debtors have demonstrated that such revocation or withdrawal of the Plan is required and necessary in order for the Debtors to satisfy their fiduciary duty to their creditors. If the Debtors take such action, the Plan shall be deemed null and void. In such event, nothing contained herein shall constitute or be deemed to be a waiver or release of any Claims or remedies by or against the Debtors or any other person or to prejudice in any manner the rights and remedies of the Debtors or any person in further proceedings involving the Debtors.

12.8.	Severability.

If, prior to the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, solely upon the request of the Debtors with the prior written consent of BNAC, the Agents the First Lien Lenders and Mr. Trump, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms. No alteration or interpretation of the Plan pursuant to this section 12.7 shall operate to modify or amend the terms and conditions of the Purchase Agreement or the Amended and Restated Credit Agreement unless such modification or amendment has been consented to as required pursuant to such agreement.

12.9.	Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a schedule in the Plan Supplement provides otherwise, the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

28

12.10.	Time.

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.11.	Binding Effect.

The Plan shall be binding upon and inure to the benefit of the Debtors, the holders of Claims and Equity Interests, and each of their respective successors and assigns, including, without limitation, the Reorganized Debtors.

12.12.	Notices.

All notices, requests and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Trump Entertainment Resorts, Inc.

1000 Boardwalk Drive

Atlantic City, New Jersey 08401

Facsimile: (609) 449-6705

Attn: Mark Juliano

Robert M. Pickus, Esq

- and -

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn: Michael F. Walsh, Esq.

Ted S. Waksman, Esq.

Telephone: (212) 310-8000

Telecopier: (212) 310-8007

- and -

McCarter & English, LLP

Four Gateway Center, 100 Mulberry Street

Newark, New Jersey 07102

Attn: Charles A. Stanziale, Jr., Esq.

Lisa S. Bonsall, Esq.

Telephone: (973) 622-4444

Telecopier: (973) 624-7070

with copies to:

Akin Gump Strauss Hauer & Feld LLP

29

1700 Pacific Avenue

Suite 4100

Dallas, Texas 75201

Attn: Charles R. Gibbs, Esq.

Telephone: (214) 969-2800

Telecopier: (214) 969-4343

-and-

Kasowitz, Benson, Torres & Friedman LLP

1633 Broadway

New York, New York 10019

Attn:	David M. Friedman, Esq.
Adam L. Shiff, Esq.

Telephone: (212) 506-1700

Telecopier: (212) 506-1800

30

Dated:	Atlantic City, New York
August 3, 2009

Respectfully submitted,

TCI 2 Holdings, LLC

Trump Entertainment Resorts, Inc.

Trump Entertainment Resorts Holdings, L.P.

Trump Entertainment Resorts Funding, Inc.

Trump Entertainment Resorts Development Company, LLC

Trump Taj Mahal Associates, LLC, d/b/a Trump Taj Mahal Casino Resort

Trump Plaza Associates, LLC, d/b/a Trump Plaza Hotel and Casino

Trump Marina Associates, LLC, d/b/a Trump Marina Hotel Casino

TER Management Co., LLC

TER Development Co., LLC

By:	/s/ Mark Juliano
Name: Mark Juliano
Title: Chief Executive Officer

31

EXHIBITS AND SCHEDULES

TO THE PLAN OF REORGANIZATION

32

Exhibit A

Schedule 8.1

SCHEDULE OF EXECUTORY

CONTRACTS TO BE REJECTED

To be filed subsequently.

Exhibit F: Liquidation Analysis

EXHIBIT F

LIQUIDATION UNDER CHAPTER 7

Section 1129(a)(7) of the Bankruptcy Code requires that each holder of an impaired claim or equity interest receive property on account of such claim or interest with a value not less than the value of the property such holder would receive in a liquidation conducted under chapter 7 of the Bankruptcy Code. The following analysis and computations (the “Liquidation Analysis”) have been prepared by the Debtors’ senior management, with the assistance of Deloitte Financial Advisory Services LLP (“Deloitte”), as an estimate of the values which might be realized by all classes of creditors in the event the assets of the Debtors were to be liquidated in chapter 7 cases under the Bankruptcy Code.

Under the Plan, Classes 3A - 3J (First Lien Lender Claims), 4A-4E (Second Lien Note Claims), 5A-5J (General Unsecured Claims), 6 (Intercompany Claims), 7 (Section 501(b) Claims), 8 (TER Equity Interests), 9 (TER Holdings Equity Interests) and 10 (Subsidiary Equity Interests) are impaired. Classes 3A - 3J are impaired because the Plan changes the payment terms of the obligations underlying such Claims and provides an overall recovery to that Class of 94%. The Liquidation Analysis shows that the holders of Claims in Classes 3A - 3J would receive less value in a liquidation under chapter 7 than they will receive under the Plan. The Claims and interests in Classes 4A-4E (Second Lien Note Claims), 5A-5J (General Unsecured Claims), 6 (Intercompany Claims), 7 (Section 501(b) Claims), 8 (TER Equity Interests), 9 (TER Holdings Equity Interests) and 10 (Subsidiary Equity Interests) are impaired because the Plan does not provide any property to the holders of claims or interests. The Liquidation Analysis shows that the holders of claims or interests in such classes also would not receive any property in a liquidation under chapter 7.

The tables set forth below show the application of the Liquidation Analysis as to each Class.

This Liquidation Analysis is hypothetical and based on a number of estimates and assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Debtors. Accordingly, while the analysis that follows is necessarily presented with numerical specificity, there can be no assurance that the values estimated would be realized if the Debtors were in fact liquidated.

NO REPRESENTATION OR WARRANTY CAN OR IS BEING MADE WITH RESPECT TO THE ACTUAL PROCEEDS THAT COULD BE RECEIVED IN A CHAPTER 7 LIQUIDATION OF THE DEBTORS. THE LIQUIDATION VALUATIONS HAVE BEEN PREPARED SOLELY FOR PURPOSES OF ESTIMATING PROCEEDS AVAILABLE IN A CHAPTER 7 LIQUIDATION OF THE DEBTORS’ ESTATES AND DO NOT REPRESENT VALUES THAT MAY BE APPROPRIATE FOR ANY OTHER PURPOSES. NOTHING CONTAINED IN THESE VALUATIONS IS INTENDED OR MAY CONSTITUTE A CONCESSION OR ADMISSION BY THE DEBTORS FOR ANY OTHER PURPOSE.

Approach

A trustee in a chapter 7 case is charged with liquidating the debtor’s assets as expeditiously as possible in order to make distributions to creditors and, if applicable, equity interest holders. Such a “forced” sale typically results in additional expenses, including the trustee’s compensation and the expenses of its counsel and other advisors. In addition, such a sale is likely to result in lower net proceeds than a sale under normal circumstances as a consequence of the additional risks assumed by potential buyers due to a shortened diligence process, potentially negative perceptions involved in liquidation sales, the current state of the capital markets, the limited universe of prospective distress buyers for these types of properties, and the “bargain hunting” mentality of liquidation sales.

For purposes of the Liquidation Analysis, the Debtors, assisted by Deloitte, separately evaluated each of the Debtors’ casino properties, as well as certain ancillary property, such as a warehouse and personal property. Management and Deloitte used a variety of liquidation valuation methodologies for each of the three casino properties, due to each properties unique characteristics and circumstances.

Trump Taj Mahal Resort

The Trump Taj Mahal Casino Resort (the “Trump Taj Mahal Resort”) was valued on a “going concern” basis, using methodologies similar to those used by Lazard and described in Section V.E (Valuation of the Debtors). Those methodologies were used because The Trump Taj Mahal Resort is generating significant positive cash flows and is viewed as the most marketable of the Debtors’ casino properties. However, for purposes of the Liquidation Analysis, the currently pending sale of the Tropicana Casino and Resort was viewed as an important comparable transaction because it represents a distressed sale of a casino in the Atlantic City market by a conservator appointed by the New Jersey Gaming Commission.

After determining the “going concern” value for this casino, adjustments were made or considered for non-operating assets, such as excess land and excess cash. Finally, management and Deloitte applied a 25% reduction to the “going concern” value to approximate the effect of the factors involved in a “forced sale” in a chapter 7 liquidation scenario.

Trump Plaza Casino

The Trump Plaza Hotel and Casino (“Trump Plaza Casino”) would require a significant investment of new capital to improve its operating performance and thereby justify a sale to a third party as a going concern. In today’s economic environment, such a capital investment is highly unlikely. Therefore, management and Deloitte concluded that, in a liquidation scenario, a prospective purchaser would pay no more for the Trump Plaza Casino than the estimated value of the underlying land, less the estimated cost of demolition of the buildings and certain transaction costs, such as brokers’ fees and real estate transfer taxes. Therefore, Deloitte used standard real estate appraisal techniques to estimate the hypothetical liquidation value of the real property.

In addition, the personal property at the Trump Plaza Casino would either be liquidated separately or purchased by the entity purchasing the land. Personal property includes gaming equipment and slot machines, hotel furniture and fixtures, restaurant furniture, and kitchen equipment. Most of such personal property would be liquidated at a significant discount to replacement cost or fair market value.

Trump Marina Casino

For the Trump Marina Hotel Casino (the “Trump Marina Casino”), management and Deloitte valued the property by adopting Lazard’s analysis of the current bid for such property from Coastal.

Support Facilities and Related Assets

•	Trump Taj Mahal Resort Warehouse

The warehouse was valued using a sales comparison approach. Deloitte has identified sales and listings of industrial buildings in the same industrial park as the warehouse, or in close proximity.

•	Certain Personal Property

The Debtors hold many slot machines in the warehouse mentioned above. In estimating the value of this personal property, it is assumed that the majority of the items can be liquidated to a third party purchaser preceding the sale of the building. Due to the current economic conditions and weakness in the gaming and hospitality industries, the slot machines would be liquidated at a significant discount to replacement cost or fair market value.

•	Gaming and Alcohol Licenses

The New Jersey gaming licenses are non-transferable.

The Debtors’ Atlantic City liquor licenses are issued by the New Jersey Casino Control Commission and are dependent on certain contingencies that potentially invalidate them in a chapter 7 liquidation. Therefore, for the purposes of this Liquidation Analysis, the Atlantic City liquor licenses are assumed to have no value.

•	Other Assets

Under a chapter 7 liquidation, it is assumed that the license agreement between the Debtors and Donald J. Trump would be assignable. For purposes of this Liquidation Analysis no separate value was ascribed to this asset. Likewise, for purposes of this Liquidation Analysis, it is assumed that there is no salable value for the Debtors’ customer lists, trademarks, patents, and any other intellectual property due to the inherent uncertainty surrounding the value of these assets.

Allocation of Proceeds

The Liquidation Analysis necessarily contains estimates of the amounts of Claims that will ultimately become allowed Claims. Estimates for various classes of Claims are based solely upon the evaluation of the Debtors’ books and records. No order or finding has been entered by the Court estimating or otherwise fixing the amount of Claims as set forth in this Liquidation Analysis. Certain Claims such as priority employee Claims, rejection Claims associated with leases and executory contracts, litigation claims, tax assessments or claims of gaming regulators were not estimated.

Liquidation proceeds are allocated in the following priority: (i) first to the costs, fees and expenses associated with the liquidation; (ii) second to the secured creditors to the extent of the value of their collateral; (iii) third to any administrative Claims, priority Claims and other Claims entitled to priority in payment under the Bankruptcy Code; and (iv) fourth to unsecured Claims.

Other Assumptions

This Liquidation Analysis assumes a liquidation of the Debtors’ assets over six to twelve months. This time period reflects an estimate of the time required to dispose of the material assets as well as collection of any and all receivables.

It is assumed that in a chapter 7 liquidation, a conservator would be appointed by the New Jersey Casino Control Commission. It is assumed that the conservator would run the Trump Taj Mahal Resort during the liquidation period until a buyer could be found. For the Trump Plaza Casino, it is assumed that the conservator would immediately begin to close down this hotel casino. It is assumed that cash flows during the liquidation period from the Trump Taj Mahal Resort would offset the costs of wind down for this property.

Conclusion

Based on the assumptions used in this Liquidation Analysis, there would be no recovery for the holders of Second Lien Notes, nor any recovery for administrative, priority, or unsecured Claims and the Claims of the senior secured lenders would be impaired.

Trump Entertainment Resorts ($ in 000s)

					Trump Entertainment Resorts
	Notes Ref.	Book Value as of April 30, 2009	Asset Retention Percentage		Hypothetical Liquidation Values
			Low	High	Low	High

Plaza & TER
Current Assets
Cash & Cash Equivalents	(1)	28,347	100%	100%	28,347	28,347
Accounts Receivables, Net	(2)	6,858	25%	50%	1,715	3,429
Accounts Receivable, Other	(2)	1,492	25%	50%	373	746
Re Tax Receivable		3,665	75%	100%	2,749	3,665
Inventories	(3)	2,187	0%	10%	0	219
Prepaid and Other	(4)	4,114	0%	5%	0	206
Def Income Taxes – Current		11,886	0%	0%	0	0
Current Assets		$58,549	57%	63%	$33,183	$36,611

Property & Equipment
Property & Equipment		452,192
Accumulated Depreciation		(76,847)
Property & Equipment, Net	(5)	$375,345	9%	11%	$34,000	$41,000

Restricted Cash		2,607	0%	0%	0	0

Intangible Assets
Leasehold Int		22
Customer Relation		0
Tradenames		16,780
Intangible Assets, Net		$16,802	0%	0%	$0	$0

Other Assets
Re Tax Receivable – L/T		9,562	25%	50%	2,391	$4,781
Def Income Taxes – Noncurrent		0	0%	0%	0	0
CRDA Investments		15,651	0%	0%	0	0
Other Assets, Net		17,210	0%	10%	0	1,721
Other Assets	(6)	$42,423	6%	15%	$2,391	$6,502

Total Assets – Plaza & TER		$495,726	14%	17%	$69,574	$84,113

Total Assets – Marina	(5)	$267,806	9%	9%	$23,500	$23,500

Total Assets – Taj Mahal	(5)	$1,234,120	21%	25%	$265,070	$310,220

Total Proceeds Available for Distribution		$1,729,846			$358,144	$417,833

Wind-Down Costs
Wind-Down Costs					(38,760)	(21,911)
Professional Fees	(7)				(10,935)	(7,232)
Trustee fees	(8)				(11,468)	(9,566)
Subtotal Wind-down Costs					($61,162)	($38,709)

Net Proceeds Available after for Distribution after Wind-Down Costs	(9)				$296,981	$379,124

Trump Entertainment Resorts ($ in 000s)

Trump Entertainment Resorts
	Notes Ref.	Book Value as of April 30, 2009	Asset Retention Percentage		Hypothetical Liquidation Values
			Low	High	Low	High

Claims of Secured Creditors	(10)	61.5%	78.6%
2007 Credit Facility		(296,981)	(379,124)

Net Proceeds Available after Claims of Secured Creditors		$0	$0

Administrative & Other Priority Claims	(12)	0.0%	0.0%
Tax Claim		0	0

Net Proceeds Available for Distribution to Unsecured Creditors		$0	$0

General Unsecured Claims	(12)	0.0%	0.0%
Senior Notes		0	0
		0.0%	0.0%
Accounts Payable		0	0
		0.0%	0.0%
Accrued Expenses		0	0

Net Proceeds Available After Distribution for General Unsecured Claims		$0	$0

NOTES THE LIQUIDATION ANALYSIS

Note 1 - Cash and Cash Equivalents

Cash and cash equivalents are presented on a consolidated basis as represented by the Debtors’ April 30, 2009 unaudited financial statements. Based on discussions with Management, we have assumed that the cash at the Trump Taj Mahal Resort and Trump Marina Casino is required for working capital purposes. Other cash and cash equivalent are assumed to be 100% recoverable.

Note 2 - Accounts Receivable

The majority of the Debtors’ receivables arise from customer gaming “markers” or lines of credit. Given the significant future uncertainty involved in any sale, it is assumed that collection of receivables would be significantly negatively impacted.

Note 3 - Inventory

Inventory is comprised largely of food, beverage, employee uniforms and miscellaneous goods from gift shops and the like. Based on the types of inventory held, it is estimated that approximately one-half of the inventory would be able to be sold at auction at a discount to book value based on traditional liquidation and going out of business sales.

Note 4 - Prepaid and Other Current Assets

Prepaid and Other Current Assets are comprised largely of prepaid insurance and prepaid slot machine licensing fees. It is assumed that a portion of the unutilized prepaid amounts are collectible.

Note 5 - Property and Equipment

Property and equipment are generally comprised of land, buildings and improvements and personal property used in the operation of each of the casino properties.

Note 6 - Other Assets

Other Assets are comprised largely of Casino Reinvestment Development Authority deposits and investments, prepaid rent and retainers to professionals. A portion of these assets is assumed to be collectible.

Note 7 – Professional Fees

Professional fees represent the costs related to attorneys and financial advisors retained by a chapter 7 Trustee.

Note 8 - Trustee Fees

In accordance with section 326 of the Bankruptcy Code, the statutory maximum fee allowed to a trustee in a chapter 7 liquidation is 3% of monies disbursed. For the purpose of this Liquidation Analysis, the fee is based on 3% of the total proceeds available for distribution less cash and payments to professionals.

Note 9 - Net Proceeds Available for Distribution

The senior secured creditors hold security interests in all of the assets of the estate.

Proceeds from the hypothetical liquidation of the assets under chapter 7, after payment of administrative costs of the chapter 7 liquidation, would be distributed to the holders of the senior secured credit facility (the “First Lien Lenders”).

Note 10 – Administrative, Priority and General Unsecured Claims

This Liquidation Analysis reveals that all proceeds from a chapter 7 liquidation, after payment of the wind down costs, are fully distributed to the First Lien Lenders leaving nothing to distribute to any other class of creditor. As such, values for administrative, priority and general unsecured Claims were not estimated.